Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

HG ENERGY II LLC

as Seller,

HG ENERGY II PRODUCTION HOLDINGS, LLC

and

HG ENERGY II MIDSTREAM HOLDINGS, LLC

as the Companies,

and

ANTERO RESOURCES CORPORATION

and

ANTERO MIDSTREAM PARTNERS LP

collectively, as Buyer

Dated as of December 5, 2025

TABLE OF CONTENTS

i

LIST OF ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A-1
Part 1	Leases and Fee Minerals (Pooled/Unitized)
Part 2	Leases and Fee Minerals (Unpooled)
Annex A-2	Wells
Annex A-3	DSUs
Annex A-4	Surface Rights and Rights-of-Way
Annex A-5	Gathering Systems
Annex A-6	Equipment

EXHIBITS

Exhibit A	Form of Seller Bring-Down Certificate
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Buyer Bring-Down Certificate
Exhibit D	Escrow Agreement
Exhibit E	R&W Insurance Policy
Exhibit F	Form of Retained Asset Assignment
Exhibit G	Marcellus Formation Log
Exhibit H	Form of Resignations
Exhibit I	Form of Transition Services Agreement
Exhibit J	Form of Management Side Letter

SCHEDULES

Schedule 1.1(a)	Certain Permitted Encumbrances
Schedule 1.1(b)	Effective Time Working Capital Sample Calculation
Schedule 1.1(c)	Permitted Leakage
Schedule 1.1(d)	Retained Assets
Schedule 2.3(c)(i)(D)	Estimated Pre-Paid Property Costs
Schedule 2.11(a)(xiv)	Management Side Letter Person
Schedule 6.5	No Violation or Breach of Seller
Schedule 6.6	Brokerage Arrangements
Schedule 7.4	Capitalization
Schedule 7.5	No Violation or Breach of the Company
Schedule 7.6	Consents; Preferential Rights
Schedule 7.7	Brokerage Arrangements
Schedule 7.8	Litigation
Schedule 7.9	Compliance with Laws
Schedule 7.10(a)	Financial Statements
Schedule 7.10(b)	Financial Statement Adjustments
Schedule 7.10(c)	GAAP Liabilities
Schedule 7.10(d)	Reserve Report
Schedule 7.11	No Material Adverse Effect; Absence of Changes

v

Schedule 7.12	Taxes
Schedule 7.13(a)	Material Contracts
Schedule 7.13(b)	Contractual Obligations
Schedule 7.14(a)	Affiliate Arrangements
Schedule 7.14(b)	HG Energy Arrangements
Schedule 7.14(c)	Quantum Affiliate Arrangements
Schedule 7.16	Environmental Matters
Schedule 7.17	Insurance
Schedule 7.18	Imbalances
Schedule 7.19	Non-Consent Operations
Schedule 7.20	Current Commitments
Schedule 7.21	Suspense Funds
Schedule 7.22	Payout Balances
Schedule 7.23	Royalties and Working Interest Payments
Schedule 7.24	Gathering Systems
Schedule 7.25	Wells
Schedule 7.27	Leases
Schedule 7.28	Officers and Bank Accounts; Power of Attorney
Schedule 7.31	Credit Support
Schedule 7.32	Specified Matters
Schedule 7.33	Drilling Obligations
Schedule 7.36	Ownership and Sufficiency of Assets
Schedule 7.38	Loans and Guarantees
Schedule 7.40	Target Group Hedges
Schedule 9.1(a)	Interim Operations
Schedule 9.9(a)	Credit Support
Schedule 9.9(b)	Specified Contracts
Schedule 9.10	Continuing Affiliate Arrangements
Schedule 12.1(b)	Required Governmental Approvals

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of December 5, 2025 (the “Execution Date”), is by and among HG Energy II LLC, a Delaware limited liability company (“Seller”), HG Energy II Production Holdings, LLC, a Delaware limited liability company (“HG II Production”), HG Energy II Midstream Holdings, LLC, a Delaware limited liability company (“HG II Midstream Holdings”, and together with HG II Production, the “Companies”, and each, a “Company”), and Antero Resources Corporation, a Delaware corporation (“AR”), and Antero Midstream Partners LP, a Delaware limited partnership (“AM”, and together with AR, collectively the “Buyer”). Seller, the Companies and Buyer are each sometimes referred to herein as a “Party,” and collectively as the “Parties.”

WHEREAS, Seller owns all of the (a) issued and outstanding equity interests of HG II Production (the “HG II Production Interests”) and (b) issued and outstanding equity interests of HG II Midstream Holdings (the “HG II Midstream Holdings Interests”, and together with the HG II Production Interests, the “Target Interests”);

WHEREAS, (a) HG II Production owns all of the issued and outstanding equity interests of HG Energy II Appalachia, LLC, a Delaware limited liability company (“HG II Appalachia”), and (b) HG II Midstream Holdings owns all of the issued and outstanding equity interests of HG Energy II Midstream, LLC, a Delaware limited liability company (“HG II Midstream”, and together with HG II Appalachia, the “Company Subsidiaries”, and each, a “Company Subsidiary”, and such equity interests of the Company Subsidiaries, the “Subsidiary Interests”); and

WHEREAS, effective as of the Closing (as defined below) and on the terms and conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Target Interests.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1         Definitions. The terms defined in this Section 1.1 shall have the meanings set forth below for all purposes under this Agreement.

“Accounting Firm” is defined in Section 2.7(b).

“Adjustment Amount” means the resulting calculation (which may result in a positive (+) number or negative (–) number) of the amounts set forth in Section 2.3(b)(i) and Section 2.3(b)(ii).

“AFE” means any authorization for expenditure or other capital proposal to conduct operations relating to the Oil & Gas Assets.

“Affiliate” means when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common Control with, such Person in question; provided, that notwithstanding the foregoing, the members of the Target Group shall be Affiliates of (a) Seller prior to Closing and (b) Buyer as of immediately after Closing; provided, further that, without limiting Section 9.5, Section 10.3, Section 14.5 and Section 14.10, all private equity funds, portfolio companies and parallel investment entities owned, managed or controlled by Quantum Capital Group (other than Seller and its wholly owned Subsidiaries) shall not be considered or otherwise deemed to be an “Affiliate” of Seller.

“Affiliate Arrangements” is defined in Section 7.14.

“Agreement” is defined in the Preamble.

“Alternative Financing” is defined in Section 9.15(b).

“Allocated Value” is defined in Section 3.1(c).

“AM” is defined in the Preamble.

“Antero Midstream” means Antero Midstream Corporation, a Delaware corporation.

“AR” is defined in the Preamble.

“Arbitration Notice” is defined in Section 12.1(c).

“Asset Taxes” means ad valorem, property, excise, severance, production or similar Taxes based upon the operation, ownership or acquisition of the Oil & Gas Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, including any Pennsylvania Unconventional Gas Well Fees, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Balance Sheet Date” is defined in Section 7.10(a).

“Bank Accounts” is defined in Section 7.28.

“Base Purchase Price” is defined in Section 2.2.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by applicable Law to be closed in Houston, Texas.

“Buyer” is defined in the Preamble.

“Buyer Fundamental Representations and Warranties” means those representations and warranties of Buyer set forth in Section 8.1, Section 8.2, Section 8.3(a), Section 8.4(a), Section 8.8, Section 8.9, Section 8.10 and Section 8.11.

“Cash and Cash Equivalents” means (a) money, currency or a credit balance in a deposit account at a financial institution, (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (d) commercial paper issued by any bank or any bank holding company owning any bank, and (e) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the applicable Laws of the United States of America, in each case, as of the time of determination, and in each case, of clauses (b) through (e), only to the extent constituting cash equivalents in accordance with GAAP; provided that Cash and Cash Equivalents shall be calculated (x) net of Suspense Funds to the extent (and only to the extent) maintained in cash, if any, and any other restricted balances and any other amounts that are not freely and immediately usable, distributable or transferable (including security deposits, bond guarantees, collateral reserve accounts and amounts held in escrow or held by the Target Group on behalf of Third Parties) and (y) net of outstanding outbound checks, drafts, draws, ACH debits and wire transfers but including overdrafts and including checks on hand, drafts and wires received or deposited but not yet credited, in each case, as of such time of determination.

“Casualty Loss” is defined in Section 5.1.

“Claim” is defined in Section 3.1(a).

“Claim Deadline” is defined in Section 3.1(a).

“Closing” is defined in Section 2.6.

“Closing Date” is defined in Section 2.6.

“Closing Distribution” is defined in Section 2.10.

“Closing Payment” is defined in Section 2.11(b)(iii).

“Closing Purchase Price” is defined in Section 2.5.

“Closing Statement” is defined in Section 2.5.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies” is defined in the Preamble.

“Company” is defined in the Preamble.

“Company Subsidiaries” means, collectively, HG II Appalachia and HG II Midstream.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 8, 2025, by and between Seller and Antero Resources Corporation.

“Consent” means, other than any Preferential Rights, any approval, consent, ratification, waiver or other authorization (including any Governmental Approval) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of transactions contemplated this Agreement.

“Contracts” means all of the Target Group’s right, title and interest in and to any and all contracts, agreements, indentures, commitments, licenses, consensual obligations, arrangements, transactions, confirmations, permits, promises, or understandings, whether written or oral, to which any member of the Target Group is a party or that will otherwise bind any of the Oil & Gas Assets or the Target Group after the Closing, (a) excluding (in each case) (i) the Leases; (ii) the Surface Rights and Rights-of-Way that are in the nature of a real property interest; (iii) any other instruments creating or evidencing an interest in real property; and (iv) any Retained Assets, and (b) including communitization agreements; net profits agreements; production payment agreements; confidentiality agreements; bottom hole agreements; crude oil, condensate, gas, water or electricity purchase and sale, supply, gathering, transportation, treating, fractionation, compression, stabilization and marketing agreements; hydrocarbon or water storage agreements; acreage contribution agreements; exchange, trade or swap agreements; operating agreements; balancing agreements; joint venture agreements; partnership agreements; farmin and farmout agreements; area of mutual interest agreements; surface use agreements; pooling declarations or agreements; unitization agreements; drilling or workover rig agreements; completion or fracture stimulate agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements.

“Control” (including its derivatives and similar terms) means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise.

“COPAS” means Council of Petroleum Accountants Society standards as in effect from time to time.

“Credit Support” means any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support posted or entered into by Seller or its Affiliates with Governmental Authorities or any other Person with respect to the ownership or operation of the Oil & Gas Assets or the Target Group.

“Cure Deadline” is defined in Section 3.1(e).

“Customary Contract” is defined in Section 7.12(f).

“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with, Governmental Approvals from, or other actions by any Governmental Authority, in each case, that are applicable to the transfer of the Target Interests to Buyer or otherwise in connection the transactions contemplated by this Agreement and, in each case, are customarily sought and received after the closing of transactions similar to the transactions contemplated hereby.

“D&O Provisions” is defined in Section 9.5(a).

“Debt Commitment Letter” is defined in Section 8.10(b).

“Debt Documents” means the Debt Commitment Letter and each definitive agreement with respect thereto.

“Decommissioning Obligations” means any and all dismantling and decommissioning activities and obligations with respect to the Oil & Gas Assets as are required by Law, any Governmental Authority or any applicable Contract, including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities, and associated site restoration and site remediation.

“Defect Escrow Account” is defined in Section 3.1(e)(i).

“Defect Escrow Amount” means any amounts required to be funded into the Defect Escrow Account at Closing in accordance with the express terms of this Agreement.

“Defensible Title” means, subject to the Permitted Encumbrances, such title of the Target Group, collectively, to the Leases, Fee Minerals, Wells and DSUs that is (x) deducible of record (other than interests not filed of record that were obtained as a result of non-consent elections) or (y) is evidenced by unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements, unitization agreement or similar agreements that, in either case, as of the Effective Time and the Closing Date:

(a) with respect to the Target Formation, entitles the Target Group to receive (i) with respect to any Leases or Fee Minerals shown in Part 2 of Annex A-1 (each an “Unpooled Interest”), not less than the Net Revenue Interest set forth for such Unpooled Interest on Part 2 of Annex A-1, (ii) with respect to any Well shown on Annex A-2, not less than the Net Revenue Interest set forth for such Well on Annex A-2, or (iii) with respect to each DSU shown on Annex A-3, not less than the Net Revenue Interest set forth for such DSU on Annex A-3, in each case, except (A) with respect only to Unpooled Interests, for any decrease caused by Orders of the applicable Governmental Authority having jurisdiction that are promulgated after the Execution Date that concern pooling, unitization, communitization or spacing matters, (B) for decreases resulting from the reversion of interests to co-owners with respect to operations in which such co-owners, after the Execution Date, elected not to consent, (C) for decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries, (D) for decreases caused by operations where a member of the Target Group elects or is deemed to elect to be a non-consenting party on or after the Execution Date in accordance with this Agreement, or (E) for any matter expressly stated in Annex A-1, Annex A-2 or Annex A-3;

(b) with respect to the Target Formation, obligates the Target Group to bear (or pay) a percentage of the costs and expenses for the development and maintenance of, and the operations relating to, (i) with respect to each Well shown on Annex A-2, not more than the Working Interest share set forth on Annex A-2 for such Well or (ii) with respect to each DSU shown on Annex A-3, not more than the Working Interest share set forth on Annex A-3 for such DSU, in each case, of the costs and expenses for the maintenance and development of, and operations relating to such Well or DSU, as applicable, except (A) with respect only to Unpooled Interests, for any increase caused by Orders of the applicable Governmental Authority having jurisdiction that are promulgated after the Execution Date that concern pooling, unitization, communitization or spacing matters, (B) for any increase caused by contribution requirements with respect to defaults or non-consent elections by co-owners from and after the Execution Date under the applicable operating agreement, (C) for any increase for which there is at least a proportionate increase in the Target Group’s Net Revenue Interest in the Target Formation for such Well or DSU, as applicable, or (D) as otherwise expressly stated in Annex A-2 or Annex A-3;

(c) with respect to the Target Formation for an Unpooled Interest shown on Part 2 of Annex A-1, entitles the Target Group to not less than the number of Net Mineral Acres shown on Part 2 of Annex A-1 for such Unpooled Interest, in each case, except (A) for any decrease caused by Orders of any applicable Governmental Authority having jurisdiction that are promulgated after the Execution Date that concern pooling, unitization, communitization or spacing matters, or (B) as otherwise expressly stated in Part 2 of Annex A-1; and

(d) is free and clear of all Liens.

“Deposit” is defined in Section 2.4.

“Dispute Notice” is defined in Section 2.7(b).

“DSU” each designated spacing unit described on Annex A-3.

“Effective Time” means 12:01 a.m. local time where the Oil & Gas Assets are located on January 1, 2026.

“Effective Time Working Capital” means the positive or negative amount of the remainder of (a) the Working Capital Assets, minus (b) the Working Capital Liabilities, as measured and determined for the Effective Time. For illustrative purposes only, an Effective Time Working Capital calculation example is set forth in Schedule 1.1(b).

“Environmental Arbitrator” is defined in Section 4.5.

“Environmental Condition” means (a) any event occurring or condition existing on or before the Claim Deadline with respect to the Oil & Gas Assets that causes an Oil & Gas Asset (or the Target Group with respect to the Oil & Gas Assets) to not be in compliance on the Claim Deadline with any Environmental Laws, Environmental Permits or the terms of any agreement with any Governmental Authority under Environmental Law or (b) the existence on or before the Claim Deadline with respect to the Oil & Gas Assets or their operation thereof of any environmental pollution, contamination, degradation, damage or injury caused by or related to an Oil & Gas Asset for which investigation, monitoring, removal, cleanup, remedial, restoration, or other corrective obligation or action is presently required (or if known, would be presently required) under Environmental Laws or the terms of any agreement with any Governmental Authority under Environmental Law. For the avoidance of doubt, the following events or conditions existing independently shall not form the basis of an Environmental Condition: (a) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned, (b) the fact that pipe is temporarily not in use, (c) all Decommissioning Obligations, including any that arise in the ordinary course of business, by contract, lease terms, or applicable Laws, (d) any condition, contamination or Loss caused by or related to NORM or asbestos or subsidence monitoring or remediation, except to the extent representing a violation of Environmental Laws on the Claim Deadline, (e) except with respect to personal property (i) that causes or has caused contamination of soil, surface water or groundwater which is a current violation of Environmental Law or (ii) the use or condition of which is a current violation of Environmental Law, the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment; and (f) any matter disclosed on Schedule 7.16; provided, that to the extent the Lowest Cost Response to remediate any Environmental Condition not of the type described in subsections (a) through (e) above (a “Primary Environmental Condition”) affirmatively requires, either by Environmental Law, Environmental Permits or Order of a Governmental Authority, that any such events or conditions described in subsections (c) through (e) above must also be addressed, such events or conditions described in subsections (c) through (e) shall be permitted to be included in the determination of the Lowest Cost Response for the Primary Environmental Condition (for example, if a material spill results in an Order to plug the well to remediate such material spill, such required plugging costs may be included in the determination of the Lowest Cost Response for the material spill).

“Environmental Defect” means, subject to Section 4.6(a), any Environmental Condition discovered by Buyer or its representatives on or before the Claim Deadline.

“Environmental Defect Amount” means with respect to an Environmental Defect, the cost of the Lowest Cost Response (limited to the amounts which the Target Group or HG Energy is responsible as owner or operator) to remedy or cure such Environmental Defect.

“Environmental Defect Notice” is defined in Section 4.3(a).

“Environmental Defect Property” is defined in Section 4.3(b)(ii).

“Environmental Laws” means all applicable Laws relating to pollution or the protection of the environment or natural resources, or human health or safety (to the extent related to exposure to Hazardous Materials), including those Laws relating to the storage, handling, and use of Hazardous Materials, and those Laws relating to the generation, processing, treatment, storage, release, transportation or disposal thereof. The term “Environmental Laws” does not include (a) prudent, good or desirable operating practices, policies, statements or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Authority to the extent the same are not otherwise Laws, or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq, as amended, or any other Law governing health or worker safety or workplace conditions, except to the extent related to exposure to Hazardous Materials.

“Environmental Liabilities” means all Losses (including remedial, removal, response, clean-up, investigation or monitoring costs or costs of other corrective action), expenses, liabilities, obligations consulting fees, orphan share, prejudgment and postjudgment interest, court costs and other damages arising from or under Environmental Laws or Environmental Permits or Third Party claims relating thereto, and which relate to the Oil & Gas Assets or the ownership or operation of the same, including: (a) any actual or threatened release of Hazardous Materials into the environment or resulting from or attributable to exposure to Hazardous Materials; (b) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; or (c) any other matter, condition or circumstance concerning Environmental Laws, Environmental Permits or the violation thereof.

“Environmental Permit” means any Permit issued or required by Environmental Laws.

“Environmental Threshold Amount” is defined in Section 4.6(a).

“Equipment” means all of the Target Group’s right, title and interest in and to any equipment, tools, machinery, fixtures, inventory and other personal, moveable and mixed property, including such equipment located on any of the Oil & Gas Interests or other Oil & Gas Assets that is used in connection therewith, and including wellhead equipment, power, electricity and transmission equipment, casing, tubing, pumps, motors, platforms, rods, tanks, boilers, flowlines, pipelines, compression equipment, gathering systems associated with the Wells, pits, ponds, impoundments, manifolds, processing and separation facilities, pads, structures, materials, injection facilities, saltwater disposal facilities, and other equipment, fixtures or machinery of any kind or character that is used or held for use by the Target Group in connection with the ownership or operation of the Oil & Gas Interests or the Gathering Systems, including those described on Annex A-6.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escheat Funds” means any and all funds held in suspense (including funds held in suspense for unleased interests and all penalties and interest accrued or required to be accrued on such funds under applicable Laws) that are attributable to the Oil & Gas Assets or any interests pooled, unitized or communitized therewith that Seller or any of its Affiliates is obligated to escheat to any Governmental Authority prior to the Execution Date.

“Escrow Account” is defined in Section 2.4.

“Escrow Agent” means Truist Bank, a North Carolina banking corporation.

“Escrow Agreement” means that certain Escrow Agreement by and among Seller, Buyer and the Escrow Agent, dated as of the Execution Date and attached hereto as Exhibit D.

“Examination Period” is defined in Section 3.1(a).

“Excess Amount” is defined in Section 2.7(d).

“Exchange” is defined under Section 11.6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Information” means (a) any post-Closing or pro forma information regarding any projections, ownership or an as-adjusted capitalization table, (b) any pro forma financial information or statements, (c) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, or other information customarily provided by the Financing Sources or their counsel, (d) risk factors relating to all or any component of the Financing or the pro forma capital structure, or (e) other information customarily excluded from a Rule 144A offering memorandum for private placements of non-convertible high yield debt securities.

“Execution Date” is defined in the Preamble.

“Existing Credit Facilities” means (a) that certain Amended and Restated Credit Agreement dated as of August 31, 2021, among HG Energy II Production Holdings, LLC, as Borrower, Wells Fargo Bank N.A., as Administrative Agent and Issuing Bank, the Lenders party hereto and Wells Fargo Securities, LLC, Truist Securities, Inc., MUFG Union Bank, N.A., KeyBanc Capital Markets Inc., Canadian Imperial Bank of Commerce, New York Branch, Citizens Bank, N.A., Citibank, N.A., Capital One, National Association, Royal Bank of Canada and PNC Bank, National Association, as Joint Lead Arrangers and Joint Bookrunners (as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of April 22, 2022, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of September 23, 2022, that certain Third Amendment to Amended and Restated Credit Agreement, dated as of May 2, 2023, and that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of April 29, 2024) and (b) that certain Credit Agreement dated as of August 30, 2021, among HG Energy II Midstream Holdings, LLC, as Borrower, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent, Wells Fargo Securities, LLC, RBC Capital Markets and Truist Securities, Inc., as Joint Lead Arrangers and Wells Fargo Securities, LLC, as sole bookrunner (as amended by that certain First Amendment to Credit Agreement, dated as of April 22, 2022 and that certain Second Amendment to Credit Agreement and First Amendment to Collateral Agreement, dated as of April 29, 2024).

“Fee Letter” is defined in Section 8.10(b).

“Fee Minerals” means any and all oil, gas or fee minerals, mineral servitudes and other similar interests in minerals in place that are owned by the Target Group, including those fee minerals set forth on Annex A-1.

“FERC” is defined in Section 7.35.

“Final Purchase Price” means the Base Purchase Price, plus or minus the Adjustment Amount, if any, as finally determined pursuant to Section 2.7.

“Financial Statements” is defined in Section 7.10(a).

“Financing” means the third party financing obtained by Buyer and/or any of its applicable Subsidiaries to fund the transactions contemplated by this Agreement.

“Financing Information” means, for purposes of the Financing, (a) financial information and financial data with respect to the Target Group that is commercially reasonably available to the Target Group, derived from Seller’s and Target Group’s historical books and records and is necessary or appropriate for Buyer to prepare customary pro forma financial statements in accordance with the requirements of Regulation S-X under the Securities Act for registered offerings of securities on Form S-1 (or any successor form thereto) under the Securities Act, and of the type and form, and for the periods (including for the twelve (12)-month period ending on the last day of the most recently completed four-fiscal quarter period), in each case, customarily included in an offering memorandum or prospectus used in connection with a registered offering or a private placement of non-convertible high-yield bonds pursuant to Rule 144A under the Securities Act, as applicable (provided that the Target Group shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto, but shall provide reasonable assistance with (and provide reasonably requested information for) Buyer’s preparation of such pro forma financial statements); (b) financial statements, financial data, business, operating, oil and gas reserves and other information (including customary due diligence materials with respect to the Target Group) regarding the Target Group that (i) is commercially reasonably available to the Target Group and (ii) is (A) of the type and form, and for the periods, required and/or customarily included in, an offering memorandum or prospectus used in connection with a registered offering or a private placement of non-convertible high-yield bonds pursuant to Rule 144A under the Securities Act, as applicable, or (B) otherwise reasonably necessary to receive from the independent auditors and reserve engineers of the Target Group (and any other auditor or reserve engineer to the extent financial statements audited or reviewed by such auditor or reserve reports prepared or audited by such reserve engineer are or would be included in such offering memorandum or prospectus) customary “comfort” (including “negative assurance” comfort) with respect to the financial or oil and gas reserves information of the Target Group to be included in such offering memorandum or prospectus, together with drafts of customary “comfort” letters that such independent auditors are prepared to deliver upon the “pricing” of any securities issued in connection with the Financing; and (c) a reserve report relating to the assets of the Target Group as of December 31, 2025, prepared or audited by an independent petroleum engineering firm; provided, that such reserve report shall be provided to Buyer no later than January 31, 2026.

“Financing Sources” means the Persons that have committed or from whom Buyer is seeking a commitment to arrange or provide the Financing as lender, investor, shareholder, underwriter, arranger, initial purchaser or otherwise (including the parties to any indentures, joinder agreements, credit agreements or other definitive agreements relating thereto), together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective permitted successors and assigns.

“Flow-Through Income Taxes” means U.S. federal Income Taxes and any similar Income Taxes imposed by any state or local Laws on the direct or indirect owners of any entity on a flow-through basis by allocating or attributing to such owners all or certain of such entity’s items of income, gain, loss, deduction and other relevant tax attributes.

“Fraud” means, with respect to any Person, an actual, intentional and knowing common law fraud with respect to any statement in any representation or warranty set forth in Article VI, Article VII and Article VIII on which the other Party to this Agreement relies to its material detriment; provided, however, that such actual, intentional and knowing common law fraud shall only be deemed to exist if such Person, in each case had (a) actual knowledge (as opposed to imputed or constructive knowledge) on the Execution Date that such representations and warranties (as qualified by the Schedules to this Agreement) were false when made and (b) the actual and specific intent to deceive and mislead a Party and to receive a material benefit from such deception and misleading.

“Funding Requirements” is defined in Section 8.10(a).

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“Gathering Systems” means the gathering systems and compressor stations and associated facilities depicted on Annex A-5.

“Good and Defensible Title” means, as to each Gathering System and the Surface Rights and Rights-of-Way used or held for use in the ownership, operation or maintenance of such Gathering System, such record title or interest (or as to any such assets that are not real property, such title or interest) that is free and clear of any Lien or defect in title (other than a Permitted Encumbrance) as is sufficient to enable the Target Group to own, operate and maintain such Gathering System and conduct the business of the Target Group with respect thereto in all material respects in the ordinary course of business consistent with past practice.

“Governing Documents” means the documents by which any Person (other than an individual) establishes its legal existence or that govern its internal affairs, including: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and the limited liability company agreement or, if applicable, operating agreement of a limited liability company; (e) any similar charter or operating document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment, modification, restatement, supplement, certificate of designations or similar to any of the foregoing.

“Governmental Approval” means any consent, approval, license, permit, certification, waiver, exemption or variance of or other authorization issued, granted, given or otherwise made available, to, by or with, any Governmental Authority or pursuant to any Law.

“Governmental Authority” means any legislature, court, tribunal, arbitrator, authority, agency, department, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, parish, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental, regulatory, administrative or non-governmental body exercising similar powers of authority.

“Hazardous Materials” means any chemical, constituent, material, pollutant, contaminant, substance or waste, whether solid, liquid, or gaseous which is regulated as a “hazardous material,” “hazardous waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant” by any Governmental Authority, or is otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“Hedge Contracts” means any forward, futures, swap, collar, put, call, floor, cap, option or other similar Contract (excluding, for purposes of this definition only, any physically settled Contract, including index, fixed price or physical basis transactions) that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities (including any Hydrocarbons or other commodities), currencies, interest rates and indices, and any financial transmission rights and auction revenue rights.

“Hedge Gains” means, with respect to any Target Group Hedges, the amount any member of the Target Group is entitled to receive from the applicable Target Group Hedge Counterparty under the terms of any and all such Target Group Hedges, including any amounts the Target Group is entitled to receive upon the settlement, liquidation or termination of the same.

“Hedge Losses” means, with respect to any Target Group Hedges, the amount any member of the Target Group is obligated to pay to the applicable Target Group Hedge Counterparty under the terms of any and all such Target Group Hedges, including any amounts the Target Group is obligated to pay upon the settlement, liquidation or termination of the same.

“HG Energy” means HG Energy, LLC.

“HG II Appalachia” is defined in the Recitals.

“HG II Midstream” is defined in the Recitals.

“HG II Midstream Holdings” is defined in the Preamble.

“HG II Midstream Holdings Interests” is defined in the Preamble.

“HG II Production” is defined in the Preamble.

“HG II Production Interests” is defined in the Recitals.

“HG Marks” is defined in Section 9.11.

“Holdback” is defined in Section 2.7(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Hydrocarbons” means oil, gas, minerals, and other gaseous and liquid hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination of the foregoing, and any minerals produced from and attributable to the Oil & Gas Assets.

“Imbalance” means, as applicable (a) any imbalance at the wellhead between (i) the amount of Hydrocarbons produced from a Well and allocable to the interests of the Target Group therein and (ii) the shares of production from the relevant Well to which the Target Group is entitled, or (b) any marketing imbalance between (i) the quantity of Hydrocarbons attributable to the Oil & Gas Assets required to be delivered by the Target Group under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and (ii) the quantity of Hydrocarbons attributable to the Oil & Gas Assets actually delivered by the Target Group pursuant to the relevant Contract.

“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by or calculated with respect to is included in clause (a) above (but excluding ad valorem, property, excise, severance, production, sales, use real or personal property transfer or similar Taxes), or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clause (a) or (b) above.

“Indebtedness for Borrowed Money” means (without duplication), (a) all indebtedness of the Target Group for borrowed money or indebtedness issued or incurred by any member of the Target Group in substitution or exchange for indebtedness for borrowed money, (b) indebtedness of the type described in the other clauses of this definition that is guaranteed, directly or indirectly, in any manner by such member of the Target Group or for which such member of the Target Group may be liable, but excluding endorsements of checks and other similar instruments in the ordinary course of business, (c) interest expense accrued but unpaid on or relating to any of such indebtedness described in the other clauses of this definition, (d) obligations to pay the deferred purchase or acquisition price with respect to the acquisition of any business, division, property or assets (including any earn out liabilities associated with past acquisitions) of such Person, in each case excluding, for the avoidance of doubt, any trade payables for raw materials, inventory and supplies, and calculated, at the maximum amount payable in respect thereof, (e) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (f) obligations under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and (g) indebtedness evidenced by any note, bond, debenture or other debt security. To the extent any Indebtedness for Borrowed Money will be retired or discharged at the Closing, “Indebtedness for Borrowed Money” shall also include any and all amounts necessary and sufficient to retire such indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness for Borrowed Money at Closing. For the avoidance of doubt, in no event shall any Credit Support provided by a member of the Target Group constitute Indebtedness for Borrowed Money.

“Independent Environmental Review” is defined in Section 4.1.

“Independent Title Review” is defined in Section 3.1(a).

“Intellectual Property” means trademarks, service marks, trade names, patents, copyrights, internet domain names, trade secrets and other proprietary information, and any registrations or applications for registration for any of the foregoing.

“Interest Reduction” is defined in the definition of Permitted Encumbrances.

“Interim Financial Statements” is defined in Section 7.10(a).

“IRS” is defined in Section 2.8.

“Kirkland” is defined in Section 14.12.

“Knowledge” means all facts or other matters actually known by those individuals specified in clause (a) or (b) below, as the case may be, as of the Execution Date, without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge): (a) in the case of Seller or the Companies, Jared Hall, Ed Haas, Matt Lupardus, Matt McGuire and Ryan Robinson, and (b) in the case of Buyer, Brendan Krueger, Patrick Ash, Spencer Booth and Jeremy Jones.

“Laws” means all federal, state and local statutes, laws, rules, regulations, codes, orders, ordinances, licenses, writs, injunctions, judgments, subpoenas, awards and decrees and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.

“Leakage” means any of the following, without duplication, made by the Companies or Company Subsidiaries to the extent occurring during the period after the Effective Time and prior to Closing, but excluding any Permitted Leakage: (a) any dividend, interest on capital, advance or distribution of profits or assets (whether in cash or in kind) declared, paid or made (whether actual or deemed), or any return of capital (whether by reduction of capital or redemption, amortization or purchase of shares or quotas) or other payment made on any Target Interests or securities of the Company, by a Company or Company Subsidiary to Seller or any other Person (other than another member of the Target Group) in respect of any share capital, loan capital or other Securities of a Company or Company Subsidiary; (b) any payments made or agreed to be made by a Company or Company Subsidiary to Seller or any of its Affiliates (other than another member of the Target Group) in respect of any share capital, loan capital or other Securities of a Company or Company Subsidiary being issued, redeemed, purchased or repaid, or any other return of capital; (c) any interest payments, payments of principal amounts or other payments attributable to Indebtedness for Borrowed Money for which the principal balance was incurred by the Target Group prior to the Effective Time; (d) any liabilities assumed, indemnified, guaranteed, incurred or paid by a Company or Company Subsidiary for the benefit of or on behalf of Seller or any of its Affiliates (other than another member of the Target Group); (e) the costs and expenses incurred by a Company or Company Subsidiary to cure, correct or remediate any Title Defects or Environmental Defects asserted by Buyer pursuant to this Agreement; (f) any waiver, forgiveness or release by any Company or Company Subsidiary of any amount owed to it by (or right or any claim against) Seller or any of its Affiliates (other than another member of the Target Group); (g) any general or administrative costs, overhead costs, management costs, fees or expenses or similar amounts that are paid or payable to any Seller or any Affiliate of Seller (other than a member of the Target Group), or to HG Energy pursuant to the MSA, in each case, to the extent such amounts are not “Permitted Leakage”; (h) any sale, transfer or surrender of any assets or rights from Seller or any other Affiliate of Seller (other than the Company) to the Company to the extent the value of such sale, transfer or surrender of assets or rights is in excess of their fair market value (and in such case, only the excess above fair market value shall be “Leakage”), (i) any payment of Transaction Expenses; and (j) any agreement or arrangement entered into by a Company or Company Subsidiary to give effect to any matter referred to in clauses (a) through (i) above.

“Leases” means all of the Target Group’s right, title and interest in and to all oil, gas and/or mineral leases and subleases (including all leasehold interests, sublease interests, farmout interests, Royalties and other types of interests of any kind of character in Hydrocarbons other than Fee Minerals), including those Leases set forth on Annex A-1, and including all renewals, extensions, modifications and amendments thereof, together with any and all other right title and interest of Seller in and to the leasehold estates created thereby, and any rights to acquire any of the foregoing.

“Legacy Antero Lease” is defined in Section 3.1(i)(ii).

“Lien” means any mortgage, deed of trust, lien, charge, collateral assignment, security interest, pledge or other similar encumbrance.

“Losses” means all losses, costs, liabilities, obligations, expenses, fines, penalties, interest, payments, charges, expenditures, claims, assessments, fees, awards, settlements, judgments, damages, reasonable and documented out-of-pocket attorneys’ fees and reasonable out-of-pocket expenses of investigating, defending and prosecuting litigation.

“Lowest Cost Response” means the response required or allowed under Environmental Laws in effect on the Claim Deadline that cures, remediates, addresses, resolves, removes or remedies (for current and future use in the same manner as currently used) the identified Environmental Condition in the lowest cost manner as compared to any other response that is required or allowed under Environmental Laws or by a Governmental Authority with jurisdiction under Environmental Laws. The Lowest Cost Response may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, in each case, if such responses are allowed under Environmental Laws or by any Governmental Authority with jurisdiction. The Lowest Cost Response shall not include (a) the costs of Buyer or any of its Affiliate’s employees, project manager(s) or attorneys; (b) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Oil & Gas Assets, or in connection with permit renewal/administrative amendment activities); (c) overhead costs of Buyer or its Affiliates; (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Claim Deadline; (e) costs or expenses to the extent incurred in connection with remedial or corrective action that is designed to achieve standards that fail to reasonably take advantage of applicable risk reduction or risk assessment principles that are appropriate and allowed under applicable Environmental Laws or by any Governmental Authority with jurisdiction; or (f) any costs or expenses relating to any obligations to plug, abandon or decommission wells located on or comprising part of the Oil & Gas Assets or the assessment, remediation, removal, abatement, transportation, disposal, or any other corrective actions of any NORM or asbestos that may be present in or on the Oil & Gas Assets, except with respect to NORM or asbestos, as may be required to completely address a current violation of Environmental Law.

“Management Side Letter” means the Management Side Letter in substantially the form attached to this Agreement as Exhibit J.

“Marcellus Formation” means (a) in southwest Pennsylvania (Mercer, Lawrence, Butler, Beaver, Allegheny, Washington and Greene Counties in Pennsylvania and Hancock, Brooke, Ohio, Marshall, Wetzel and Monongalia Counties in West Virginia), specifically from the stratigraphic equivalent of the top of the Burkett in the GH 10C CV (API 37 059 25397) at 7,580’ MD through to the stratigraphic equivalent of the top of the Onondaga at 7,892’ MD and illustrated in the log attached as Exhibit G; (b) in north West Virginia (Marion, Preston, Taylor, Tucker, Grant and Barbour Counties in West Virginia), specifically from the stratigraphic equivalent of the top of the Burket in the DEPI #14815 (API 47-001-02850) at 7,350’ MD through to the stratigraphic equivalent of the top of the Onondaga at 7,710’ MD and illustrated in the log attached as Exhibit G; (c) in north West Virginia (Upshur, Randolph, Webster, Lewis, Harrison and Doddridge Counties in West Virginia), specifically from the stratigraphic equivalent of the top of the Burket in the CENT3A (47-097-03847) at 7,272’ MD through to the stratigraphic equivalent of the top of the Onondaga at 7,569’ MD and illustrated in the log attached as Exhibit G; and (d) in western West Virginia (Tyler, Pleasants, Wood, Wirt, Ritchie, Calhoun, Roane, Jackson, Gilmer, Braxton, Clay and Nicholas Counties in West Virginia), specifically from the equivalent of the top of the Burket in the PENS1C (47-08510011) at 6,270’ MD through to the stratigraphic equivalent of the top of the Onondaga at 6,380’ MD and illustrated in the log attached as Exhibit G.

“Material Adverse Effect” means any change, effect, event, result, condition, fact or occurrence (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that, individually or in the aggregate, has had or would reasonably expected to have a material adverse effect on (x) the ownership, operation or financial condition of the Oil & Gas Assets or the Target Group, taken as a whole, or (y) the performance of a Seller or the Target Group’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that none of the following will be deemed to constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (a) any adverse event (whether short-term or long-term) arising from or relating to (i) changes that are the result of factors generally affecting the industries or markets in which the Target Group operates; (ii) any adverse event arising out of the announcement (intentional or otherwise) of the transactions contemplated by this Agreement; (iii) changes in Law (or the promulgation of any new Law or legal restriction by a Governmental Authority) or changes in GAAP, or changes in the interpretation of Law or GAAP, in each case, on or following the Execution Date; (iv) any failure of the Companies or the Company Subsidiaries to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing; (v) events that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any event in the financial, banking or securities markets; (vii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire, or other natural disaster or act of god, and other force majeure event; (viii) any national or international political or social conditions in any jurisdiction in which the Target Group conducts business; (ix) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (x) any consequences arising from any action by a Party expressly required or expressly permitted by this Agreement; (xi) changes in prices for oil and gas or other commodities, goods, or services; (xii) the availability, liquidity or costs of Hedge Contracts; (xiii) Casualty Loss or any reclassification or recalculation of reserves in the ordinary course of business; (xiv) natural declines in well performance; (xv) the outbreak or continuation of or any escalation or worsening of any epidemic, pandemic or disease, or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak; (xvi) any consequences arising from any action taken (or omitted to be taken) by Seller or the Target Group at the written request of or with the written consent of Buyer or its Affiliates after the Execution Date; (xvii) any matters set forth in the Schedules as of the Execution Date; or (xviii) any shutdown or other closure of any Governmental Authority; and (b) any adverse event on the business of any member of the Target Group that is cured before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 13.1, except in the case of foregoing clauses (a)(iii), (a)(viii), and (a)(ix), to the extent such event, change or circumstance has had a materially and disproportionately adverse impact on the Target Group and its assets compared to other participants engaged in the industry and region in which its assets are located.

“Material Contract” is defined in Section 7.13(a).

“Material Permits” is defined in Section 7.15.

“Membership Interests” means, with respect to a Person, the membership interests, limited liability company interests, other equity interests, rights to profits or revenue and any other similar interest, and any Security or other interest convertible into the foregoing, or any right (contingent or otherwise) to acquire any of the foregoing, of such Person.

“MSA” means the Amended and Restated Management Services Agreement, dated as of May 16, 2024, by and among Seller and HG Energy, as it may be amended, restated or supplemented from time to time.

“Net Mineral Acre” means (a) as calculated separately with respect to each Unpooled Interest shown on Part 2 of Annex A-1 that is a Lease (rather than a Fee Mineral) as to the Target Formation, the product of (i) the number of gross acres of land covered by such Unpooled Interest as to such Target Formation, multiplied by (ii) the lessor’s undivided interest in the lands covered by such Lease as to such Target Formation, multiplied by (iii) Target Group’s aggregate Working Interest in such Lease (provided, however, if items (a)(ii) and (iii) of this definition vary as to different tracts, parcels, areas or depths burdened by such Lease as to any Target Formation or within a Target Formation, a separate calculation shall be performed with respect to each such tract, parcel, area or depth), and (b) as calculated with respect to each Unpooled Interest shown on Part 2 of Annex A-1 that is a Fee Mineral (rather than a Lease) as to the Target Formation, the product of (i) the number of gross acres of land covered by such Fee Mineral as to such Target Formation, multiplied by (ii) Target Group’s undivided fee simple mineral interest in the lands covered by such Fee Mineral as to such Target Formation (provided, however, if item (b)(ii) of this definition varies as to different tracts, parcels, areas or depths covered by such Fee Mineral as to any Target Formation or within a Target Formation, a separate calculation shall be performed with respect to each such tract, parcel, area or depth).

“Net Revenue Interest” means, with respect to the Target Formation for each Lease, Fee Mineral, Well or DSU, an interest (expressed as a percentage or decimal fraction) in and to all oil, gas and other Hydrocarbons produced, saved and sold from or allocated to such Target Formation for such Lease, Fee Mineral, Well or DSU, as applicable (subject to any reservations, limitations or depth restrictions described on Annex A-1, Annex A-2 or Annex A-3), net of Royalties.

“NORM” is defined in Section 14.11(d).

“Notice” is defined in Section 14.1(a).

“Novation Agreement” means, collectively, each novation agreement by and among each Target Group Hedge Counterparty, any third party hedge counterparty designated by Buyer, as applicable, the applicable member of the Target Group and/or Buyer or one of its Affiliates, as applicable, pursuant to which the Target Group Hedges are novated pursuant to Section 9.13.

“Oil & Gas Assets” means, without duplication, all of the Target Group’s owned or leased assets or properties, including the following, and in each case, except to the extent constituting Retained Assets:

(a) all Leases and Fee Minerals held by the Target Group, and all right, title and interest of the Target Group attributable or allocable thereby by virtue of any and all pooling, unitization, communitization and operating agreements, including the Leases and Fee Minerals set forth on Annex A-1;

(b) all Wells of the Target Group, including the Wells set forth on Annex A-2;

(c) all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases, Fee Minerals, Wells and the units created thereby, including DSUs described on Annex A-3 (the oil and gas assets as described in clauses (a), (b) and (c) respectively, collectively, the “Oil & Gas Interests”);

(d) all of the Target Group’s right, title and interest in and to (i) all related rights and interests in the lands covered by or subject to the Oil & Gas Interests and any lands pooled or unitized therewith and all Royalties applicable to the Oil & Gas Interests and (ii) all rights with respect to the use and occupancy of the surface and subsurface depths under such lands;

(e) all of the Target Group’s right, title and interest in and to all real and personal property located in or upon such lands or used in connection with the exploration, development or operation of, or the transportation, storage or disposal of Hydrocarbons or water from, the other Oil & Gas Assets;

(f) all Contracts related to the Oil & Gas Assets;

(g) all Equipment;

(h) the Gathering Systems;

(i) all permits, licenses, allowances, water rights, registrations, servitudes, easements, rights-of-way, surface leases, crossing agreements, surface fee interests and other surface rights and interests held by the Target Group that are appurtenant to or used or held for use in connection with the ownership, exploration, development, operation, production, gathering, treatment, processing, storing, sale or disposal of, or the transportation of Hydrocarbons or water from, the Oil & Gas Interests or the Gathering Systems (the “Surface Rights and Rights-of-Way”), including the Surface Rights and Rights-of-Way set forth Annex A-4;

(j) the Hydrocarbons produced from the Oil & Gas Interests or allocated thereto from and after the Effective Time; and

(k)         all other assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, all of the Target Group’s bank accounts, receivables and Cash and Cash Equivalents, as well as all credits, rebates and refunds.

“Oil & Gas Interests” is defined in the definition of Oil & Gas Assets.

“Order” means any order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court or other Governmental Authority or any arbitrator or arbitration panel.

“Outside Date” means the date which is thirty (30) days following the Scheduled Closing Date; provided, that if, as of thirty (30) days after the Scheduled Closing Date, all of the conditions to Closing set forth in Article XII are satisfied or waived (other than those conditions that are incapable of being satisfied until Closing) other than the condition to Closing set forth in Section 12.1(b) (if applicable), then the Outside Date shall be extended automatically (and without the consent of the Parties) until the date that is ninety (90) days following such initial Outside Date.

“Party” and “Parties” are each defined in the Preamble.

“Party Affiliate” is defined in Section 14.10.

“Payoff Amount” is defined in Section 2.11(b)(ii).

“Payoff Letters” is defined in Section 2.11(b)(ii).

“PC Statement Purchase Price” is defined in Section 2.7(b).

“Pennsylvania Unconventional Gas Well Fees” means any unconventional gas well fees imposed under Chapter 23 of Title 58 of the Pennsylvania Consolidated Statutes.

“Permit” means all of the Target Group’s right, title and interest in and to any license, authorization, franchise, permit (including conditional use permits), designation, plan, certificate, approval, registration, or similar authorization required to own or operate the Oil & Gas Assets (in each case) from or with a Governmental Authority, other than the Leases.

“Permitted Encumbrances” means:

(a) lessor’s royalties, non-participating royalties, overriding royalties, production payments, carried interests, back-in interests, reversionary interests and other Royalties or similar burdens upon, measured by, or payable out of production which do not individually or in the aggregate (i) reduce the Target Group’s Net Revenue Interest with respect to a Target Formation of an Unpooled Interest, Well or DSU, as applicable, below the amount shown for such Target Formation on Part 2 of Annex A-1 for such Unpooled Interest, on Annex A-2 for such Well, or on Annex A-3 for such DSU, as applicable, (ii) increase the Target Group’s Working Interest with respect to a Target Formation of an Unpooled Interest that is a Lease, a Well or a DSU, as applicable, above the amount shown for such Target Formation on Part 2 of Annex A-1 for such Lease, on Annex A-2 for such Well, or on Annex A-3 for such DSU, as applicable, without at least a proportionate increase to the Target Group’s Net Revenue Interest for such Lease, Well or DSU, as applicable, or (iii) reduce the Target Group’s Net Mineral Acres with respect to the Target Formation of an Unpooled Interest below the amount shown on Part 2 of Annex A-1, other than, with respect to any Unpooled Interest that is a Lease, any reduction in Net Acres solely based on a reduction in Working Interest for such Lease (each, of (i), (ii) and (iii), an “Interest Reduction”);

(b) (i) Preferential Rights and required Third Party Consents to assignment and similar agreements to the extent set forth on Schedule 7.6; (ii) preferential rights to purchase and required Third Party consents to assignments and similar agreements pertaining to the transfer or assignment of the Oil & Gas Assets, except to the extent that any prior breach or such provision has actually resulted in an Interest Reduction; and (iii) all Customary Post-Closing Consents;

(c) liens for Taxes, assessments or other governmental charges which are not yet due or delinquent or, if delinquent, which are being contested in good faith by appropriate Proceedings and are set forth on Schedule 1.1(a);

(d) all Surface Rights and Rights-of-Way, and any other rights in respect of surface operations on or over any of the Oil & Gas Assets that do not materially interfere with the operation or use of the Oil & Gas Assets as currently operated and used by the Target Group;

(e) rights of a common owner of any interest currently held by any member of the Target Group and such common owner as tenants in common or through common ownership, except to the extent that the same materially impairs the use or operation of the Oil & Gas Assets as currently used and operated by the Target Group or results in an Interest Reduction;

(f) (i) Liens created under any Lease, Surface Rights and Rights-of-Way, operating agreement, unitization or pooling orders or agreements, production sales contracts or any similar agreement, or by operation of Law, in each case, relating to obligations not yet due or pursuant to which the Target Group is not in default; and (ii) materialmen’s, mechanics’, repairmen’s, or other similar liens or charges arising by Law or under a Contract, in each case, that do not materially interfere with the operation or use of the Oil & Gas Assets as currently operated and used by the Target Group or result in an Interest Reduction, and, in each case, relating to obligations not yet due or pursuant to which the Target Group is not in default;

(g) the terms and provisions of Leases, Fee Minerals and Contracts (including any “free gas” arrangements and, with respect to any Unpooled Interest, the lack of an express pooling provision in any oil and gas leases covering such Unpooled Interest under the Leases), as well as the terms and provisions of all assignments and conveyances or other instruments constituting chain of title of any of the Oil & Gas Assets to Seller or the Target Group, in each case, except to the extent that the same materially impairs the use or operation of the Oil & Gas Assets as currently used and operated by the Target Group or results in an Interest Reduction; provided, however, that Schedule 1.1(a) shall set forth any circumstances where any landowners is utilizing any “free gas” rights as of the Execution Date;

(h) such Title Defects as Buyer may have expressly waived or is deemed to have waived pursuant to the express terms of this Agreement;

(i) all Liens that are released in full at or prior to Closing at Seller’s cost;

(j) except to the extent triggered on or prior to the Claim Deadline, conventional rights of reassignment obligating the Target Group to reassign its interest in any portion of the Leases to a Third Party;

(k) defects in the chain of title arising from the failure to recite marital status, omissions of successors or heirship, or the lack of probate proceedings and defects arising out of lack of corporate or other entity authorization;

(l) applicable Laws, Orders and Permits, and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Oil & Gas Asset in any manner (excluding eminent domain or condemnation), (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, or recapture or to designate a purchaser of any of the Oil & Gas Assets, (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated, and (iv) to enforce any obligations or duties affecting the Oil & Gas Assets to any Governmental Authority, with respect to any franchise, grant, license or permit, in each case, except to the extent that the same materially impairs the use or operation of the Oil & Gas Assets as currently used and operated or has actually resulted in an Interest Reduction;

(m) zoning and planning ordinances and municipal regulations in each case, except to the extent that the same materially impairs the use or operation of the Oil & Gas Assets as currently used and operated or has actually resulted in an Interest Reduction;

(n) the matters set forth on Schedule 7.8;

(o) any matter specifically referenced on Annex A-1, Annex A-2, Annex A-3 or on Schedule 1.1(a);

(p) defects based on failure to record Leases issued by any local, state or federal Governmental Authority, or any assignment of such Leases, in the real property, conveyance or other records of the county in which such property is located, as long as such Leases are recorded with the proper Governmental Authority;

(q) defects or irregularities that have been cured by possession under any applicable statutes of limitation for adverse possession or for prescription or under marketable title or similar Laws or standards or the doctrine of laches, or that have existed for more than twenty (20) years and Buyer has not provided affirmative evidence showing that another Person has asserted a superior claim of title to the Oil & Gas Assets;

(r) defects or depth severances that pertain to any formation other than the Target Formation;

(s) immaterial defects or irregularities resulting from or related to probate proceedings, which defects or irregularities have been outstanding for ten (10) years or more and has not resulted in an Interest Reduction;

(t) defects arising from prior oil and gas leases, Liens, production payments or mortgages relating to lands covered by any Leases that are not released of record and that have expired on the face of the terms of such instrument or the enforcement of which are barred by applicable statute of limitations;

(u) failure to obtain waivers of any maintenance of uniform interest provision under any joint operating agreement with respect to assignments in any Target Group member’s chain of title to the Oil & Gas Asset unless there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtains such waiver;

(v) defects based solely on (i) lack of information in Seller’s or the Target Group’s files, lack of Third Party records, or the unavailability of production history information from regulatory agencies or any Governmental Authority, or (ii) an unrecorded document for which Buyer has constructive or inquiry notice by virtue of a reference to such unrecorded document in a recorded document (or a reference to a further unrecorded document in such unrecorded document), if no claim has been made under such unrecorded documents within the last twenty (20) years;

(w) defects arising out of lack of a survey or lack of metes and bounds descriptions, unless a survey or metes and bounds description is expressly required by Law;

(x) defects arising from any change in applicable Law after the Execution Date;

(y) Imbalances;

(z) defects that affect only which royalty owner has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment; provided that any resulting failure to pay does not result in termination of, or the present right of the proper royalty owner to terminate, the applicable underlying Lease;

(aa) defects based on a gap in the chain of title in the applicable county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s chain or run sheet which documents shall be included in Title Defect Notice and that may reasonably result in another Person’s actual and superior claim of title to the relevant Oil & Gas Asset;

(bb) defects resulting from or based on a Permitted Gap in Production;

(cc) Liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s or landowner’s surface and mineral interests in the land covered thereby (i) if there are any Oil & Gas Assets located on the surface of such property, only where there is a subordination of such Lien to the Lease or other Oil & Gas Asset or (ii) if there are no Oil & Gas Assets located on the surface of such property, only where there is not, as of the Claim Deadline, a foreclosure or other enforcement proceeding by the holder of such Lien and to Seller’s Knowledge no such proceeding is threatened;

(dd) permits, easements, pooling agreements or authorizations, unit designations, or production or drilling units not yet obtained, formed, or created, so long as the same are not required by Law in connection with the ownership or operation of the Oil & Gas Assets as currently owned and operated, but with respect to any Well, only to the extent that such Well has been properly permitted by the applicable Governmental Authority or otherwise pooled in a manner that does not violate the express terms of any applicable Lease contributing thereto; and

(ee) any limitations (including drilling and operating limitations) imposed on the Oil & Gas Assets by reason of the rights of subsurface owners or operators in a common property (including the rights of coal and timber owners), in each case, to the extent that such limitations do not, individually or collectively, prevent or materially impair the operation or use of the Oil & Gas Assets subject thereto as currently operated and used by the Target Group or result in an Interest Reduction.

“Permitted Gap in Production” means a gap in production, with respect to a Well, where one of the following applies, and there is no evidence that lessors, other interest owners or any other Third Party under the applicable Lease have contested the lack of production:

(a) unless the lack of production is permitted under the terms of the applicable Lease covering such Oil & Gas Asset (including because of force majeure or by operation of shut-in royalty or storage payment clauses), the Well(s) located on a Lease covering the Oil & Gas Asset or lands pooled or unitized therewith have produced (in the aggregate) in paying quantities determined on an annual basis during the prior five (5) years (or such shorter period of time since such Well(s) commenced production);

(b) the lack of production is permitted under the terms of the applicable Lease covering such Oil & Gas Asset (including because of force majeure or by operation of shut-in royalty or storage payment clauses) if Seller can establish that all necessary shut-in payments under the terms of the applicable Lease covering such Oil & Gas Asset were properly tendered; or

(c) Seller can establish, by affidavit of a qualified, reputable, independent certified public accountant (or comparable evidence reasonably satisfactory to Buyer), that a Well or group of Wells located on a Lease or lands pooled or unitized therewith have produced aggregate revenues in excess of the applicable well operator’s aggregate operating expenses for such Well or group of Wells for each twelve (12)-month period (taking into account any cessation of production that is permitted under the terms of the applicable Lease) during the five (5) years preceding the Execution Date (or such shorter period of time since such Well(s) commenced production).

“Permitted Leakage” means (a) any “Operating Expenses” that are paid or payable to HG Energy pursuant to the express terms of the MSA, to the extent attributable to or otherwise allocated to the provision of “Services” (as defined in the MSA) for the Target Group or the Oil & Gas Assets (but excluding any markup on such “Services” as provided in the MSA), (b) without duplication of the preceding clause (a), any payments or reimbursements for field labor or other labor costs, in each case, that are direct charges to the joint account under applicable operating agreements, to the extent attributable to the Target Group’s interest in the Oil & Gas Assets, (c) any payments described on Schedule 1.1(c), (d) the amount of all interest payments, payments of principal amounts or other payments attributable to Indebtedness for Borrowed Money incurred following the Effective Time and prior to the Closing that are, in each case, made by the Target Group after the Effective Time, and (e) any sale, transfer, dividends or distributions of or with respect to any Retained Assets.

“Person” means any individual or entity, including any firm, corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, estate, unincorporated organization or Governmental Authority.

“Phase I Environmental Site Assessment” is defined in Section 4.2.

“Post-Closing Statement” is defined in Section 2.7(a).

“Post-Effective Time Tax Period” means any taxable period beginning at or after the Effective Time.

“Preferential Rights” means any preferential rights to purchase, rights of first refusal or other similar rights that are applicable to the transfer of the Target Interests to Buyer or otherwise in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Pre-Effective Time Tax Period” means any taxable period ending before the Effective Time.

“Pre-Effective Time Tax Return” is defined in Section 11.2.

“Proceeding” means any threatened, pending or completed action, suit or proceeding, arbitration, audit, hearing, investigation or litigation, whether civil, criminal, administrative, arbitrative or investigative, or any appeal thereof.

“Property Costs” means all operating and development expenses and capital expenditures incurred in the ordinary course of business attributable to the use, maintenance, operation and ownership of the Oil & Gas Assets, including, without duplication, (a) overhead costs charged to the Oil & Gas Assets by Third Party operators under the relevant operating agreement or unit agreement (but excluding any internal overhead, general and administrative costs and employee costs of Seller or any of its Affiliates, or of HG Energy, including those charges payable to HG Energy under the MSA, in each case, other than amounts that constitute “Permitted Leakage”); (b) development costs and expenditures (including, without limitation, costs related to confirming title to, permitting, drilling, completing, fracturing, testing, deepening, plugging back, side tracking, reworking and operating wells on the Oil & Gas Assets); (c) costs incurred in connection with ordinary course leasing activities; (d) costs associated with maintaining and operating the Gathering Systems; (e) costs associated with gathering, transporting, processing and marketing production and other Hydrocarbons from the Oil & Gas Assets; (f) insurance premiums and bond premiums in respect of insurance policies or Credit Support maintained by or for the benefit of the Target Group or the Oil & Gas Assets (provided that, if any such insurance policies or Credit Support will not be maintained by the Target Group on or immediately after the Closing, “Property Costs” will be limited to the pro rata portion thereof attributable to periods prior to and including the Closing Date); and (g) any costs and expenses that customarily appear on a lease operating statement; provided, however, notwithstanding the foregoing, “Property Costs” shall not include obligations and liabilities attributable to (i) personal injury or death, property damage, torts, breach of contract or violation of any Law; (ii) Decommissioning Obligations and any obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits; (iii) the costs to cure, correct or remediate any Title Defect or Environmental Defect asserted by Buyer pursuant to this Agreement, (iv) obligations with respect to any Imbalance associated with the Oil & Gas Assets, (v) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Oil & Gas Assets, including Suspense Funds; (vi) any Taxes; (vii) any Transaction Expenses, (viii) any expenses or expenditures incurred in connection with Retained Assets; and (ix) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (viii), whether such claims are made pursuant to contract or otherwise.

“Pro Rata Share” means, with respect to (a) AR, 71.79%, and (b) AM, 28.21%.

“Purchase Price” is defined in Section 2.2.

“Quantum Affiliated Party” means Quantum Capital Group or any private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by Quantum Capital Group, in each case, other than Seller, any Controlled Affiliate of any Seller, any Target Group member or any Controlled Affiliate of any member of the Target Group.

“R&W Insurance Binder” means that certain binder from the R&W Insurer with respect to the R&W Insurance Policy, which is attached hereto as Exhibit E.

“R&W Insurance Policy” means that certain Buyer-side representation and warranty insurance policy conditionally bound as of the Execution Date by the R&W Insurer, attached as an exhibit to the R&W Insurance Binder, including with respect to any interim period coverage.

“R&W Insurer” means Euclid Transactional, LLC.

“Records Period” is defined in Section 9.17.

“Related Agreements” means, collectively the Escrow Agreement, the Transition Services Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Remaining Disputes” is defined in Section 2.7(b).

“Remedy Action” is defined in Section 9.12(b).

“Required Consent” means any Consent with respect to which (a) (i) the applicable instrument requires Consent in connection with a change in control of the Companies (or an indirect change in control of any other member of the Target Group), or the transfer or assignment of the Target Interests to a Third Party, and such Consent does not contain language providing that such Consent is not to be unreasonably withheld (or includes words of similar legal effect); and (ii) such Consent is expressly denied in writing by the holder of the Consent; or (b) the applicable instrument provides that a change in control of the Companies (or an indirect change in control of any other member of the Target Group), or the transfer or assignment of the Target Interests to a Third Party without obtaining such Consent, (i) is void or voidable, (ii) triggers the payment of specified liquidated damages, or (iii) causes termination of the Target Interests to be assigned (or causes termination of an Oil & Gas Asset held by the applicable member of the Target Group). For the avoidance of doubt, “Required Consent” does not include (x) Customary Post-Closing Consents or (y) Consents that, by their own terms, cannot be unreasonably withheld (or includes words of similar legal effect) (unless such Consent implicates clauses (b)(i)-(iii) above).

“Required Governmental Approval” means the Governmental Approvals set forth on Schedule 12.1(b).

“Resolution Period” is defined in Section 2.7(b).

“Retained Assets” means (a) all Retained Records, (b) subject to Section 9.11, the HG Marks and all rights to use the HG Marks, (c) all rights to receive and amounts of any COPAS overhead charges paid or payable by Third Party working interest owners under the relevant operating agreement or unit agreement to Seller or any of its Affiliates, including the Target Group (or to HG Energy on behalf of such Person) with respect to the Oil & Gas Assets that are operated by Seller or any of its Affiliates, including the Target Group (or by HG Energy on behalf of such Person) for periods between the Effective Time and Closing, (d) any rights, titles, interests, assets and properties that are originally included in the Oil & Gas Assets under the terms of this Agreement, but that are subsequently excluded from the Oil & Gas Assets or sale under this Agreement pursuant to the express terms of this Agreement, (e) the amount of all realized Hedge Gains and realized Hedge Losses for the Target Group Hedges for each calendar month ending prior to the Effective Time, and (f) any other assets and properties listed on Schedule 1.1(d).

“Retained Records” means: (a) any and all data, correspondence, materials, descriptions and records relating to the auction, marketing, sales negotiation or sale of the Target Interests or the Oil & Gas Assets, including the existence or identities of any prospective inquirers, bidders or prospective purchasers of the Target Interests or the Oil & Gas Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person; (b) corporate, financial, Tax, and legal data and records (or portions thereof) that relate exclusively to the businesses of Seller or any Affiliate of Seller generally, rather than any member of the Target Group, the Oil & Gas Assets, Asset Taxes or the business of the Target Group; (c) legal records and legal files of any member of the Target Group to the extent related to this Agreement, any Related Agreement or any of their communications prior to the Closing with respect to the transactions contemplated thereby or hereby, including all work product of and attorney-client communications with Seller’s or member of the Target Group’s legal counsel (other than title opinions); (d) records to the extent related to any assets of Third Parties that have been the subject of evaluation by Seller or the Target Group prior to the Execution Date; (e)  all emails on any of Seller’s or its Affiliates’ (including any member of the Target Group’s) servers and networks except for any Contracts (or amendments thereto) that exist or are memorialized or stored only in e-mail format (which Contracts shall not be Retained Records), and all other electronic files on Seller’s or its Affiliates’ (including any member of the Target Group’s) servers and networks constituting any other Retained Record; and (f) personnel files, medical files, and other employment records related to any service provider who is not employed by any member of the Target Group.

“Review Period” is defined in Section 2.7(b).

“Royalties” means any royalties, overriding royalties, non-participating royalties, production payments, carried interests, net profits interests, reversionary interests (excluding any Working Interest derived therefrom), back-in interests (excluding any Working Interest derived therefrom) and other burdens upon, measured by or payable out of production.

“Scheduled Closing Date” is defined in Section 2.6.

“Scheduled NMA” is defined in Section 3.1(f)(iv).

“Scheduled NRI” is defined in Section 3.1(f)(iii).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Securities Act” is defined in Section 8.9.

“Seller” is defined in the Preamble.

“Seller Fundamental Representations and Warranties” means those representations and warranties of Seller set forth in Section 6.1, Section 6.2, Section 6.5(a), Section 7.1, Section 7.2(a), Section 7.3(a), Section 7.4 and Section 7.7.

“Seller Related Party” and “Seller Related Parties” are defined in Section 9.8.

“Settlement Price” means (a) in the case of gaseous Hydrocarbons, $3.00/MMBtu, (b) in the case of crude oil, $57.00/Barrel and (c) in the case of condensate, scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline Hydrocarbons, $20.00/Barrel, as applicable.

“Shortfall Amount” is defined in Section 2.7(e).

“SMOG Information” means all financial information (including any supplementary oil and gas information required by ASC 932-235), including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the fiscal years ended December 31, 2024 and December 31, 2023 (or the fiscal years ended December 31, 2025 and December 31, 2024, as applicable), and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the fiscal years ended December 31, 2024 and December 31, 2023 (or the fiscal years ended December 31, 2025 and December 31, 2024, as applicable).

“Solvent” means that, as of any date of determination, (a) the fair value of the assets of Buyer on a consolidated basis, as of such date, exceeds the sum of all liabilities of Buyer, including contingent and other liabilities, as of such date, (b) the fair saleable value of the assets of Buyer on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable liabilities of Buyer on their existing debts (including contingent liabilities) as such debts become absolute and matured, and (c) Buyer on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or will be engaged following such date.

“Specified Contracts” is defined in Section 9.9(b).

“Specified Indebtedness” is defined in Section 2.11(a)(xii).

“Specified Matters” is defined in Section 7.32(d).

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subject Hedge Contract” is defined in Section 9.13(d).

“Subsidiary” means, with respect to any relevant Person as of the date the determination is being made, any other Person that (a) is Controlled (directly or indirectly) by such Person and (b) the equity entitled to vote to elect the board of directors, board of managers or other governing authority of which is more than fifty percent (50%) owned (directly or indirectly) by the relevant Person.

“Subsidiary Interests” is defined in the Recitals.

“Suspense Funds” means all Royalties and other amounts held or maintained (whether in cash or as an accounting liability or reserve balance) in suspense by any member of the Target Group and its Affiliates that are held in suspense and are attributable to the Oil & Gas Assets or any interests pooled, unitized or communitized therewith that are payable to any Third Party (including (i) any such amounts attributable to other Working Interest owners’ interest in such assets, (ii) funds held in suspense for unleased interests, and (iii) all penalties and interest actually accrued or required to be accrued on such funds under applicable Laws).

“Tail Policy” is defined in Section 9.5(b).

“Target Formation” means (a) with respect to a Well on Annex A-2, each geological zone and depth open to production and from which Hydrocarbons are being produced (or capable of being produced, if any such Well is temporarily shut in) as of the Effective Time, and (b) with respect to an Unpooled Interest or DSU, the Marcellus Formation.

“Target Group” means, collectively, the Companies and the Company Subsidiaries, and following the Closing, each of their successors and permitted assigns.

“Target Group Hedge Counterparty” means each Person listed on Schedule 7.40.

“Target Group Hedges” mean any Hedge Contracts that are binding upon or applicable to any member of the Target Group or their respective Oil & Gas Assets, or for which any member of the Target Group has any rights to Hedge Gains or liability for Hedge Losses.

“Target Indemnified Persons” is defined in Section 9.5(a).

“Target Interests” is defined in the Recitals.

“Tax” or “Taxes” means (a) any federal, state, local or non-U.S. income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, intangible property, production, license, capital gains, goods and services, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sale, use, transfer, registration, value added, alternative or add on minimum, estimated or other tax, duty, impost or custom in the nature of a tax imposed by any Governmental Authority, (b) in furtherance of, and not as a limitation of, clause (a) any Pennsylvania Unconventional Gas Well Fees and (c) any interest, penalty, fine, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clauses (a) or (b).

“Tax Allocation” is defined in Section 2.8.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns, and claims for refunds filed or required to be filed with any Taxing Authority, including any amendment thereof and schedule or attachment thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes or collects such Tax.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Arbitrator” is defined in Section 3.1(h)(ii).

“Title Benefit” means any right, circumstance, or condition that operates to (a) increase the Net Revenue Interest of the Target Group in any Unpooled Interest, Well or DSU as to the Target Formation above the Net Revenue Interest (i) shown on Part 2 of Annex A-1 for such Unpooled Interest, (ii) shown on Annex A-2 for such Well or (iii) shown on Annex A-3 for such DSU, in each case, as to the Target Formation, without causing a greater than proportionate increase in the Target Group’s Working Interest above that shown on Part 2 of Annex A-1 for such Unpooled Interest, on Annex A-2 for such Well or on Annex A-3 for such DSU, as applicable, for such Target Formation; (b) decrease the Working Interest of the Target Group in any Well or DSU as to the Target Formation below the Working Interest (i) shown on Annex A-2 for such Well or (ii) shown on Annex A-3 for such DSU, in each case, as to the Target Formation, without causing a proportionate or greater decrease in the Target Group’s Net Revenue Interest below that shown on Annex A-2 for such Well or Annex A-3 for such DSU, as applicable, for such Target Formation; or (c) increase the Net Mineral Acres of the Target Group in any Unpooled Interest as to the Target Formation above that shown on Part 2 of Annex A-1 for such Unpooled Interest and such Target Formation (other than, with respect to any Unpooled Interest that is a Lease, any increase in Net Acres that is based solely on an increase in the Target Group’s Working Interest for such Lease).

“Title Benefit Amount” is defined in Section 3.1(g).

“Title Benefit Property” is defined in Section 3.1(g).

“Title Defect” means any Lien, charge, encumbrance, obligation, defect, or other matter that causes the Target Group to have less than Defensible Title to the Target Formation for any (a) Unpooled Interest set forth on Part 2 of Annex A-1, (b) Well set forth on Annex A-2 or (c) DSU set forth on Annex A-3, as applicable.

“Title Defect Amount” is defined in Section 3.1(f).

“Title Defect Notice” is defined in Section 3.1(a).

“Title Defect Property” is defined in Section 3.1(d)(ii).

“Title/Environmental Deductible Amount” means an amount equal to three percent (3.0%) of the Base Purchase Price.

“Title Threshold Amount” is defined in Section 3.1(i)(i).

“Transaction Expenses” means, without duplication: the aggregate amount of all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers or other representatives) incurred, or paid or to be paid directly by, the Target Group or any Person that the Target Group pays or reimburses or is otherwise legally obligated to pay or reimburse, in each case, in connection with the negotiation, preparation, execution or consummation of the transactions contemplated by this Agreement and the Related Agreements, including (i) all “change of control,” retention, transaction bonus, incentive, termination, compensation, redundancy, severance or other similar payments that are payable as a result of or in connection with the consummation of the transactions contemplated by this Agreement, together with the employer portion of any payroll, social security or other Taxes required to be paid by the Target Group in connection with the payments described in this clause and (ii) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby (including any process run by or on behalf of a Company in connection with such transactions); provided that in no event shall Transaction Expenses include any fees, costs or expenses (a) initiated or otherwise incurred by Buyer or any of its Affiliates or representatives following the Closing Date, (b) incurred in respect to the Tail Policy or the R&W Insurance Policy, (c) related to any financing activities of Buyer or its Affiliates in connection with the transactions contemplated hereby or (d) any fees, costs and expenses contemplated pursuant to Section 9.4 or elsewhere expressly set forth in this Agreement to be borne by Buyer.

“Transfer Taxes” is defined in Section 11.3.

“Transition Services Agreement” is defined in Section 2.11(a)(ix).

“Unpooled Interest” is defined in the definition of Defensible Title.

“Wells” means all of Target Group’s right, title and interest in and to any oil, gas, CO2, water, injection and disposal wells, whether producing, shut-in, plugged or abandoned, including those Wells set forth on Annex A-2.

“West Virginia Oil & Gas Property Taxes” means any ad valorem, property and similar Asset Taxes assessed by the State of West Virginia (or any political subdivision thereof) on natural resource properties that are valued pursuant to West Virginia Code Section 11-1C-10.

“Working Capital Assets” means the current assets of the Target Group as of the Effective Time, each determined in accordance with GAAP; provided, that Working Capital Assets shall exclude (i) current or deferred Tax assets, (ii) current assets constituting Retained Assets, or (iii) any assets related to Hedge Contracts.

“Working Capital Liabilities” means the current liabilities of the Target Group as of the Effective Time, each determined in accordance with GAAP, but excluding any (a) current or deferred Tax liabilities, (b) Decommissioning Obligations and other asset retirement obligations with respect to the Oil & Gas Assets, (c) Environmental Liabilities, (d) Transaction Expenses, (e) Indebtedness for Borrowed Money (including, for the avoidance of doubt, any accrued fees or interest (in kind or in cash) thereon), (f) any liabilities related to Hedge Contracts, (g) liabilities related to Suspense Funds, or (f) any insurance premiums attributable to the insurance policies held by Target Group.

“Working Interest” means, with respect to any Lease, Well or DSU (limited to the Target Formation and subject to any reservations, limitations or depth restrictions described on Annex A-1, Annex A-2 or Annex A-3), as applicable, the percentage interest in and to such Lease, Well or DSU that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease, Well or DSU, but without regard to the effect of any Royalties.

Section 1.2         Construction. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Words in the singular or the plural include the plural or the singular, as the case may be. All references herein to Articles, Sections, clauses, preamble, recitals, paragraphs and Schedules shall be deemed to be references to Articles, Sections, clauses, preamble, recitals, paragraphs and Schedules of this Agreement unless the context otherwise requires. All Schedules, Annexes and Exhibits attached hereto are hereby incorporated and made a part hereof and are an integral part of this Agreement for all purposes. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Unless otherwise expressly provided herein, any statute or Law defined or referred to herein means such statute or Law as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all dollar amounts contemplated by this Agreement, to the extent applicable, shall be rounded down to the nearest penny. The terms “day” and “days” mean and refer to calendar day(s). Each accounting term not defined or partly defined herein will, to the extent not defined, have the meaning given to it under GAAP and COPAS, in each case, as in effect on the Execution Date. The word “extent” in the phrase “to the extent” shall mean the limited degree or proportion to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “any” is used in the inclusive sense of “any and all.” The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice”. Wherever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. When measuring the period of time “until,” “before,” “prior to” which, “within” which, “after” or “following” which any action is to be taken pursuant to this Agreement, the date that is the reference date in measuring such period shall be excluded. When any action is to be performed or payment is to be made by a particular date that is a non-Business Day, the action or payment may be performed or made on the next succeeding Business Day; provided, that all calculations shall be made regardless of whether any day is a non-Business Day or whether any period ends on a non-Business Day. Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to Buyer, its Affiliates or their respective representatives prior to the Execution Date (or such other date or deadline specified herein for the provision of such information) in any “data rooms,” “virtual data rooms,” or in any other reasonable form or format in expectation of, or in connection with, the transactions contemplated by this Agreement and the Related Agreements.

Article II
PURCHASE AND SALE TRANSACTION

Section 2.1         Purchase and Sale. At the Closing, upon the terms and conditions set forth in this Agreement, Seller shall sell, transfer, convey, assign and deliver to (i) AR, and AR shall purchase and accept from Seller, the HG Production Interests, and (ii) AM, and AM shall purchase and accept from Seller the HG Midstream Holdings Interests, in each case, in accordance with the terms and conditions of the assignment and assumption agreement in the form of Exhibit B, free and clear of all Liens, except for Liens arising under federal and state Securities Laws, arising pursuant to the Governing Documents of each Company or imposed by Buyer or any of its Affiliates following the Closing.

Section 2.2         Purchase Price. The aggregate consideration for the Target Interests to be purchased by Buyer pursuant to this Agreement shall be consideration in an aggregate amount in cash equal to $3,900,000,000.00 (the “Base Purchase Price”), to be paid by AR and AM independently in amounts equal to their Pro Rata Share, plus or minus, as applicable the Adjustment Amount (as adjusted, the “Purchase Price”).

For the avoidance of doubt, if the Adjustment Amount is a positive (+) number, then the Base Purchase Price shall be increased and if the Adjustment Amount is a negative (–) number, then the Base Purchase Price shall be decreased. The Purchase Price shall be subject to further adjustment after the Closing pursuant to the terms of Section 2.7.

Section 2.3         Adjustment Amount.

(a)         For purposes of calculating the Adjustment Amount or as otherwise used in this Section 2.3, the terms “earned” and “incurred,” shall be interpreted in accordance with GAAP and COPAS standards (provided, however, in the event of any conflict between GAAP and COPAS, GAAP shall control), as consistently applied by Seller and its Affiliates prior to Closing in a manner consistent with past practices and Schedule 1.1(b), except to the extent of any conflict with the express terms of this Agreement. For purposes of allocating revenues, Hydrocarbon production, proceeds, income (and accounts receivable with respect thereto), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil & Gas Assets when they are produced into the first storage facilities at or near the wellhead and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil & Gas Assets when they pass through the receipt point sales meters or similar meters at the point of entry into the first gathering lines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering and strapping procedures which were conducted by Seller or the Target Group on or about the Effective Time. Seller and the Target Group shall utilize reasonable interpolative procedures consistent with industry practice, to arrive at an allocation of production from or attributable to the Oil & Gas Assets when exact meter readings or gauging and strapping data are not available as of the Effective Time, unless such procedures are demonstrated to be inaccurate. Surface use and other Property Costs that are paid periodically (including deficiency or shortfall payments pertaining to minimum volume commitments or similar requirements that accrue on a periodic basis (e.g., quarterly, semiannually or annually)) shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time. For the avoidance of doubt, no item that is included in a specific adjustment for purposes of determining the Adjustment Amount pursuant to Section 2.3(b) or Section 2.3(c) that would otherwise be taken into account in the determination of the calculation of Effective Time Working Capital shall be subject to any adjustments as a result of the determination of Effective Time Working Capital. All adjustments to the Base Purchase Price pursuant to this Section 2.3 shall be without duplication of any other adjustment set forth in this Section 2.3 or the calculation of Effective Time Working Capital. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are unavailable at Closing, Seller’s good faith estimates shall be used at Closing subject to final adjustments in accordance with the terms of this Agreement.

(b)         The Adjustment Amount shall be calculated, without duplication, as follows:

(i)         increased by the following amounts:

(A)         the amount, if any, of Imbalances owed by any Third Party to any member of the Target Group as of the Effective Time, multiplied by the Settlement Price, as applicable, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to the applicable member of the Target Group as of the Effective Time;

(B)         the amount of all Cash and Cash Equivalents contributed to any member of the Target Group after the Effective Time but before Closing by Seller, any Affiliate of Seller (other than a member of the Target Group) or any person who, directly or indirectly, owns a Membership Interest in Seller;

(C)         the amount of all Taxes allocated to Buyer pursuant to Section 11.1 and that (x) are paid or economically borne by the Target Group prior to the Effective Time or (y) are paid, payable or economically borne by Seller;

(D)         a fixed overhead charge equal to $1,500,000 per month (prorated for any partial month) from the Effective Time through the Closing Date;

(E)         the amount of all Cash and Cash Equivalents actually paid to or received by the Target Group without subsequent distribution to or for the benefit of Seller or its Affiliates (other than the Target Group) during any period from and after the Effective Time, but that are attributable to or earned from any Retained Assets;

(F)         with respect to the Target Group Hedges, (1) the amount of all realized Hedge Losses and any other costs or expenses attributable to the Target Group Hedges that are allocated to Buyer pursuant to Section 9.13 and that (x) have been paid or economically borne by the Target Group prior to the Effective Time or (y) are otherwise paid, payable or economically borne by Seller; and (2) the amount of all realized Hedge Gains attributable to the Target Group Hedges that are allocated to Seller pursuant to Section 9.13 and that are actually paid to or received and retained by or for the benefit of Buyer or its Affiliates (including any such amounts that are actually received by the Target Group without subsequent distribution to or for the benefit of Seller or its Affiliates (other than distributions to or for the benefit of the Target Group after the Effective Time));

(G)         an amount equal to the Effective Time Working Capital, to the extent such amount is a positive amount; and

(H)         any other amounts otherwise agreed upon by the Parties in writing.

(ii)         decreased by the following amounts:

(A)         the amount, if any, of Imbalances owed by any member of the Target Group to any Third Party as of the Effective Time, multiplied by the Settlement Price, as applicable, or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by the applicable member of the Target Group as of the Effective Time;

(B)         subject to the terms of Section 3.1(d), Section 3.1(e) and Section 3.1(i), the aggregate amount of all finally determined Title Defect Amounts pursuant to Section 3.1(f) or Section 3.1(h) (net of all finally determined Title Benefit Amounts);

(C)         subject to the terms of Section 4.6, the aggregate amount of all finally determined Environmental Defect Amounts;

(D)         the aggregate amount of the Allocated Value for all Retained Assets;

(E)         the aggregate amount of all Leakage;

(F)         to the extent not paid off in connection with the Closing pursuant to Section 2.11(b)(iii), the amount of all Indebtedness for Borrowed Money as of immediately prior to Closing;

(G)         the amount of all Property Costs or other costs and expenses, including all prepaid costs and expenses (but excluding, for the avoidance of doubt, Asset Taxes, Income Taxes and Transfer Taxes), actually paid or otherwise economically borne by the Target Group or Buyer from and after the Effective Time, in each case, that are incurred in connection with the ownership or operation of the Retained Assets;

(H)         the amount of all Transaction Expenses that remain unpaid as of Closing or that are otherwise paid or payable by any member of the Target Group or Buyer at or after Closing (excluding any payments made at the Closing at Seller’s direction from and reducing the proceeds of the Closing Payment, or from the Closing Distribution, or otherwise satisfied by Seller or its Affiliates at or prior to Closing);

(I)         the amount of all Taxes allocated to Seller pursuant to Section 11.1 and that (x) are paid, payable or economically borne by Buyer or any of its Affiliates (other than a member of the Target Group), (y) have been paid or economically borne by a member of the Target Group following the Effective Time but prior to the Closing Date, or (z) are unpaid as of the Closing Date;

(J)         with respect to the Target Group Hedges, (1) the amount of all realized Hedge Losses and any other costs or expenses attributable to the Target Group Hedges that are allocated to Seller pursuant to Section 9.13 and that (x) have been paid or economically borne by the Target Group after the Effective Time or (y) are otherwise paid, payable or economically borne by Buyer; and (2) the amount of all realized Hedge Gains attributable to the Target Group Hedges that are allocated to Buyer pursuant to Section 9.13 and that (x) are actually paid to or received and retained by or for the benefit of Seller or its Affiliates (other than amounts retained or used for the benefit of the Target Group after the Effective Time ) and (y) are not otherwise accounted for as Leakage;

(K)         the aggregate amount of Suspense Funds held or maintained by the Target Group (or by HG Energy, Seller or its Affiliates (other than the Target Group) on behalf of the Target Group), as of Closing;

(L)         an amount equal to the absolute value of the Effective Time Working Capital, to the extent such amount is a negative amount; and

(M)         any other amounts otherwise agreed upon by the Parties in writing.

(c)         Notwithstanding anything herein to the contrary, and without duplication of any adjustments provided for in Section 2.3(b) above, the following shall be taken into account to the extent not in express conflict with the definitions of Effective Time Working Capital, Working Capital Assets and Working Capital Liabilities; provided, the following shall in no way be construed as a limitation to the definition of any of Effective Time Working Capital, Working Capital Assets and Working Capital Liabilities:

(i)         the following shall be deemed to be Working Capital Assets, without duplication:

(A)         all Cash and Cash Equivalents of the Target Group at the Effective Time;

(B)         the aggregate amount of any and all unpaid proceeds, receivables and amounts (x) earned from the sale of Hydrocarbons produced from or attributable to the Oil & Gas Assets on or prior to the Effective Time, or (y) otherwise attributable to ownership or operation of Target Interests or the Oil & Gas Assets that have been earned by the Target Group at any time on or prior to the Effective Time;

(C)         the Target Group’s entitlement to any and all merchantable Hydrocarbons produced from and attributable to the Oil & Gas Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory but excluding line fill and tank bottoms), in each case that are, as of the Effective Time, (x) upstream of the pipeline connection or (y) upstream of the sales meter, the value of such Hydrocarbons to be based upon the contract price in effect as of the Effective Time (or if there is no contract price, then the Settlement Price);

(D)         the aggregate amount of all Property Costs (including pre-payments, of which such amounts (or Seller’s best estimates when actual amounts are not available), as of the Execution Date, are set forth on Schedule 2.3(c)(i)(D)) which are attributable to the Oil & Gas Assets during the period from and after the Effective Time that have been paid or economically borne by Seller or its Affiliates (including the Target Group) prior to the Effective Time;

(E)         if the Target Group is the operator under an operating agreement covering any of the Oil & Gas Assets or assets then owned by the Target Group, an amount equal to the Property Costs and other costs and expenses properly paid before the Effective Time by Seller or any of its Affiliates, including the Target Group, on behalf of the other joint interest owners, without reimbursement prior to the Effective Time (including through proper netting of revenues paid to such joint interest owners), that are attributable to periods after the Effective Time, in each case, only to the extent that such costs and expenses are permitted to be charged to such joint interest owners under the applicable joint operating agreement, production sharing agreement or similar Contract; and

(ii)         the following shall be deemed to be Working Capital Liabilities, without duplication:

(A)         the amount of all Property Costs payable or owed by the Target Group that are unpaid as of the Effective Time (or that were paid by Seller or an Affiliate of Seller other than the Target Group without reimbursement by the Target Group prior to the Effective Time), in each case, that are attributable to the Oil & Gas Assets or operations thereon prior to the Effective Time.

(d)           If, prior to the Closing, Buyer or Seller discovers an error in the Imbalances set forth on Schedule 7.18, then the Adjustment Amount shall be determined at Closing using the corrected amount (based on the Settlement Price), and Schedule 7.18 will be deemed amended immediately prior to the Closing to reflect the Imbalances for which the Adjustment Amount is so adjusted.

Section 2.4             Deposit; Escrow. Within one Business Day following the Execution Date, each of AR and AM shall deliver to the Escrow Agent, by wire transfer of immediately available funds into an interest bearing escrow account (the “Escrow Account”), established pursuant to the Escrow Agreement, a cash deposit equal to its Pro Rata Share of seven and one-half percent (7.5%) of the Base Purchase Price (together with any interest accrued thereon, the “Deposit”). The Deposit shall be held by the Escrow Agent, and in the event there is a Closing, applied as a credit against the Closing Payment to be delivered at Closing as provided in Section 2.11(b)(iii). If this Agreement is terminated prior to the Closing in accordance with Article XIII, then the distribution of the Deposit shall be governed by the terms of Section 13.3 and the Escrow Agreement.

Section 2.5             Closing Statement. At least five (5) days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth in reasonable detail Seller’s good faith determination of the Purchase Price, stated in separate amounts to be paid by AR and/or AM based on their Pro Rata Share (the “Closing Purchase Price”), including its calculation of the Adjustment Amount and each component thereof, along with reasonable supporting detail for the adjustments therein to the extent reasonably within Seller’s, its Affiliates’ or HG Energy’s possession or control (the “Closing Statement”). In its preparation of the Closing Statement, Seller shall use its good faith estimate of amounts where actual numbers are not available at the time of Seller’s delivery thereof. Within two (2) days after its receipt of the Closing Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto and Seller shall consider all such objections and proposed changes in good faith. The Closing Purchase Price agreed to by Seller and Buyer, or, absent such agreement, delivered in the Closing Statement by Seller in good faith, will be the amount used to determine the Closing Payment due and payable by AR and/or AM to Seller at the Closing.

Section 2.6             Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically and remotely (provided that any original, wet-ink signature pages required hereunder shall be made available for pick up at the offices of Seller or its counsel on, or, if agreed in writing by Buyer, delivered to the offices of Buyer or its counsel promptly following the Closing Date), on February 2, 2026 (the “Scheduled Closing Date”), or if all conditions to Closing set forth in Article XII have not been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) by the Scheduled Closing Date, the second (2nd) Business Day after the conditions set forth in Article XII have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or on such other date as Seller and Buyer mutually agree in writing (the date upon which the Closing actually occurs, the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Eastern Standard Time on the Closing Date.

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Section 2.7             Post-Closing Adjustment.

(a)           Subject to any further adjustments based on the Title Arbitrators’ decisions pursuant to Section 3.1(h) below or the Environmental Arbitrators’ decisions pursuant to Section 4.5 below, no sooner than sixty (60) days after the Closing Date, but no later than one hundred twenty (120) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Post-Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation of (i) the Adjustment Amount, including each component thereof, and (ii) the resulting calculation of the Final Purchase Price. Concurrently with the delivery of the Post-Closing Statement, Buyer shall deliver to Seller reasonable documentation in the possession or control of Buyer or any of its Affiliates to support the items for which adjustments are proposed or made in the Post-Closing Statement delivered by Buyer, and a brief explanation of any such adjustments and the reasons therefor. Seller shall cooperate with Buyer and provide reasonable access to any books, records, data and employees as may be reasonably requested by Buyer in connection with the preparation of the Post-Closing Statement. In the event Buyer does not deliver the Post-Closing Statement in accordance with this Section 2.7, the Closing Payment actually paid at Closing shall control unless Seller elects to deliver a Post-Closing Statement within ten (10) Business Days after such one hundred twentieth (120th) day, then the Parties shall proceed in accordance with Section 2.7(b) except that the rights of Seller and Buyer shall be reversed.

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(b)           Seller shall have thirty (30) days after Seller’s receipt of the Post-Closing Statement (the “Review Period”) within which to review Buyer’s calculation of the Final Purchase Price. If Seller disputes in good faith any component proposed of the Final Purchase Price set forth in the Post-Closing Statement delivered pursuant to Section 2.7(a) (the “PC Statement Purchase Price”), Seller shall notify Buyer in writing of its objection to the PC Statement Purchase Price prior to the expiration of the Review Period, together with a description of the basis for and dollar amount of such disputed components (to the extent possible) (a “Dispute Notice”). Except to the extent relating to the Tax refunds set forth on Schedule 1.1(d), any changes not included in the Dispute Notice shall be deemed waived. The PC Statement Purchase Price shall become final, conclusive and binding on the Parties, and be considered the Final Purchase Price for all purposes of this Agreement, unless Seller delivers to Buyer a Dispute Notice prior to the expiration of the Review Period. If Seller timely delivers a Dispute Notice, (i) any amounts in the PC Statement Purchase Price not objected to by Seller in the Dispute Notice shall be final, conclusive and binding on the Parties, and (ii) Buyer and Seller shall, within fifteen (15) days following Buyer’s receipt of such Dispute Notice (the “Resolution Period”), use commercially reasonably efforts to attempt to mutually resolve in writing their differences with respect to any remaining items set forth in the Dispute Notice and any such mutual resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any items set forth in the Dispute Notice remain in dispute (the “Remaining Disputes”), then either of Buyer or Seller may (or the Parties may jointly) submit all such Remaining Disputes to the Houston, Texas office of Deloitte (or such other independent (including with respect to any Quantum Affiliated Party), nationally-recognized accounting firm the Parties may mutually select), for resolution; provided, that if Deloitte has a conflict of interest at the time of such disputes, or has not confirmed that it will arbitrate such disputes and the Parties do not agree on another accounting firm within ten (10) days following the request from the a Party or Parties for Deloitte to arbitrate such disputes, the Houston, Texas, office of the American Arbitration Association shall select a nationally-recognized accounting firm not materially affiliated with Seller, HG Energy, Quantum Capital Group or Buyer to arbitrate such disputes. The appointed accounting firm shall be the “Accounting Firm”, and within five (5) Business Days after appointment of the Accounting Firm the Parties shall deliver to the Accounting Firm their written position with respect to such Remaining Disputes. The Accounting Firm, once appointed, shall have no ex parte communications with the Parties concerning the Remaining Disputes. The Accounting Firm shall determine, based solely on the submissions by Seller and Buyer, and not by independent review, only the Remaining Disputes and shall choose either Seller’s position or Buyer’s position with respect to each matter addressed in a Dispute Notice, in each case, in accordance with this Agreement. The Accounting Firm may not award damages, interest or penalties to any Party with respect to any matter. The Parties shall request that the Accounting Firm make a decision with respect to all Remaining Disputes within forty-five (45) days after the submission of the Remaining Disputes to the Accounting Firm, as provided above, and in any event as promptly as practicable. The final determination with respect to all Remaining Disputes shall be set forth in a written statement by the Accounting Firm delivered simultaneously to Seller and Buyer and shall, absent manifest error, be final, conclusive and binding on the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal. Buyer and Seller shall promptly execute any reasonable engagement letter requested by the Accounting Firm and shall each cooperate fully with the Accounting Firm, including, by providing the information, data and work papers used by each Party to prepare and/or calculate the Final Purchase Price, making its personnel and accountants available to explain any such information, data or work papers, so as to enable the Accounting Firm to make such determination as quickly and as accurately as practicable. The fees, costs and expenses of the Accounting Firm pursuant to this Section 2.7(b) shall be borne by Seller, on the one hand, and Buyer (by each of AR and AM equal to their Pro Rata Share), on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party. For example, if Buyer claims the PC Statement Purchase Price is $1,000 greater than the amount determined by Seller, and Seller contests only $500 of the amount claimed by Buyer, and if the Accounting Firm ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Buyer and forty percent (40%) (i.e., 200 ÷ 500) to Seller.

(c)            From and after the Closing Date until the Final Purchase Price is finally determined pursuant to this Section 2.7, Seller, its Affiliates and its and their respective auditors, accountants, counsel and other representatives shall be permitted reasonable access to the Target Group and its auditors, accountants, personnel, books and records and any other documents or information reasonably requested by Seller (including the information, data and work papers used by Buyer and/or the Target Group’s auditors or accountants to prepare and calculate the Final Purchase Price).

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(d)           If the Final Purchase Price exceeds the Closing Purchase Price (such excess amount, if any, the “Excess Amount”), within five (5) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.7, Buyer (by AR and/or AM equal to their Pro Rata Share) shall, or shall cause the Companies to, pay to Seller, in immediately available funds, an aggregate amount equal to the Excess Amount.

(e)            If the Final Purchase Price is less than the Closing Purchase Price (such shortfall amount, if any, the “Shortfall Amount”), within five (5) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.7, Seller shall pay to Buyer (to each of AR and/or AM equal to their Pro Rata Share), in immediately available funds, an aggregate amount equal to the Shortfall Amount.

(f)            Any payments made pursuant to this Section 2.7 shall be deemed an adjustment to the Purchase Price, to the extent permitted by applicable Law.

(g)           The Parties acknowledge and agree that the foregoing provisions of this Section 2.7 shall not apply to any unresolved disputes (or associated adjustments to the Purchase Price) with respect to any Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects or Environmental Defect Amounts, or the adequacy or extent of any curative efforts with respect to Title Defects or Environmental Defects, or any other amounts that are required to be funded into the Defect Escrow Account at Closing, which matters shall be exclusively resolved pursuant to Section 3.1(h) and/or Section 4.5, as applicable.

(h)           In the event that at any time after the Closing, either Party or any of its Affiliates (including, for the avoidance of doubt, any member of the Target Group) receives any payment or any asset (including any funds, payments and insurance proceeds) related to any of the Oil & Gas Assets or Retained Assets, as applicable, such Party shall remit (or cause to be remitted) any such payment to the applicable Party (or its applicable designee) within five (5) Business Days of such Party or its Affiliate obtaining actual knowledge thereof.

(i)             If the Closing occurs, the Parties shall direct the Escrow Agent to retain a portion of the Deposit in escrow equal to $29,250,000 (the “Holdback”), as support of, but not a cap on, Seller’s obligations under this Section 2.7. If no payment is required by either Party under Section 2.7(e) or Section 2.7(f), the Parties shall issue joint written instructions to Escrow Agent to disburse the full amount of the Holdback to Seller. If Seller is obligated to make any payment to Buyer pursuant to Section 2.7(e), the Parties shall issue joint written instructions instructing Escrow Agent to disburse the amount of such required payment to Buyer (to each of AR and AM equal to their Pro Rata Share) from the Holdback in the time period required in pursuant to Section 2.7(e) (and, if there is any remaining amount in the Holdback after Seller’s obligations under Section 2.7(e) are satisfied in full, to disburse such remaining amount of the Holdback to Seller).

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(j)             Notwithstanding anything to the contrary in this Agreement, except to the extent relating to the Tax refunds set forth on Schedule 1.1(d), following the settlement of the Final Purchase Price in accordance with this Section 2.7, (A) as between Seller and Buyer, Seller shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Oil & Gas Assets; or responsibility for Property Costs or any other costs or expenses incurred with respect to the Oil & Gas Assets and (B) Buyer shall have no further obligation to remit to Seller amounts earned from the sale of Hydrocarbons produced from or attributable to the Oil & Gas Assets prior to the Effective Time and shall assume all responsibility for Property Costs and other costs and expenses incurred with respect to the Oil & Gas Assets prior to the Effective Time.

Section 2.8             Tax Treatment; Purchase Price Allocation. The Parties agree that the transactions contemplated by this Agreement will be treated for U.S. federal Income Tax purposes as (a) a sale by Seller of all of the assets of HG II Production and its Subsidiaries to AR and (b) a sale by Seller of all of the assets of HG II Midstream Holdings and its Subsidiaries to AM. Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Final Purchase Price and any other items that are treated as consideration for U.S. federal Income Tax purposes among the six (6) categories of assets specified in Part II of Internal Revenue Service (“IRS”) Form 8594 (Asset Acquisition Statement under Section 1060) in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Tax Allocation”) no later than sixty (60) days after the determination of the Final Purchase Price. If Buyer and Seller reach an agreement with respect to the Tax Allocation, (a) Buyer and Seller shall use commercially reasonable efforts to update the Tax Allocation in accordance with Section 1060 of the Code following any adjustment to the purchase consideration for Tax purposes pursuant to this Agreement, and (b) each of AR, AM and Seller shall, and shall cause their respective Affiliates to, report consistently with the Tax Allocation, as adjusted, on IRS Form 8594, which each of AR, AM and Seller shall timely file with the IRS, unless otherwise required by a change in applicable Law occurring after the date the Parties agree to the Tax Allocation; provided, however, that (i) if Buyer and Seller cannot mutually agree on the Tax Allocation, each of AR, AM and Seller shall be entitled to determine its own allocation and file its IRS Form 8594 consistently therewith and (ii) no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax examination, audit, claim or similar proceedings in connection with such allocation.

Section 2.9             Withholding Taxes. To the extent that Buyer becomes aware of any applicable withholding Taxes in respect of the transactions contemplated by this Agreement, Buyer may deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as are required to be withheld and paid over to the applicable Taxing Authority under applicable Law; provided that, other than with respect to withholding Taxes owed as a result of a failure of Seller to deliver the forms described in Section 2.11(a)(iv) on or before Closing, Buyer shall, reasonably in advance of the Closing Date, (a) provide written notice of such Tax and (b) consult with Seller in good faith as to the nature of the Tax and the basis upon which such withholding is required. Buyer and Seller agree to use commercially reasonable efforts to obtain available exemptions from, or reductions of, any Taxes required to be withheld from payments under this Agreement.

Section 2.10           Closing Distribution. At or immediately prior to Closing, Seller may cause all Cash and Cash Equivalents of the Target Group (as of the second (2nd) Business Day immediately prior to the Closing Date), less any amounts required to account for outstanding checks, drafts and wires issued by the Target Group, including overdrafts, net of all checks on hand, drafts and wires received or deposited but not yet credited to the accounts of the Target Group (including deposits in transit, and with each such amounts determined in accordance with GAAP), to be transferred or otherwise distributed to, or held and maintained in, account(s) of Seller or its designee (the “Closing Distribution”), which transfer or other distribution shall, for the avoidance of doubt, (a) constitute Leakage (except to the extent otherwise expressly constituting Permitted Leakage) and (b) not violate any provision of Section 9.1, provided that Seller shall provide written notice to Buyer at least one (1) Business Day prior to making such transfer or distribution if it intends to transfer or distribute any Cash and Cash Equivalents to Seller and the amount thereof and the remaining amounts in the Bank Accounts.

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Section 2.11           Deliveries at Closing. At the Closing, the following documents will be delivered and the following events will occur, the execution of each document and the occurrence of each event being a condition precedent to others and each being deemed to have occurred simultaneously with the others:

(a)            Seller and the Companies, as applicable, shall deliver, execute and acknowledge (or cause to be delivered, executed and acknowledged), as applicable, to Buyer (or the other appropriate identified Persons):

(i)            a duly executed certificate from an authorized Person of Seller and each Company in the form attached hereto as Exhibit A, dated as of the Closing Date, certifying that the conditions set forth in Section 12.2(a) and Section 12.2(b) have been satisfied;

(ii)           an assignment and assumption agreement with respect to (i) Seller assigning to AR and AR assuming the HG II Production Interests, and (ii) Seller assigning to AM and AM assuming the HG II Midstream Holdings Interests, in the form of Exhibit B duly executed by Seller;

(iii)           a joint written instruction duly executed by Seller and delivered to the Escrow Agent, instructing the Escrow Agent to (x) distribute the full amount of the Deposit, less the Defect Escrow Amount, less the Holdback, (but not less than $0) to Seller and (y) if applicable, to redesignate the Deposit, or portion thereof not so distributed, less the Holdback, as the “Defect Deposit” pursuant to the Escrow Agreement;

(iv)          (A) an IRS Form W-9 duly executed by Seller, (B) a duly executed certification in a form reasonably satisfactory to Buyer of West Virginia residence for Seller pursuant to W. Va. Code Section 11-21-71b, and (C) a duly executed Pennsylvania Department of Revenue Form REV-1832 Nonresident Withholding Exemption Certificate for such Seller;

(v)           an executed counterpart of the Closing Statement;

(vi)          an assignment of the Retained Assets from the applicable member of the Target Group to Seller (or its designated Affiliate), in the form of Exhibit F, duly executed by Seller (or its designated Affiliate) and the applicable member of the Target Group;

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(vii)         evidence of termination of each of the powers of attorney set forth on Schedule 7.28;

(viii)        resignations of, and releases from, each of the individuals who serves as an officer, director, or manager of a member of the Target Group, in each case, in the form of Exhibit H;

(ix)           the Transition Services Agreement, substantially in the form attached hereto as Exhibit I (the “Transition Services Agreement”), duly executed by Seller;

(x)            as and to the extent required pursuant to Section 9.13, counterparts of the Novation Agreement with respect to each applicable Target Group Hedge, duly executed by the applicable member of the Target Group or Seller or its Affiliate;

(xi)           all consents, bank signatory cards or other approvals necessary in order to (A) permit any Persons specified by Buyer in writing to Seller not later than ten (10) Business Days prior to Closing to control, immediately following the Closing, the Bank Accounts, and (B) remove the authority or approval of all signatories thereto (unless Buyer directs Seller to allow any of such signatories to remain authorized to sign for the Bank Accounts) to control or access, immediately following the Closing and thereafter, the Bank Accounts (if any) maintained by the Target Group;

(xii)          duly executed, acknowledged and release documents (including draft UCC-3 statements) necessary to evidence (x) the release and termination of (A) all Liens that encumber the Target Interests, except for Liens arising under federal and state Securities Laws or arising pursuant to the Governing Documents of each Company or imposed by Buyer or any of its Affiliates and (B) all other Liens securing Indebtedness for Borrowed Money of the kind described in clauses (a), (c) or (g) of such definition, including all amounts outstanding under the Existing Credit Facilities, incurred or owed by any member of the Target Group (the “Specified Indebtedness”) that encumber the Oil & Gas Assets or the Membership Interests, Securities or other ownership interest in any member of the Target Group, in sufficient counterparts for recordation in each of the counties in which the Oil & Gas Assets are located or other applicable jurisdictions; and (y) the release or termination of any guarantees made by the Target Group of any Specified Indebtedness;

(xiii)         executed Payoff Letters; and

(xiv)         the Management Side Letter, duly executed by the Person listed on Schedule 2.11(a)(xiv).

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(b)           Buyer shall deliver, execute and acknowledge (or cause the appropriate Persons to deliver, executed and acknowledge), as applicable, to Seller and the Companies (or the other appropriate identified Persons):

(i)            a duly executed certificate from an officer of AR and AM in the form attached hereto as Exhibit C, dated as of the Closing Date, certifying that the conditions set forth in Section 12.3(a) and Section 12.3(b) have been satisfied;

(ii)           an executed counterpart of the Closing Statement;

(iii)           by wire transfer of immediately available funds to the account(s) designated in writing by Seller to Buyer in the Closing Statement, from AR and/or AM, an amount equal to their respective Closing Purchase Price, minus their respective Pro Rata Share of Deposit, minus their Pro Rata Share of the Payoff Amount (such amount to be paid by AR and/or AM, in the aggregate, the “Closing Payment”); provided that, if the Defect Escrow Amount plus the Holdback exceeds the Deposit, then a portion of the Closing Payment equal to such excess will instead be deposited into the Escrow Account;

(iv)          a joint written instruction duly executed by AR and AM and delivered to the Escrow Agent, instructing the Escrow Agent to (x) distribute the full amount of the Deposit, less the Defect Escrow Amount, less the Holdback (but not less than $0) to Seller and (y) if applicable, to redesignate the Deposit, or portion thereof not so distributed, less the Holdback, as the “Defect Deposit” pursuant to the Escrow Agreement;

(v)           evidence, in form and substance satisfactory to Seller, that Buyer has replaced the Credit Support contemplated by Section 9.9;

(vi)          evidence, in form and substance satisfactory to Seller, that Buyer has (at its sole cost and expense) purchased, and the insurer thereunder has bound, the R&W Insurance Policy, in accordance with Section 9.8;

(vii)         a countersignature to the assignment and assumption agreement with respect to (i) Seller assigning to AR and AR assuming the HG II Production Interests, and (ii) Seller assigning to AM and AM assuming the HG II Midstream Holdings Interests, in the form of Exhibit B duly executed by AR and AM;

(viii)        the Transition Services Agreement, duly executed by AR and AM;

(ix)           as and to the extent required pursuant to Section 9.13, counterparts of the Novation Agreement with respect to each applicable Target Group Hedge, duly executed by the applicable member of the Target Group, AR or one of its Affiliates;

(x)            on behalf of Seller and the Target Group, an aggregate amount of cash required to be paid to fully satisfy all outstanding Specified Indebtedness (the “Payoff Amount”) to the applicable payees set forth in payoff letters delivered by Seller to Buyer prior to the Closing (the “Payoff Letters”), by wire transfer of immediately available funds in the amounts and to the accounts designated by such payees in such Payoff Letters; and

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(xi)           the Management Side Letter, duly executed by AR and AM.

Article III
TITLE MATTERS

Section 3.1             Independent Title Review.

(a)            Buyer Independent Examination. Subject to the other provisions of this Section 3.1, Buyer and its representatives shall have the right during the period (the “Examination Period”) from the Execution Date until 5:00 p.m. Central Standard Time on January 20, 2026 (such time, the “Claim Deadline”) to conduct land and title work on the Oil & Gas Assets, (“Independent Title Review”), and shall, by delivery of a Notice to Seller that complies with Section 3.1(d) on or before the Claim Deadline (a “Title Defect Notice”), assert the existence of alleged Title Defects with respect to the Oil & Gas Interests (each such assertion, a “Claim”). No Claims for Title Defects may be submitted after the Claim Deadline, and, except with respect to any breach of Section 7.30 or under the R&W Insurance Policy, any matters that may otherwise constitute Title Defects, but for which Buyer has not delivered a Title Defect Notice to Seller prior to the Claim Deadline, shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances. Subject to the limitations expressly set forth in this Agreement, including those set forth in Section 9.1(c), Section 9.1(d) and Section 14.11, during the Examination Period, Seller shall give, upon forty-eight (48) hours’ advance notice, Buyer and its representatives (accompanied by Seller or its representatives, at Seller’s sole discretion) reasonable access during normal business hours to the Target Group’s facilities, properties, and books and records in connection with Buyer’s Independent Title Review. To give Seller an opportunity to commence reviewing and curing alleged Title Defects asserted by Buyer, Buyer shall give Seller, on or before the end of each calendar week during the Examination Period prior to the Claim Deadline, written notice of all alleged Title Defects discovered by Buyer during such calendar week, which notice may be preliminary in nature and supplemented prior to the Claim Deadline (and which notices shall not constitute Title Defect Notices for purposes of this Agreement unless they comply with the terms of Section 3.1(d)); provided, however, that Buyer’s failure to timely deliver any such preliminary updates shall not limit any claims validly made at or prior to the Claim Deadline and shall not be deemed a breach of any covenant. The fees, costs and expenses incurred by Buyer in conducting its Independent Title Review or any other due diligence investigation shall be borne solely by Buyer.

(b)           During the Examination Period, Buyer shall maintain at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in amounts customary in the industry. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list Seller and its Affiliates and HG Energy as additional insureds to the extent of Buyer’s obligations under this Agreement only, (iii) waive subrogation against each of Seller and its Affiliates, and (iv) provide for five (5) days’ prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon written request by Seller, Buyer shall provide evidence of such insurance to Seller prior to gaining such access.

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(c)            Allocated Value. The “Allocated Value” means (i) for each Unpooled Interest, as to a Target Formation listed on Part 2 of Annex A-1, the dollar value set forth on Part 2 of Annex A-1 for each such Unpooled Interest; (ii) for each DSU as to a Target Formation listed on Annex A-3, the dollar value set forth on Annex A-3 for each such DSU; and (iii) for any Gathering System listed on Annex A-5, the dollar value set forth on Annex A-5 for each such Gathering System. Seller and the Companies have accepted such Allocated Values solely for purposes of determining any Title Defect Amounts, Title Benefit Amounts, for the purposes described in Section 4.3(b)(iii) and for purposes of sending notices of any Preferential Rights that are applicable to the transactions contemplated by this Agreement, but otherwise make no representation or warranty as to the accuracy of such values.

(d)           Title Defect Notice. In order to be valid for purposes of this Agreement, each Title Defect Notice asserting a claim for a Title Defect must be in writing but may be made by email or uploading such Title Defect Notice to a sharefile or other document sharing site established by the Parties for such purpose, and in each case is accessible to all of Seller’s notice Parties specified in Section 14.1, and must include:

(i)            a description in reasonable detail of the alleged Title Defect;

(ii)           the individual Unpooled Interest, Well or DSU, as applicable, affected by such alleged Title Defect (each a “Title Defect Property”) including, for any Well or DSU, the associated Oil & Gas Interest;

(iii)          the Allocated Value of the Unpooled Interest, Well or DSU, as applicable, subject to the alleged Title Defect;

(iv)          if the alleged Title Defect involves a shortfall in the Net Revenue Interest with respect to an Unpooled Interest, Well or DSU as to a Target Formation, the alleged actual Net Revenue Interest for such Unpooled Interest, Well or DSU as to such Target Formation;

(v)           if the alleged Title Defect involves an excess of Working Interest share with respect to an Unpooled Interest, Well or DSU as to a Target Formation, the alleged actual Working Interest share for such Unpooled Interest, Well or DSU as to such Target Formation;

(vi)          if the alleged Title Defect involves a shortfall in Net Mineral Acres for an Unpooled Interest as to a Target Formation, the alleged actual Net Mineral Acres of the Target Group for such Unpooled Interest as to such Target Formation;

(vii)         if the alleged Title Defect is a Lien, Buyer’s best estimate of the cost to remove such Lien;

(viii)        supporting documents reasonably necessary for Seller (as well as any experienced title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect;

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(ix)           Buyer’s good faith estimate of the Title Defect Amount and the computations and information upon which Buyer’s Title Defect assertion is based; and

(x)            a reasonably detailed description of any cures with respect to such Title Defect which would be acceptable to Buyer.

(e)            Cure of and Remedies for Title Defects. Seller shall have the right, but not the obligation, in its sole discretion, to attempt to cure (or to cause the Target Group to attempt cure prior to Closing) any asserted Title Defect until the date that is one hundred twenty (120) days following the Closing Date (the “Cure Deadline”) by giving written notice to Buyer of its election to cure prior to the Closing Date. If Seller elects to cure and actually cures the Title Defect prior to the Closing, then no Purchase Price adjustment will be made for such Title Defect and Buyer will be deemed to have waived such Title Defect for all purposes of this Article IV (but without limiting Buyer’s rights under the R&W Insurance Policy or for Fraud). Subject to Seller’s continuing right to cure or dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect validly asserted by Buyer is not waived in writing by Buyer or cured prior to Closing, then, subject to the Title Threshold Amount and the Title/Environmental Deductible Amount, Seller shall, at its sole discretion, elect to:

(i)            convey the affected Title Defect Property to Buyer (indirectly by virtue of conveying the Target Interests) at Closing and reduce the Closing Payment payable to Seller at Closing by the Title Defect Amount set forth in the Title Defect Notice for such Title Defect, taking into account the Title/Environmental Deductible Amount, which Title Defect Amount will be deposited into an escrow sub-account established pursuant to the Escrow Agreement (the “Defect Escrow Account”) at Closing; provided, however, that (A) if Seller fails to cure such Title Defect on or before the expiration of the Cure Deadline, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the escrowed Title Defect Amount attributable to such Title Defect to Buyer or (B) if Seller cures such Title Defect on or before the expiration of the Cure Deadline, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the escrowed Title Defect Amount attributable to such Title Defect to Seller;

(ii)            if Seller does not elect to cure such asserted Title Defect, reduce the Purchase Price pursuant to Section 2.3(b)(ii)(B) by an amount equal to the Title Defect Amount attributable to such Title Defect; or

(iii)           if Buyer consents, indemnify Buyer and (after Closing) the Target Group against all Losses resulting from such Title Defect pursuant to a customary indemnity agreement in a form mutually agreeable to the Parties.

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(f)            Title Defect Amount. If Seller elects not to cure any such Title Defect or is unable to cure any such Title Defect prior to the Cure Deadline as provided above, then the amount of each such Title Defect (the “Title Defect Amount”) shall be determined as follows:

(i)             if Buyer and Seller agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)            if the Title Defect is a Lien that is liquidated in amount, then the Title Defect Amount shall be the amount reasonably necessary to remove such Lien;

(iii)           if the Title Defect represents a discrepancy between (A) the actual Net Revenue Interest for an Unpooled Interest, Well or DSU, as to the Target Formation, and (B) the Net Revenue Interest set forth on Part 2 of Annex A-1 for such Unpooled Interest, on Annex A-2 for such Well, or Annex A-3 for such DSU, as applicable, as to such Target Formation (the “Scheduled NRI”), then the Title Defect Amount shall be the product of (x) the Allocated Value of such Unpooled Interest, Well or DSU, as applicable, for such Target Formation, multiplied by (y) a fraction (1) the numerator of which is the absolute value of the amount of such discrepancy and (2) the denominator of which is the Scheduled NRI for the Target Formation for such Unpooled Interest, Well or DSU, as applicable; provided that, if the Title Defect does not affect the applicable Unpooled Interest, Well or DSU throughout its entire productive life, the Title Defect Amount determined pursuant to this Section 3.1(f)(iii) shall be reduced to take into account the applicable time period only;

(iv)          if the Title Defect represents a discrepancy between (A) the actual Net Mineral Acres for an Unpooled Interest as to the Target Formation and (B) the Net Mineral Acres set forth on Part 2 of Annex A-1 for such Unpooled Interest as to the Target Formation (the “Scheduled NMA”), then the Title Defect Amount shall be the product of (x) the Allocated Value of such Unpooled Interest, as applicable, as to the Target Formation, multiplied by (y) a fraction (1) the numerator of which is the absolute value of the amount of such discrepancy and (2) the denominator of which is the Scheduled NMA for the Target Formation for such Unpooled Interest, as applicable; provided that, if the Title Defect does not affect the applicable Unpooled Interest throughout its entire productive life, the Title Defect Amount determined pursuant to this Section 3.1(f)(iv) shall be reduced to take into account the applicable time period only;

(v)           if the Title Defect represents an obligation, encumbrance upon or other defect in title to the Title Defect Property of a type not described above, or a Title Defect affects some but not all of the Target Formation pertaining to such Title Defect, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the affected Unpooled Interest, Well or DSU, the portion of the Unpooled Interest, Well or DSU (or any associated Oil & Gas Interest, including the depths) affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Unpooled Interest, Well or DSU, and such other reasonable factors as are necessary to make a proper evaluation;

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(vi)          notwithstanding anything to the contrary in this Article III, except in respect of Section 3.1(f) above, the sum of all Title Defect Amounts with respect to any particular Unpooled Interest, Well or DSU shall not exceed the Allocated Value of such Unpooled Interest, Well or DSU, as applicable; and

(vii)         the Title Defect Amount with respect to a Title Defect shall be determined separately for each Title Defect Property, and without any duplication of any costs or Losses for which Buyer otherwise receives credit in the calculation of the Purchase Price.

(g)           Title Benefits. If Seller discovers any Title Benefit on or before the expiration of the Cure Deadline, Seller shall, as soon as practicable but in any case prior to 5:00 p.m. Central Time on the Cure Deadline, deliver a Notice in writing, which may be made by email or uploading such Notice to a sharefile or other document sharing site established by the Parties for such purpose, provided such site is accessible to all of Buyer’s notice Parties specified in Section 14.1, to Buyer, which shall include (i) a description of the Title Benefit, (ii) the affected Unpooled Interest, Well or DSU (the “Title Benefit Property”) including, for any Well or DSU, the associated Oil & Gas Interests, (iii) the Allocated Value of such Title Benefit Property, (iv) the Allocated Value of each such Title Benefit Property, the amount by which Seller reasonably believes the Allocated Value of each such Title Benefit Property is increased by such Title Benefit, and the computations and information upon which Seller’s Title Benefit discovery is based and (v) supporting documents reasonably necessary for Buyer (as well as any experienced title attorney or examiner hired by Buyer) to verify the existence of the alleged Title Benefit. Seller shall have the right, but not the obligation, to deliver to Buyer a similar Notice on or before the expiration of the Examination Period with respect to each Title Benefit discovered by Seller. With respect to each Title Benefit Property reported hereunder (or which Buyer should have reported hereunder), an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit will be determined and agreed to by the Parties as soon as practicable and in a manner similar to that used to determine Title Defect Amounts pursuant to Section 3.1(f). Buyer shall also promptly furnish Seller with written notice of any Title Benefit (including a description of such Title Benefit and the Title Benefit Properties which is discovered by Buyer); provided, however, that the failure to promptly deliver any such notice shall not be deemed a breach of any covenant of Buyer as long as such notices are delivered by Buyer on or before the Cure Deadline.

(h)           Dispute.

(i)             Seller shall deliver written notice to Buyer prior to Closing, if it disputes any Title Defect claimed by Buyer. Seller and Buyer shall attempt to agree on (x) the existence and Title Defect Amount for all Title Defects prior to Closing (or, with respect to Seller’s post-Closing curative work, on or before the Cure Deadline) and (y) the existence and Title Benefit Amounts for all Title Benefits on or before the Cure Deadline. Any dispute with respect to the matters described in the preceding sentence that cannot be resolved by mutual agreement of Seller and Buyer in the time periods provided shall be exclusively and finally resolved by arbitration under this Section 3.1(h). If Buyer and Seller cannot agree upon the existence of a Title Defect (or cure thereof) or any Title Defect Amount on or before the Closing Date, Seller shall convey the affected Title Defect Property to Buyer (indirectly by virtue of conveying the Target Interests) at Closing and reduce the Closing Payment by the Title Defect Amount set forth in the Title Defect Notice for such Title Defect, taking into account the Title/Environmental Deductible Amount, which Title Defect Amount will be deposited into (or retained in) the Defect Escrow Account at Closing pending final resolution of such dispute in accordance with this Section 3.1(h). Without limiting Seller’s continuing right to assert Title Benefits until the Cure Deadline, if Seller and Buyer cannot agree on the existence of any Title Benefits or the applicable Title Benefit Amount for Title Benefits asserted on or before the Closing Date, the adjustments to the Closing Purchase Price with respect to Title Defects shall only take into account the Title Benefit Amounts agreed by the Parties as of Closing; provided, that, any adjustments to the Final Purchase Price with respect to finally determined Title Defects shall be offset by an amount equal to the Title Benefit Amounts of all finally determined Title Benefits, each as determined pursuant to the terms of this Agreement.

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(ii)            In the event that any dispute is required to be resolved under this Section 3.1(h), the disagreement shall be resolved by a title attorney with at least ten (10) years’ experience in oil and gas title matters in the geographic region where the Oil & Gas Assets are located who shall serve as the arbiter of any such disagreements (the “Title Arbitrator”). The Title Arbitrator shall be selected by mutual agreement of Buyer and Seller, or absent such agreement, within three (3) Business Days of becoming aware that such agreement cannot be made as to the selection of the Title Arbitrator, by the office of the American Arbitration Association in Pittsburgh, Pennsylvania. The Title Arbitrator shall not have worked as an employee, contractor or outside counsel for any of the Parties or their Affiliates during the ten (10)-year period preceding the arbitration or have any financial interest in the dispute. The arbitration proceeding shall be held in Pittsburgh, Pennsylvania, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.1(h). The Title Arbitrator’s determination shall be made no later than two (2) Business Days prior to the date that Buyer is required to deliver the Post-Closing Statement pursuant to Section 2.7(a) hereof, and, absent manifest error, shall be final and binding upon the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the terms set forth in this Section 3.1(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, (A) the Title Arbitrator may consult with and engage Third Parties (who have not worked as an employee, contractor or outside counsel for any of the Parties or their Affiliates (including any Quantum Affiliated Party) during the ten (10)-year period preceding the arbitration and do not have any financial interest in the dispute) to advise the arbitrator, including landmen, other title attorneys, and petroleum engineers; and (B) the Title Arbitrator shall choose either Seller’s position or Buyer’s position with respect to each matter addressed in a Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the existence of a Title Defect (or cure thereof) or Title Benefit and the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by any Party and may not award damages, interest, or penalties to either Party with respect to any other matter. Each of the Parties shall bear its own legal fees and other costs of presenting its case. The costs and expenses of the Title Arbitrator shall be borne by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party. Within two (2) Business Days following the final decision of the Title Arbitrator, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Title Defect Amount (or portion thereof) from the Defect Escrow Account so determined to be owed to either Party with respect to the applicable dispute, in accordance with such decision.

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(i)             Limitations on Title Defects. Notwithstanding anything in this Agreement to the contrary:

(i)             Buyer shall not have any right to assert, or recover for hereunder (and no adjustment to the Purchase Price shall be made pursuant to Section 2.3(b) for), any individual Title Defect with a Title Defect Amount less than $150,000 (the “Title Threshold Amount”);

(ii)            Buyer shall not have any right to assert, or recover for hereunder (and no adjustment to the Purchase Price shall be made pursuant to Section 2.3(b) for), any alleged Title Defect to the extent such Title Defect (A) arises under or pursuant to a Lease that Seller or a member of the Target Group previously acquired from Buyer or an Affiliate of Buyer (a “Legacy Antero Lease”), (B) such alleged Title Defect existed (and then only to the extent and magnitude that such Title Defect existed) at the time Seller or such member of the Target Group acquired the Legacy Antero Lease from Buyer or its Affiliate;

(iii)           there shall be no adjustment to the Purchase Price pursuant to Section 2.3(b)(ii) for any Title Defects unless and until the sum of the aggregate Title Defect Amounts of all uncured Title Defects in excess of the Title Threshold Amount, together with the sum of each Environmental Defect Amount in excess of the Environmental Threshold Amount, exceeds the Title/Environmental Deductible Amount, after which time Buyer shall be entitled to adjustments to the Purchase Price pursuant to Section 2.3(b)(ii) only for amounts in excess of the Title/Environmental Deductible Amount; and

(iv)          the aggregate Title Benefit Amounts shall only be applied as an offset to the aggregate finally determined Title Defect Amounts that exceed the Title Threshold Amount and shall in no event increase the Purchase Price.

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Section 3.2             Exclusive Rights and Obligations. THIS ARTICLE III AND Section 7.30 SET FORTH THE SOLE AND EXCLUSIVE RIGHTS AND OBLIGATIONS OF THE PARTIES WITH RESPECT TO TITLE MATTERS RELATING TO ANY ASSET OR PROPERTY OF THE TARGET GROUP, INCLUDING THE OIL & GAS ASSETS. THE ONLY REPRESENTATIONS AND COVENANTS BEING MADE BY SELLER WITH RESPECT TO THE TARGET GROUP’S TITLE TO THE OIL & GAS ASSETS ARE SET FORTH IN THIS ARTICLE III and Section 7.30 AND REPRESENT BUYER’S AND ITS AFFILIATES’ SOLE AND EXCLUSIVE REMEDIES WITH RESPECT TO TITLE TO THE OIL & GAS ASSETS. ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, OR COVENANTS OF TITLE BY THE TARGET GROUP OR SELLER, OF ANY KIND OR NATURE, EITHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE OIL & GAS ASSETS ARE HEREBY WAIVED AND DISCLAIMED IN THEIR ENTIRETY. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 3.2 SHALL PROHIBIT BUYER FROM MAKING A CLAIM AGAINST THE R&W INSURANCE POLICY FOR AN ALLEGED BREACH OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT OR A CLAIM AGAINST SELLER OR ITS AFFILIATES FOR FRAUD.

Article IV
ENVIRONMENTAL MATTERS

Section 4.1             Examination Period. Subject to the other provisions of this Article IV, Buyer shall have the right during the Examination Period to conduct environmental due diligence on the Oil & Gas Assets on its own behalf and account (“Independent Environmental Review”). The fees, costs, and expenses incurred by Buyer in conducting its Independent Environmental Review or any other due diligence investigation shall be borne solely by Buyer.

Section 4.2             Access to Oil & Gas Assets and Records. Subject to the limitations expressly set forth in this Agreement, including those set forth in Section 9.1(c), Section 9.1(d) and Section 14.11, Seller shall provide Buyer and its representatives access to the Oil & Gas Assets to conduct an environmental review and access to and the right to copy, at Buyer’s sole expense, the records and other material environmental reports in the possession of Seller or the Target Group for the purpose of conducting a customary environmental due diligence review of the Oil & Gas Assets, but only to the extent (a) that Seller or the Target Group, as applicable, may do so without violating applicable Laws, and (b) Seller or the Target Group, as applicable, has authority to grant such access without breaching any obligations to any Third Party or obligation of confidentiality binding on Seller, any member of the Target Group or the Oil & Gas Assets, as applicable. Seller shall use commercially reasonable efforts to obtain permission for Buyer to gain access to Oil & Gas Assets operated by Third Parties and the records and files of such Third Parties to inspect the condition of such properties, the Oil & Gas Assets, records and files; provided that none of Seller or its Affiliates shall be obligated to incur any cost, expense or obligation in connection with such commercially reasonable efforts. Such access by Buyer shall be limited to the normal business hours of the Target Group or any Third Party operator of an Oil & Gas Asset, as applicable, and Buyer’s investigation shall be conducted in a manner that reasonably minimizes interference with the operation of the business of the Target Group and any applicable Third Party operator. Except as required by Law, Buyer and Buyer’s representatives shall keep and maintain confidential (and not disclose to any other Person, in whole or in part) any results of (or reports or other documents arising from) Buyer’s Independent Environmental Review and shall use such results, reports or other documents arising therefrom solely for purposes of Buyer’s diligence, including rights to remedies for Environmental Defects hereunder; provided, that if the Closing should occur, the foregoing confidentiality restrictions and use restrictions on Buyer and Buyer’s representatives shall terminate except with respect to any Retained Assets. Notwithstanding anything herein to the contrary, for purposes of Buyer’s Independent Environmental Review and for any other access provided to Buyer pursuant to this Section 4.2, Buyer shall only be entitled to conduct a visual site inspection and Phase I Environmental Site Assessment (a “Phase I Environmental Site Assessment” as defined in applicable ASTM standards) of the Oil & Gas Assets. For the avoidance of doubt, Buyer shall not be permitted to conduct testing or sampling with respect to any Oil & Gas Asset, including invasive or intrusive surface or subsurface sampling or testing commonly known as a Phase II of the Oil & Gas Assets unless Buyer has first obtained Seller’s prior written consent, which consent may be given or withheld in Seller’s sole discretion.

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Section 4.3             Notice of Environmental Defects.

(a)           Subject to the other provisions of this Article IV, Buyer shall have the right, but not the obligation, in its sole discretion, by delivery of a Notice to Seller that complies with Section 4.3(b), on or before the Claim Deadline (an “Environmental Defect Notice”), to assert the existence of Environmental Defects with respect to the Oil & Gas Assets.

(b)           Each Environmental Defect Notice asserting a claim for an Environmental Defect with respect to any Oil & Gas Assets must be in writing, which may be made by email or uploading such Environmental Defect Notice to a sharefile or other document sharing site established by the Parties for such purpose, provided such site is accessible to all of Seller’s notice Parties specified in Section 14.1, and must include:

(i)             a reasonably detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement (including a reasonable description of the applicable Environmental Laws or Environmental Permits violated thereby; provided that Buyer shall not be required to confirm every possible Environmental Law or Environmental Permit that may be violated or implicated thereby);

(ii)            the Oil & Gas Asset(s) affected by the alleged Environmental Defect (the “Environmental Defect Property”);

(iii)           the Allocated Value of each Environmental Defect Property, if any;

(iv)          Buyer’s good faith estimate of the Environmental Defect Amount and a description of the method used to calculate the amount; and

(v)           the documents and information relied upon by Buyer and reasonably necessary for Seller to identify the basis for the alleged Environmental Defect and calculate the Environmental Defect Amount.

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(c)            No claims for Environmental Defects may be submitted after the Claim Deadline, and any matters that may otherwise constitute Environmental Defects, but for which Buyer has not delivered an Environmental Defect Notice to Seller on or prior to the Claim Deadline, shall be deemed to have been waived by Buyer for all purposes of this Agreement (but without limiting Buyer’s rights under the R&W Insurance Policy or for Fraud). To give Seller an opportunity to commence reviewing and curing alleged Environmental Defects asserted by Buyer, Buyer shall use commercially reasonable efforts to give Seller, on or before the end of each week during the Examination Period prior to the Claim Deadline, written notice of all alleged Environmental Defects discovered by Buyer during such calendar week, which notice may be preliminary in nature and supplemented prior to the Claim Deadline (and which notices shall not constitute Environmental Defect Notices for purposes of this Agreement unless they comply with the terms of Section 4.3(b)), provided, however, that Buyer’s failure to timely deliver any such preliminary updates shall not limit any claims validly made at or prior to the Claim Deadline and shall not be deemed a breach of any covenant.

Section 4.4             Cure of and Remedies for Environmental Defects.

(a)           Seller shall have the right, but not the obligation, to attempt to cure any Environmental Defect asserted by Buyer in accordance with the Lowest Cost Response at any time prior to the Closing Date. If Seller cures an Environmental Defect in accordance with the Lowest Cost Response prior to the Closing, then no Purchase Price adjustment will be made for such Environmental Defect, and Buyer will be deemed to have waived such Environmental Defect for all purposes of this Article IV and Section 12.1(c). Subject to Seller’s continuing right to dispute the existence of an Environmental Defect or the Environmental Defect Amount asserted with respect thereto, in each case pursuant to Section 4.5, in the event that any Environmental Defect is not waived in writing by Buyer or fully cured prior to Closing, then, subject to the Environmental Threshold Amount and the Title/Environmental Deductible Amount, the Parties shall reduce the Purchase Price pursuant to Section 2.3(b)(ii)(C) by the Environmental Defect Amount or such other amount as may be agreed upon in writing by Seller and Buyer.

(b)           Notwithstanding anything to the contrary herein, with respect to any disputed Environmental Defects as of the Closing Date, the Closing Payment payable to Seller at Closing shall be reduced by the Environmental Defect Amount set forth in the Environmental Defect Notice for such Environmental Defect, taking into account the Title/Environmental Deductible Amount, which Environmental Defect Amount will be deposited into (or retained in) the Defect Escrow Account at Closing until such defect is finally resolved in accordance with Section 4.5. Subject to the foregoing, and subject to and without limitation of any of Buyer’s rights under the R&W Insurance Policy, Article V, or for Fraud, from and after the Closing, Buyer and the Target Group shall be deemed to have assumed full responsibility for all Losses, costs and expenses attributable to such operations as may be necessary to cure, remediate, address, remove or remedy any Environmental Defect and all Losses with respect thereto.

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Section 4.5             Dispute. Seller shall deliver written notice to Buyer prior to Closing, if it disputes any Environmental Defect claimed by Buyer. Seller and Buyer shall attempt to agree on the existence and Environmental Defect Amount for all Environmental Defects prior to Closing. If, with respect to any of the Oil & Gas Assets, Buyer and Seller cannot agree upon the existence of an Environmental Defect (or cure thereof) or any Environmental Defect Amount on or before the Closing Date, (a) Seller shall convey the affected Oil & Gas Asset to Buyer (indirectly by virtue of conveying the Target Interests) at Closing and reduce the Closing Payment payable to Seller at Closing by the Environmental Defect Amount set forth in the Environmental Defect Notice for such Environmental Defect, taking into account the Title/Environmental Deductible Amount, which Environmental Defect Amount will be deposited into (or retained in) the Defect Escrow Account at Closing and (b) such dispute shall be exclusively and finally resolved by arbitration under this Section 4.5. Any such dispute shall be resolved by a reputable environmental consultant or attorney with at least ten (10) years’ experience in oil and gas environmental matters in the region in which the Oil & Gas Assets are located, who shall serve as the arbiter of any such disagreements (the “Environmental Arbitrator”). The Environmental Arbitrator shall be selected by mutual agreement of Buyer and Seller, or absent such agreement, within three (3) Business Days of becoming aware that such agreement cannot be made as to the selection of the Environmental Arbitrator, by the office of the American Arbitration Association in Pittsburgh, Pennsylvania. The Environmental Arbitrator shall not have worked as an employee, contractor or outside counsel for any of the Parties or their Affiliates (including any Quantum Affiliated Party) during the ten (10) year period preceding the arbitration or have any financial interest in the dispute. The arbitration proceeding shall be held in Pittsburgh, Pennsylvania, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 4.5. The Environmental Arbitrator’s determination shall be made no later than two (2) Business Days prior to the date that Buyer is required to deliver the Post-Closing Statement pursuant to Section 2.7(a) hereof, and, absent manifest error, shall be final and binding upon the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal. In making their determination, the Environmental Arbitrator shall be bound by the terms set forth in this Section 4.5 and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. Additionally, (a) the Environmental Arbitrator may consult with and engage disinterested Third Parties (who have not worked as an employee, contractor or outside counsel for any of the Parties or their Affiliates during the ten (10)-year period preceding the arbitration and do not have any financial interest in the dispute) to advise the arbitrator, including other environmental consultants and petroleum engineers, and (b) the Environmental Arbitrator shall choose either Seller’s position or Buyer’s position with respect to each matter addressed in an Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the existence of an Environmental Defect and the specific disputed Environmental Defect Amounts submitted by any Party and may not award damages, interest or penalties to any Party with respect to any other matter. Any decision rendered by the Environmental Arbitrator pursuant hereto shall be final, conclusive and binding on the Parties and will be enforceable against any of the Parties in any court of competent jurisdiction. Each of the Parties shall bear its own legal fees and other costs of presenting its case. Within two (2) Business Days following the decision of the Environmental Arbitrator, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Environmental Defect Amount (or portion thereof) from the Defect Escrow Account so determined to be owed to either Party with respect to the applicable dispute, in accordance with such decision. The costs and expenses of the Environmental Arbitrator shall be borne by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party. Notwithstanding anything to the contrary herein, any Oil & Gas Asset subject to dispute pursuant to this Section 4.5 shall be conveyed to Buyer at Closing without adjustment to the Purchase Price (but subject to the adjustment to the Closing Payment contemplated in Section 4.4(b)) and Buyer’s sole remedy with respect to any such dispute shall be compensation from the Escrow Account consistent with the Environmental Arbitrator’s decision.

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Section 4.6             Limitations on Environmental Defects. Notwithstanding anything in this Agreement to the contrary:

(a)            Buyer shall not have any right to assert, or recover for hereunder (and no adjustment to the Purchase Price shall be made pursuant to Section 2.3(b)(ii) for), any individual Environmental Defect with an Environmental Defect Amount less than $300,000 (the “Environmental Threshold Amount”);

(b)           the Parties agree that for purposes of calculating the Environmental Threshold Amount pursuant to Section 4.6(a), each Environmental Defect shall be determined on a per event, occurrence, incident or release basis; and

(c)           there shall be no adjustment to the Purchase Price pursuant to Section 2.3(b)(ii) for any Environmental Defects unless and until the sum of each Environmental Defect Amount in excess of the Environmental Threshold Amount, together with the sum of each Title Defect Amount in excess of the Title Threshold Amount, exceeds the Title/Environmental Deductible Amount, after which time Buyer shall be entitled to adjustments to the Purchase Price pursuant to Section 2.3(b)(ii) only for amounts in excess of the Title/Environmental Deductible Amount.

Section 4.7             Exclusive Rights and Obligations. The rights and remedies granted to Buyer in this Article IV, Article V and Section 7.16 are the exclusive rights and remedies against Seller and the Target Group related to any Environmental Liabilities, Environmental Conditions or Environmental Defects, or Losses related thereto, relating to any asset or property of the Target Group, including the Oil & Gas Assets. Subject to and without limitation of any of Buyer’s rights under the R&W Insurance Policy or for Fraud, Buyer expressly waives, and releases Seller and its Affiliates, and of their respective direct and indirect equityholders, partners, members, directors, officers, managers, employees, agents and representatives from, any and all other rights and remedies it may have against Seller regarding Environmental Defects, Environmental Liabilities or Environmental Conditions whether for contribution, indemnity or otherwise. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas Law. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS Section 4.7 SHALL PROHIBIT BUYER FROM MAKING A CLAIM AGAINST THE R&W INSURANCE POLICY FOR AN ALLEGED BREACH OF ANY REPRESENTATION AND WARRANTY SET FORTH IN THIS AGREEMENT OR A CLAIM AGAINST SELLER OR ITS AFFILIATES FOR FRAUD.

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Article V
CASUALTY & CONDEMNATION

Section 5.1             Casualty and Condemnation. Subject to the other terms of this Article V, Section 12.1(c) and Section 12.2(a), if at any time after the Execution Date and prior to the Closing, any portion of the Oil & Gas Asset is (a) damaged or destroyed by fire or other casualty loss (not including normal wear and tear or reservoir changes) or (b) expropriated or taken into condemnation or under right of eminent domain (clauses (a) and (b) each, a “Casualty Loss”), (i) the Parties shall nevertheless be required to consummate the Closing and (ii) at Closing, Seller, if applicable, shall contribute to the Target Group all sums paid to Seller or its Affiliates or HG Energy (other than the Target Group) by Third Parties by reason of any Casualty Losses insofar as with respect to the Oil & Gas Assets and shall assign, transfer and set over to the Target Group or subrogate the Target Group to all of Seller’s (and its Affiliates’, but excluding the Target Group’s), or HG Energy’s right, title and interest (if any) in insurance claims and the ability and right to claim, unpaid awards and other rights, in each case, against Third Parties arising out of any and all such Casualty Losses.

Article VI
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to Buyer as of the Execution Date and as of the Closing Date as follows:

Section 6.1             Organization. Seller is duly organized, validly existing, and in good standing (or equivalent) under the Laws of the State of Delaware and, under the Laws of each state or other jurisdictions where the actions to be performed by Seller hereunder makes such qualification or licensing necessary, except in those states or other jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement or the other Related Agreements to which Seller is, or will be, a party.

Section 6.2             Authority. Seller has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller.

Section 6.3             Enforceability. This Agreement and each Related Agreement to which Seller is a party has been duly and validly executed and delivered by Seller and, assuming that this Agreement and each Related Agreement has been duly and validly executed and delivered by the other parties hereto and thereto, constitutes a legal, valid and binding agreement of Seller, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application from time to time in effect that affect creditors’ rights generally and (b) general principles of equity.

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Section 6.4             Title to Target Interests. Seller is the direct, record owner and beneficial owner of the Target Interests, free and clear of all Liens and at the Closing, the delivery by Seller to Buyer of the Assignment Agreements will vest Buyer with good and valid title to all of the Target Interests held by Seller free and clear of all Liens, in each case, except for Liens arising under federal and state Securities Laws, arising pursuant to the Governing Documents of each Company or imposed by Buyer or any of its Affiliates following the Closing.

Section 6.5             No Violation or Breach. Except as set forth on Schedule 6.5 and assuming receipt of all applicable consents and approvals (including under the HSR Act) required in connection with the consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement nor the Related Agreements to which Seller is a party nor the consummation of the transactions and performance of the terms and conditions hereof and thereof by Seller will (a) result in a violation or breach of any provision of the Governing Documents of Seller or any resolution adopted by Seller’s board of directors, managers or officers, (b) contravene, violate or conflict with, or permit the cancellation, termination, acceleration or modification of any terms by a Third Party of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the termination or acceleration of the maturity of, or result in the loss of a material benefit or increase in any fee, liability, obligation under, any Contract under which Seller is bound, (c) contravene, violate or conflict with any Law or Order applicable to Seller, any of its Affiliates or its assets (including the Oil & Gas Assets), (d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Approval that relates to the Oil & Gas Assets, or (e) result in the imposition or creation of any material Lien upon or with respect to any of the Target Interests or Oil & Gas Assets, except for Permitted Encumbrances, except in each case of clauses (b) through (e) above, where such violation, conflict cancellation, termination acceleration, default, consent, loss, increase, creation or imposition would not have a Material Adverse Effect.

Section 6.6             Brokerage Arrangements. Except as set forth on Schedule 6.6, Seller has not entered into (directly or indirectly) any Contract with any Person that would require the payment by the Target Group or Buyer or its Affiliates of a commission, brokerage, or “finder’s fee,” or other similar fee in connection with this Agreement, the Related Agreements, or the transactions contemplated hereby or thereby.

Section 6.7             Litigation. As of the Execution Date, neither Seller nor any of its Affiliates (other than the Target Group) are subject to any pending or, to Seller’s Knowledge, threatened Proceeding at Law or in equity or any Order, injunction, judgment or decree of a Governmental Authority which could reasonably be expected to have the effect of restricting, making illegal or otherwise prohibiting (a) Seller’s ability to perform its obligations under this Agreement or the Related Agreements or (b) the consummation of the transactions contemplated by this Agreement and the Related Agreements.

Section 6.8             Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by Seller or any of its Affiliates or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates and Seller and its Affiliates (a) are and will be able to pay their debts as they mature and (b) are and will be solvent.

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Article VII
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Seller (on behalf of the Companies and the Company Subsidiaries) hereby represent and warrant to Buyer as of the Execution Date and as of the Closing Date as follows:

Section 7.1             Organization. Each member of the Target Group is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Each member of the Target Group has all requisite power and authority to own, lease and operate its properties, rights or assets, carry on its businesses as now being conducted, and to carry out the transactions contemplated by this Agreement. Each member of the Target Group is duly qualified or licensed to do business and in good standing (or equivalent) in each jurisdiction where the character of its business or the nature of its properties, rights or assets makes such qualification or licensing necessary, except where the failure to be so qualified or be licensed would not have a Material Adverse Effect.

Section 7.2             Authority; Governing Documents.

(a)            Each Company has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to which it is or will become a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Related Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of each Company.

(b)           Seller has made available to Buyer complete and accurate copies of the Governing Documents and all board consents and written resolutions of the members of the Target Group.

Section 7.3             Enforceability. This Agreement and each Related Agreement to which any member of the Target Group is or will be a party has been duly and validly executed and delivered by each applicable member of the Target Group and, assuming that this Agreement and each Related Agreement has been duly and validly executed and delivered by the other parties hereto and thereto, constitutes a legal, valid and binding agreement of each applicable member of the Target Group, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, and (b) general principles of equity.

Section 7.4             Capitalization.

(a)            Schedule 7.4 sets forth, for each member of the Target Group, a true and complete list that accurately reflects all of the issued and outstanding Target Interests and the record and beneficial owners thereof.

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(b)           The authorized Membership Interests of HG II Production consist solely of the HG II Production Interests which are not certificated. All outstanding Membership Interests of HG II Production are duly authorized and validly issued. Except for the HG II Production Interests, there are no outstanding (i) Membership Interests or other voting Securities of HG II Production, (ii) Securities of HG II Production or any other Person convertible into or exchangeable or exercisable for Membership Interests or other voting Securities of, or any other interest in, HG II Production and (iii) subscriptions, options, warrants, calls, rights (including preemptive rights), equity appreciation, phantom equity, profit participation, redemption rights, commitments, understandings or agreements to which HG II Production is a party or by which it is bound obligating HG II Production to issue, grant, transfer, convey, assign, deliver, sell, purchase, redeem or acquire Membership Interests or other voting Securities of, or any other interest in, HG II Production (or Securities convertible into or exchangeable or exercisable for Membership Interests or other voting Securities of, or any other interest in, HG II Production) or obligating HG II Production to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

(c)           The authorized Membership Interests of HG II Midstream Holdings consist solely of the HG II Midstream Holdings Interests which are not certificated. All outstanding Membership Interests of HG II Midstream Holdings are duly authorized, validly issued, fully paid and non-assessable. Except for the HG II Midstream Holdings Interests, there are no outstanding (i) Membership Interests or other voting Securities of HG II Midstream Holdings, (ii) Securities of HG II Midstream Holdings or any other Person convertible into or exchangeable or exercisable for Membership Interests or other voting Securities of, or any other interest in, HG II Midstream Holdings and (iii) subscriptions, options, warrants, calls, rights (including preemptive rights), equity appreciation, phantom equity, profit participation, redemption rights, commitments, understandings or agreements to which HG II Midstream Holdings is a party or by which it is bound obligating HG II Midstream Holdings to issue, grant, transfer, convey, assign, deliver, sell, purchase, redeem or acquire Membership Interests or other voting Securities of, or any other interest in, HG II Midstream Holdings (or Securities convertible into or exchangeable or exercisable for Membership Interests or other voting Securities of, or any other interest in, HG II Midstream Holdings) or obligating HG II Midstream Holdings to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

(d)           The authorized Membership Interests of each the Company Subsidiaries, collectively, consist solely of the Subsidiary Interests. All outstanding Membership Interests of each of the Company Subsidiaries are duly authorized, validly issued, fully paid and non-assessable. Except for the Subsidiary Interests, there are no outstanding (i) Membership Interests or other voting Securities of the Company Subsidiaries, (ii) Securities of the Company Subsidiaries or any other Person convertible into or exchangeable or exercisable for Membership Interests or other voting Securities of, or any other interest in, the Company Subsidiaries, and (iii) subscriptions, options, warrants, calls, rights (including preemptive rights), equity appreciation, phantom equity, profit participation, redemption rights, commitments, understandings or agreements to which the Company Subsidiaries are a party or by which they are bound obligating the Company Subsidiaries to issue, grant, transfer, convey, assign, deliver, sell, purchase, redeem or acquire Membership Interests or other voting Securities of, or any other interest in, the Company Subsidiaries (or Securities convertible into or exchangeable or exercisable for Membership Interests or other voting Securities of, or any other interest in, the Company Subsidiaries) or obligating either Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

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(e)            No Membership Interests of any member of the Target Group have been reserved for issuance or issued in violation of, and none are subject to, any preemptive rights, purchase or call options, drag-along rights, tag-along rights, subscription rights, rights of first refusal or other similar rights except as set forth in the Governing Documents of the Target Group or this Agreement. Without limiting the generality of the foregoing, none of the Target Interests or Subsidiary Interests are subject to any voting trust, voting agreement or other agreement, right, instrument or understanding relating to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Membership Interests of any member of the Target Group other than this Agreement. There are, and there will be as of the Closing, no outstanding stock appreciation, phantom stock, profit participation or similar rights which are obligations of any member of the Target Group. There are no bonds, debentures, notes or other indebtedness of any member of the Target Group having the right to vote or consent (or, convertible into, or exchangeable for, Securities having the right to vote or consent) on any matters on which holders of Membership Interests of any member of the Target Group may vote.

(f)            Other than the Company Subsidiaries, HG II Production and HG II Midstream Holdings do not own any Securities or interests in, or have any investments in, any Person, and the Companies do not have any Subsidiaries or directly or indirectly owns, of record or beneficially, any interest in, or any interest convertible into, exercisable for the purchase of, or exchangeable for any such interest. There are no current or prospective obligations, contingent or otherwise, of the Companies to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. HG II Production is the direct owner and beneficial owner of the Subsidiary Interests of HG II Appalachia. HG II Midstream Holdings is the direct owner and beneficial owner of the Subsidiary Interests of HG II Midstream. Each of HG II Production and HG II Midstream Holdings owns it respective Subsidiary Interests free and clear of all Liens, except for Liens (A) arising under federal and state Securities Laws, (B) arising pursuant to the Governing Documents of each Company Subsidiary, (C) imposed by Buyer or any of its Affiliates or (D) that will be released at or concurrently with Closing.

(g)           The Company Subsidiaries do not own any Securities or interests in, or have any investments in, any Person, and the Company Subsidiaries do not have any Subsidiaries or directly or indirectly owns, of record or beneficially, any interest in, or any interest convertible into, exercisable for the purchase of, or exchangeable for any such interest. There are no current or prospective obligations, contingent or otherwise, of the Company Subsidiaries to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.

(h)           All of the Membership Interests of the members of the Target Group were issued in compliance with applicable Laws.

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(i)             No member of the Target Group is party to any Contract that obligates it to (and does not otherwise have any obligation to, except as required under Securities Laws) register for resale any debt securities or equity interests of such member of the Target Group.

Section 7.5             No Violation or Breach. Except as set forth on Schedule 7.5, and assuming the receipt of all applicable consents and approvals (including under the HSR Act) required in connection with the consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement or the Related Agreements to which it is or will be a party nor the consummation of the transactions and performance of the terms and conditions hereof and thereof by either Company will (with or without notice or lapse of time), (a) result in a violation or breach of any provision of the Governing Documents of the Target Group; (b) contravene, violate or conflict with, or permit the cancellation, termination, acceleration or modification of any terms by a Third Party of, or constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, result in the termination or acceleration of the maturity of, or result in the loss of a material benefit or increase in any fee, liability, obligation under, any Contract under which the Target Group may be subject; (c) contravene, violate or conflict with any Law or Order applicable to the Target Group or the Oil & Gas Assets; (d) result in or require the creation or imposition of, any Lien, other than a Permitted Encumbrance, upon or with respect to the Target Group or the Target Interests, or (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Approval that relates to the Oil & Gas Assets, except in each case of clauses (b) through (e) above, where such violation, conflict cancellation, termination acceleration, default, consent, loss, increase, creation or imposition would not have a Material Adverse Effect.

Section 7.6             Consents; Preferential Rights. Except as set forth on Schedule 7.6, and except any filings required under the HSR Act, (a) other than Customary Post-Closing Consents, no Consent, approval, authorization, or permit of, or filing with or notification to, any Person by any member of the Target Group is required for or in connection with the execution and delivery of this Agreement and the Related Agreements to which it is or will be a party, or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby; and (b) there are no Preferential Rights, tag-along rights, drag-along rights or other similar rights that are applicable to the transfer of the Target Interests to Buyer or otherwise in connection with the transactions contemplated hereby.

Section 7.7             Brokerage Arrangements. Except as set forth on Schedule 7.7, none of the Companies nor any of their respective Affiliates has entered into (directly or indirectly) any Contract with any Person that would require the payment by the Target Group or Buyer or its Affiliates of a commission, brokerage or “finder’s fee,” or other similar fee in connection with this Agreement, the Related Agreements, or the transactions contemplated hereby or thereby.

Section 7.8             Litigation. Except as set forth on Schedule 7.8 or for any matter that has not had (and could not reasonably be excepted to have) a Material Adverse Effect, (a) there is no Proceeding pending or, to Seller’s Knowledge, threatened in writing against the Target Group, and (b) the Target Group is not subject to any Order, injunction, judgment or decree of a Governmental Authority material to the business of the Target Group (other than Orders, decrees, judgments and similar promulgations by Governmental Authorities that are generally applicable to the operation of oil and gas assets similar to the Oil & Gas Assets (or to owners or operators thereof) or that are required to be obtained in the ordinary course) which could reasonably be expected to have the effect of restricting, making illegal or otherwise prohibiting (i) Seller’s or the Target Group’s ability to perform their respective obligations under this Agreement or the Related Agreements or (ii) the consummation of the transactions contemplated by this Agreement and the Related Agreements. Except as set forth on Schedule 7.8, or for any matter that has not had (and could not reasonably be excepted to have) a Material Adverse Effect, neither Seller, any member of the Target Group, nor any of their Affiliates has received any written claim, written notice or other written statement claiming any Loss, strict liability, tort, violation of any Law or any investigation (in each case) with respect to the ownership or operation of the Oil & Gas Assets, which remains unresolved.

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Section 7.9             Compliance with Laws. Except as set forth on Schedule 7.9, (a) there is no uncured material violation by the Target Group of any Laws (excluding Tax Laws and Environmental Laws, which are addressed in Section 7.12 and Section 7.16, respectively), (b) except for any matter that has not had (and could not reasonably be excepted to have) a Material Adverse Effect, the Oil & Gas Assets have, been owned and operated (where Seller or any of its Affiliates is the operator) by Seller or its Affiliates, or by HG Energy, in compliance in all material respects with all applicable Laws and (c) Seller nor any of its Affiliates nor HG Energy are subject to any material fines or penalties levied by any Governmental Authorities with respect to the ownership and operation of the Oil & Gas Assets. Neither Seller nor its Affiliates, nor HG Energy, has received any written notice of a material violation of any Law (excluding Tax Laws and Environmental Laws, which are addressed in Section 7.12 and Section 7.16, respectively) with respect to the Oil & Gas Assets that remains unresolved as of the Execution Date.

Section 7.10           Financial Statements and Reserve Report.

(a)           Schedule 7.10(a) sets forth copies of (collectively, the “Financial Statements”) (i) Seller’s audited consolidated balance sheet as of December 31, 2024, December 31, 2023, and December 31, 2022 and related consolidated statements of operations, statements of changes in members’ equity and statements of cash flows for the fiscal years ended December 31, 2024, and December 31, 2023, and (ii) Seller’s unaudited condensed consolidated balance sheet as of September 30, 2025 (the “Balance Sheet Date”) and related condensed statement of operations and condensed statement of cash flows for the nine (9)-month period ended September 30, 2025 (collectively, the “Interim Financial Statements”).

(b)           Except as set forth on Schedule 7.10(b), or as otherwise disclosed in the notes thereto, and subject in the case of the Interim Financial Statements, to the absence of footnotes and recurring year-end adjustments, each Financial Statement presents fairly in all material respects the consolidated financial condition of Seller and its Subsidiaries as of the respective dates thereof and the consolidated operating results of Seller and its Subsidiaries for the periods covered thereby, in each case in conformity with GAAP in all material respects consistently applied throughout the periods indicated by the Target Group and presents fairly, in all material respects, the financial position, results of operations and cash flows of the Target Group as of the indicated dates and for the periods indicated therein.

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(c)           There are no liabilities of or with respect to the Target Group that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of the Target Group other than (i) as set forth in Schedule 7.10(c) or the other Schedules, (ii) liabilities accrued, reserved, reflected, or otherwise disclosed in the Financial Statements, (iii) liabilities incurred in the ordinary course of business consistent with past practice after the date of applicable Financial Statements, (iv) liabilities reflected in or taken into account in connection with the calculation of Working Capital Liabilities or by downward adjustment to the Purchase Price, (v) liabilities under this Agreement and the other Related Agreements or incurred in connection with the transactions contemplated by this Agreement and the other Related Agreements or (vi) as would not result in a Material Adverse Effect.

(d)           Schedule 7.10(d) sets forth a copy of Seller’s reserve report relating to the assets of the Target Group as of December 31, 2024, prepared or audited by an independent petroleum engineering firm.

Section 7.11           No Material Adverse Effect; Absence of Changes. Except as set forth on Schedule 7.11, since the Balance Sheet Date, (a) each member of the Target Group has, and, with respect to the Target Group and the Oil & Gas Assets, each of Seller and HG Energy has, conducted its business (i) in the ordinary course of business consistent with past practice in all material respects or (ii) as otherwise contemplated by this Agreement; and (b) there has not been any event, condition, change, circumstance, set of facts, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.12           Taxes. Except as set forth on Schedule 7.12:

(a)           All material Tax Returns required to be filed by or with respect to any member of the Target Group or with respect to the Oil & Gas Assets have been timely filed and such Tax Returns are accurate, complete and correct in all material respects.

(b)           All material Taxes due and payable by or with respect to any member of the Target Group or with respect to the Oil & Gas Assets have been paid.

(c)           Each of the Companies and the Company Subsidiaries is, and always has been, treated as an entity disregarded as separate from Seller for U.S. federal Income Tax purposes and no election has been made, to treat any Company or Company Subsidiary as an association taxable as a corporation for U.S. federal Income Tax purposes.

(d)           No Oil & Gas Asset is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership Income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute (other than as a result of Seller’s indirect ownership of such Oil & Gas Asset).

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(e)           All Tax withholding and deposit requirements imposed on or with respect to any member of the Target Group or with respect to the Oil & Gas Assets have been satisfied in all material respects.

(f)            No member of the Target Group (i) is a party to or bound by any Tax sharing, allocation or indemnity agreement or arrangement (other than pursuant to any commercial agreement containing customary Tax allocation or gross-up provisions entered into in the ordinary course of business and not primarily related to Taxes (a “Customary Contract”)), (ii) has any liability for the Taxes of any Person (other than with respect to a member of the Target Group) under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract (other than a Customary Contract) or otherwise, and (iii) has ever been a member of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under U.S. state or local or non-U.S. Law.

(g)           No member of the Target Group has received written notice of any proposed or threatened audit, assessment or adjustment with respect to Taxes or Tax Returns of or with respect to any member of the Target Group or the Oil & Gas Assets that has not been finally resolved, withdrawn or settled.

(h)           No Tax audits or administrative or judicial Proceedings are being conducted, pending or threatened in writing with respect to any member of the Target Group or with respect to the Oil & Gas Assets.

(i)            No member of the Target Group has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(j)            No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into with, issued by, or requested from any Taxing Authority, in each case in respect of any member of the Target Group.

(k)           There are no liens for Taxes (other than liens described in clause (c) of Permitted Encumbrances) on any of the Target Interests or any of the Oil & Gas Assets.

(l)            There is not currently in effect, and no member of the Target Group has consented to, any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any amounts of Taxes with respect to the Target Group, and no power of attorney, that is currently in effect, has been granted with respect to any matter relating to Asset Taxes or Taxes of a member of the Target Group.

(m)          No claim has been made by any Taxing Authority in any jurisdiction in which a member of the Target Group does not file Tax Returns that any Tax Return is or may be required to be filed in such jurisdiction with respect to such member of the Target Group.

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(n)           Each member of the Target Group is in material compliance with all applicable Laws relating to unclaimed or abandoned property, and no member of the Target Group is subject to, nor has received notice of, any audit or proceeding relating to any escheat or unclaimed or abandoned property obligations.

Section 7.13           Contracts.

(a)           Schedule 7.13(a) sets forth, as of the Execution Date, the following Contracts to which any member of the Target Group is a party (including as the successor in interest to the original party), or, to Seller’s Knowledge, which is otherwise binding on any member of the Target Group or their respective Oil & Gas Assets (each, a “Material Contract”):

(i)            any Contract for the (A) sale, purchase, supply, exchange or other disposition of Hydrocarbons or (B) gathering, treatment, transportation, processing, storage, marketing or similar Contract (including any Contracts that provides for a dedication or volume commitments) of Hydrocarbons, in each case, which cannot be terminated by the applicable member of the Target Group party thereto on not greater than ninety (90) days’ notice;

(ii)           any Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract evidencing Indebtedness for Borrowed Money that will be binding upon the Oil & Gas Assets, any member of the Target Group or Buyer after the Closing;

(iii)          any Contract guaranteeing any obligation of another Person (excluding any guarantees by one member of the Target Group of the obligations of another member of the Target Group);

(iv)          any Contract that prohibits or materially restricts the applicable member of the Target Group from competing in any jurisdiction, including any Contract that: (A) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future; (B) includes non-competition or non-solicitation restrictions (excluding solely confidentiality obligations); or (C) includes any right of first offer or right of first refusal that are applicable to any member of the Target Group or their interest in the Oil & Gas Assets; provided that a Contract shall not constitute a Material Contract pursuant to this subsection (iv) solely because such Contract contains provisions providing for maintenance of uniform interests or because such Contract is a surface use agreement or similar Contract containing customary setback provisions;

(v)           any Contract that can reasonably be expected to result in aggregate payments or receipts of revenue by or on behalf of the applicable member of the Target Group of more than $500,000 during the current or any subsequent fiscal year or $1,000,000 in the aggregate over the term of such Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues), but expressly excluding customary joint operating agreements;

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(vi)          all Contracts for the purchase, sale, exchange, gathering, treatment, processing, storage, delivery, fractionation, disposal, compression, stabilization or transportation of Hydrocarbons or water that contains (A) guaranteed or minimum throughput, volumes, delivery or output or other similar commitments, (B) acreage or leasehold dedications, volume dedications or similar requirements, (C) any calls on, or options to purchase, quantities of Hydrocarbon, or (D) take or pay, advance payments, prepayment or similar provisions requiring Hydrocarbons or water to be gathered, stored, delivered, transported, disposed, stabilized, processed, treated, fractionated, compressed, transported, exchanged or sold without receiving full payment therefor;

(vii)         any Contract that constitutes a lease under which the applicable member of the Target Group is the lessor or the lessee of any real or personal property or fixtures (other than a Lease) which lease (A) cannot be terminated by the applicable member of the Target Group without penalty upon ninety (90) days or less notice or (B) involves an annual base rental of more than $500,000;

(viii)        any Contracts for the use or sharing of drilling rigs or workover rigs or for completion or fracking services;

(ix)           any Contract (executory or otherwise) to sell, lease, exchange, farmout, or otherwise dispose of or encumber any interest in any Oil & Gas Assets (other than with respect to production of Hydrocarbons in the ordinary course) after the Execution Date, other than conventional rights of reassignment arising in connection with the Target Group’s surrender or release of any of the Oil & Gas Assets pursuant to the express terms thereof;

(x)            (A) any participation agreement, joint development agreement, farmin or farmout agreement, trade exchange or swap agreement, area of mutual interest agreement, joint operating agreement, exploration agreement, data license agreement, seismic license agreement, acreage dedication agreement (excluding any tax partnership) or (B) any similar Contract, in each case of subclause (A) or (B), where the primary obligation has not been (or will not be) completed prior to the Effective Time;

(xi)           any Contract that constitutes a partnership agreement, joint venture agreement or similar Contract (including any Tax partnership agreement);

(xii)          any Contract for which the primary purpose is to provide for the indemnification of another Person;

(xiii)         any Contract that is a seismic or other geophysical acquisition agreement or license;

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(xiv)        any Contract that relates to the acquisition or disposition of any material Oil & Gas Asset during the three (3)-year period prior to the Execution Date or with respect to which the Target Group has any material outstanding rights or obligations (excluding any indemnity obligations owed to or from the Target Group that customarily survive the closing of such transactions even if no claim is currently pending);

(xv)         all Contracts relating to the pending acquisition (by merger, purchase of equity or assets or otherwise) by any member of the Target Group of any operating business or the capital stock of any other Person;

(xvi)        any stockholders, investors rights, registration rights or similar Contract; or

(xvii)       any Contract that is a settlement or similar agreement with any Governmental Authority pursuant to which there will be any material outstanding obligation with respect to the Oil & Gas Assets after the Execution Date.

(b)           Except as set forth on Schedule 7.13(b), each Material Contract listed on Schedule 7.13(a), or that is entered into after the Execution Date (subject to Section 9.1), constitutes the legal, valid and binding obligation of the applicable member of the Target Group, on the one hand, and, to Seller’s Knowledge, against each other party thereto, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, or (ii) general principles of equity. All Material Contracts are in full force and effect (except for those that may have expired based on their own terms after the Execution Date). Except as set forth in Schedule 7.13(b), as of the Execution Date, there exist no material defaults or breaches under, and with the passage of time, the giving of notice, or both, there would not exist any material defaults or breaches under, the Material Contracts by any member of the Target Group or, to Seller’s Knowledge, by any other Person that is a party to the Material Contracts, in each case, that would allow for the termination of such Contract or subject the Target Group to any material Losses. Except as disclosed on Schedule 7.13(b), no written notice of default or breach has been received or delivered by any member of the Target Group under any such Material Contract. No written notice to terminate a Material Contract (in whole or in part) has been delivered to or delivered by any Third Party with respect to any such Material Contract, nor has any such termination been threatened. On or prior to the Execution Date except as would reasonably be expected to result in a violation of antitrust Laws or as described on Schedule 7.13(b), Seller has provided Buyer access to accurate and complete copies of all Material Contracts set forth on Schedule 7.13(a) and all amendments thereto in existence as of the Execution Date in Seller’s or its Affiliates’ (including the Target Group), or in HG Energy’s possession.

Section 7.14           Affiliate Arrangements; HG Energy Arrangements; Quantum Affiliate Arrangements.

(a)            Except as set forth on Schedule 7.14(a) and the Target Group’s Governing Documents, there are no Contracts or intercompany accounts between (i) any member of the Target Group or any of its directors, managers, officers, employees or consultants, or any members of their immediate families (or otherwise binding on the Oil & Gas Assets), on the one hand, and (ii) Seller or its Affiliates (which, for the avoidance of doubt, does not include the members of the Target Group for purposes of this Section 7.14(a)) or any of their respective directors, managers, officers, employees or consultants, or any members of their immediate families, on the other hand (collectively, “Affiliate Arrangements”).

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(b)           Except as set forth on Schedule 7.14(b) or for the MSA, there are no Contracts between (i) any member of the Target Group, or that is otherwise binding on any member of the Target Group or the Oil & Gas Assets, on the one hand, and (ii) HG Energy or any Affiliate of HG Energy, on the other hand (excluding, however, any pooling agreement, joint operating agreement, division order, or production sharing agreement, in each case, to the extent the same is (A) on customary and arms’ length terms and (B) not material to the Target Group taken as a whole).

(c)            Except as set forth on Schedule 7.14(c), to Seller’s Knowledge, there are no Contracts between (i) any member of the Target Group, or that is otherwise binding on any member of the Target Group or the Oil & Gas Assets, on the one hand, and (ii) any Quantum Affiliated Party, on the other hand (excluding, however, any pooling agreement, joint operating agreement, division order, or production sharing agreement, in each case, to the extent the same is (A) on customary and arms’ length terms and (B) not material to the Target Group taken as a whole).

Section 7.15           Permits. The Target Group possesses all material Permits (other than Environmental Permits, which are addressed in Section 7.16) from appropriate Governmental Authorities required to own and operate the Oil & Gas Assets and to conduct its business as currently conducted in material compliance with all applicable Laws (the “Material Permits”). All such Material Permits (other than Environmental Permits, which are addressed in Section 7.16) are in full force and effect and no Proceeding is pending or threatened in writing to suspend, revoke or terminate any such Material Permit or declare any such Material Permit invalid. The Target Group is in compliance in all material respects with all Material Permits (other than Environmental Permits, which are addressed in Section 7.16). None of Seller or its Affiliates has received written notice from any Governmental Authority alleging any violation of any such Material Permit by any member of the Target Group that remains uncured. No event has occurred which permits (or after the giving of notice or lapse of time or both would permit), and the execution and delivery of this Agreement or any Related Agreement and the consummation of the transactions contemplated hereby and thereby will not permit or result in, the revocation or termination of any such Material Permit.

Section 7.16           Environmental Matters. Except as set forth on Schedule 7.16, and except for any matter that has not had (and could not reasonably be excepted to have) a Material Adverse Effect (a) the Target Group is not subject to any pending, or to the Seller’s Knowledge, threatened Proceedings with respect to the Oil & Gas Assets alleging any material violation of or noncompliance with, or material liability under any Environmental Law or Environmental Permits or requiring remedial obligations under any Environmental Laws or alleging other material Environmental Liabilities; (b) neither Seller nor any of its Affiliates, has received any written notice from a Governmental Authority or other Person alleging a violation of or noncompliance with, or liability under any Environmental Laws or Environmental Permits with respect to the Target Group or any Oil & Gas Assets, the subject of which is unresolved; (c) the Target Group, with respect to the Oil & Gas Assets, is, and to Seller’s Knowledge, the Oil & Gas Assets are, and have been, for the past three (3) years, in compliance with applicable Environmental Laws in all material respects; (d) no member of the Target Group is subject to any material Order with any Governmental Authority based on any Environmental Law that relates to the current or future use of any of the Oil & Gas Assets or that requires any change in the present condition of the Oil & Gas Assets, the subject of which Order has not been resolved; (e) there has been no release of Hazardous Materials by any member of the Target Group or, to Seller’s Knowledge, any other Person at, on, under, in or from any of the Oil & Gas Assets that has had, or would reasonably be expected to have, a Material Adverse Effect, and which remains unresolved, and (f) prior to the Closing, the Target Group has made available to Buyer in accordance with Section 4.2, all material reports and studies, in each case, specifically addressing environmental matters related to any member of the Target Group’s ownership or operation of the Oil & Gas Assets and in the Target Group’s possession or reasonable control.

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Section 7.17           Insurance. Seller or its Affiliates, on behalf of the Target Group has in place policies of insurance in amounts and scope of coverage as set forth on Schedule 7.17, and each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. Except as set forth on Schedule 7.17, no claim relating to the Oil & Gas Assets is currently pending under such policies as of the Execution Date.

Section 7.18           Imbalances. Schedule 7.18 sets forth, in all material respects, all Imbalances associated with the Oil & Gas Assets operated by any member of the Target Group (or by HG Energy on behalf of the Target Group) (and, to the Companies’ Knowledge, associated with any Oil & Gas Assets operated by a Third Party), as of the respective date(s) shown thereon.

Section 7.19           Non-Consent Operations. Except as set forth on Schedule 7.19, in the payout balances on Schedule 7.22, or as reflected in the before- and after-payout Working Interest and Net Revenue Interest set forth in the Annexes to this Agreement, no operations are being conducted or have been conducted with respect to the Oil & Gas Assets as to which a member of the Target Group has elected to be a non-consenting party under the terms of the applicable operating agreement and with respect to which the Target Group has not yet recovered its full participation.

Section 7.20           Current Commitments. Schedule 7.20 sets forth, as of the Execution Date, all AFEs received by the Target Group in writing or which the Target Group has proposed that (a) relate to the Oil & Gas Assets with respect to (i) to drilling, reworking or conducting another material operation with respect to a Well or DSU or (ii) any capital projects (including expansion projects) pertaining to the Gathering Systems; (b) are equal to or in excess of $250,000 (net to the Target Group’s interest in the Oil & Gas Asset); and (c) are not expired and for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

Section 7.21           Suspense Funds. Schedule 7.21 lists all Suspense Funds held by the Target Group, or by Seller or its Affiliates on behalf of the Target Group, as of the date shown thereon and, to Seller’s Knowledge, the reason they are being held in suspense. All Escheat Funds have, in all material respects, been timely escheated in the amount required to the applicable Governmental Authority as required by applicable Laws. To Seller’s Knowledge, all proceeds from the sale of Hydrocarbons produced from the Oil & Gas Assets are being received by the Target Group in a timely manner and are not being held in suspense.

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Section 7.22           Payout Balances. Schedule 7.22 sets forth, as of the respective date(s) shown thereon, the payout balances for each of the Wells listed on Annex A-2 that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms), which schedule is complete and accurate in all material respects with respect to the Wells that are operated by any member of the Target Group (or by HG Energy on behalf of the Target Group) (and with respect to all other Wells, to the extent such information has been received by any member of the Target Group from Third Party operators prior to the Execution Date or is otherwise subject to Seller’s Knowledge).

Section 7.23           Royalties and Working Interest Payments. Except (a) as set forth on Schedule 7.23, and (b) for the Suspense Funds, the Target Group (or HG Energy on behalf of the Target Group), and to Seller’s Knowledge, each (i) member of the Target Group’s predecessors in interest to any operated Wells and (ii) Third Party operator of the Oil & Gas Assets, have properly and timely paid, or caused to be paid, in all material respects, all (A) Royalties and other burdens upon, measured by, or payable out of Hydrocarbons produced from or attributable to the Oil & Gas Assets and (B) other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from or attributable to the Oil & Gas Assets, in each case of (A) and (B), in accordance with the applicable Leases and applicable Laws and, in each case of (A) and (B), for which the Target Group or its Affiliates, as owner or operator, is responsible.

Section 7.24           Gathering Systems.

(a)           The Target Group holds Good and Defensible Title to the Gathering Systems, Surface Rights and Rights-of-Way and other material assets of the Target Group (other than the Oil & Gas Interests), as applicable, free and clear of all Liens, except for Permitted Encumbrances, and as would not reasonably be expected to have a material effect on the ownership and operation of the other Oil & Gas Assets as currently owned and operated by the Target Group (or by HG Energy on behalf of the Target Group).

(b)           Except as would not, individually or in the aggregate, be material to the Target Group, no part of the assets comprising the Gathering Systems is located on lands that are not subject to a Surface Right and Right-of-Way or other agreement, easement or surface right held by an entity of the Target Group permitting the location of such assets on the lands covered by such Surface Right and Right-of-Way, other agreement, easement or surface right, and no member of the Target Group has received any written notice of default under any instrument creating an interest in any such Surface Right and Right-of-Way, agreement, easement or surface right that remains unresolved. Every part of the Gathering System is located on lands that are an Oil & Gas Interest included in the Oil & Gas Assets in all material respects.

(c)           There is not, nor has there been threatened, any (i) breach or event of default on the part any member of the Target Group with respect to any Surface Right and Right-of-Way that is used or held for use in connection with the Gathering Systems, (ii) to Seller’s Knowledge, breach or event of default on the part of any other party to any such Surface Right and Right-of-Way or (iii) breach or event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of any member of the Target Group with respect to any such Surface Right and Right-of-Way, or to Seller’s Knowledge on the part of any other party thereto.

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(d)           The assets and properties of the Target Group, taken as a whole, include all of the assets reasonably necessary to access, own, operate and/or maintain the Gathering Systems as currently being operated and/or maintained by the Target Group. There are no gaps (including any gap arising as a result of any breach by any member of the Target Group of the terms of any such Surface Right and Right-of-Way) in the Surface Right and Right-of-Way for any pipeline and related facilities comprising a part of a Gathering System, in each case, that would prohibit or materially impair the ability of the Target Group to operate any Gathering System in the ordinary course of business and consistent with past practices.

(e)           No member of the Target Group has acquired any of the Gathering System through the use or threatened use of eminent domain or condemnation.

Section 7.25           Wells.

(a)            Except as set forth on Schedule 7.25(a), (i) there is no Well in respect of which the Target Group or, to Seller’s Knowledge, any Third Party operator is obligated by any Laws or contract to plug or abandon, are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Authority or has received any order or written notice from any Governmental Authority requiring that such Well be plugged and abandoned and for which such plugging and abandonment requirements have not been completed in all material respects; (ii) all Wells that are operated a member of the Target Group (or by HG Energy on behalf of the Target Group)or, to Seller’s Knowledge, any Third Party operator have been drilled and completed within the limits permitted by all applicable Laws, Leases, Material Contracts and pooling or unit orders in all material respects, and (iii) no Wells that are operated by a member of the Target Group (or by HG Energy on behalf of the Target Group) or, to Seller’s Knowledge any other Wells, are subject to material penalties on allowables because of overproduction, underproduction or any other violation of applicable Laws or Permits or any order or decree of any Governmental Authority that would prevent any such Well from being entitled to its full legal and regular allowable production.

(b)           As of the Execution Date, except as set forth on Schedule 7.25(b), there are no Wells operated by a member of the Target Group (or by HG Energy on behalf of the Target Group) that are either (i) in use for purposes of production or injection or (ii) suspended or temporarily abandoned in accordance with applicable Law that, in either case, have not been plugged and abandoned in accordance with applicable Law in all material respects.

(c)           As of the Execution Date, except as set forth on Schedule 7.25(c), with respect to the Wells that are operated by the Target Group (or by HG Energy on behalf of the Target Group), to Seller’s Knowledge, (i) no such Wells have watered out, (ii) there is no collapsed casing in the Wells and (iii) there is no material sand infiltration of any Well.

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Section 7.26           Equipment. All of the Equipment that is included in the Oil & Gas Assets and the Gathering System and that is material to the ownership and operation of the Oil & Gas Interests and the Gathering System (as the same are currently owned, operated and used by the Target Group) is in an operable state of repair adequate to maintain normal operations as currently conducted by the Target Group (or by HG Energy on behalf of the Target Group) in all material respects, ordinary wear and tear excepted.

Section 7.27           Leases. Except as set forth on Schedule 7.27 and except as would not be material to the Target Group:

(a)            to Seller’s Knowledge, (i) each Lease is a valid and binding obligation of the member of the Target Group party thereto and of each other party thereto, (ii) none of the Target Group or any other party to a Lease is in material breach or violation of any provision of, or in default under, any such Lease, and (iii) no event has occurred that, with or without notice, lapse of time or both, would constitute such a material breach, violation or default;

(b)           the Target Group has made payments of all rentals, delay rentals, option payments, extension payments, and similar payments with respect to the Leases that are due from the Target Group in all material respects;

(c)           as of the Execution Date, no party to any material Lease has filed or threatened in writing to file, any action to terminate, cancel, rescind or procure judicial reformation of any Lease or alleging any unresolved default under any Lease that which remains unresolved; and

(d)           except as set forth on Schedule 7.27(d), there is no Lease in its primary term that will expire within twelve (12) months of the Execution Date.

Section 7.28           Officers and Bank Accounts; Powers of Attorney. Schedule 7.28 lists (a) all of the officers, directors and managers of the Target Group, (b) all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Target Group (the “Bank Accounts”), and (c) a complete list of all Persons holding powers of attorney issued by a member of the Target Group and, if applicable, a summary statement of the terms thereof that will remain in effect as of the Closing Date.

Section 7.29           Labor Matters; Employee Benefit Plans. (a) No member of the Target Group has, or has ever had, any employees, and (b) excluding, for clarity, any obligation to reimburse HG Energy for the “Services” provided under the MSA, no member of the Target Group sponsors, maintains or contributes to any “employee benefit plans” (as defined under Section 3(3) of ERISA). No member of the Target Group is a party to, or bound by, a collective bargaining agreement or similar agreement with a labor organization.

Section 7.30           Special Warranty. As of the Closing Date, the Target Group holds Defensible Title to the Oil & Gas Interests (subject to Permitted Encumbrances) free and clear of any lawful claims of any Person thereto or any part thereof, in each case, arising by, through or under Seller and its Affiliates (including, prior to Closing, the Target Group), but not otherwise. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Title Threshold Amount, Environmental Threshold Amount and Title/Environmental Deductible Amount shall in no way limit any claim by Buyer pursuant to this Section 7.30.

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Section 7.31           Credit Support. Schedule 7.31 sets forth a list of all material bonds, cash collateral, cash deposits, cash escrows, guarantees, indemnity agreements, letters of credit, treasury securities, security bonds, surety bonds, performance bonds and other forms of credit assurances or Credit Support provided by any members of the Target Group (or by Seller or any Affiliate of Seller for the benefit of the Target Group) in support of the obligations of the Target Group to any Governmental Authority or Contract counterparty or in connection with the ownership or operation of the Oil & Gas Assets.

Section 7.32           Specified Matters. Except as set forth on Schedule 7.32, there are no unpaid, unfulfilled or unsatisfied material Losses incurred by, suffered by or owing by the Target Group (or any of their Affiliates, or by HG Energy on behalf of the Target Group) or claimed by any Third Party caused by, arising out of or resulting from the following matters, to the extent attributable to the ownership, use or operation of any of the Oil & Gas Assets:

(a)           any personal injury or death, or damage of properties occurring on or with respect to the ownership or operation of any Oil & Gas Assets;

(b)           any administrative or civil fines or penalties or criminal sanctions imposed on the Target Group, to the extent resulting from any violation of Law (including any Environmental Law);

(c)            any transportation or disposal, or the arrangement of any transportation or disposal, of Hazardous Materials from any Oil & Gas Asset to a site that is not an Oil & Gas Asset by or on behalf of the Target Group that is (or if known would be) in material violation of or that has given or would give rise to material liability under applicable Environmental Law; and/or

(d)           the Retained Assets (subsections (a) through (d), collectively, the “Specified Matters”).

Section 7.33           Drilling Obligations. Except as set forth on Schedule 7.33, there are no unfulfilled drilling obligations or obligations to conduct other material development obligations of the Target Group affecting the Leases or other Oil & Gas Assets by virtue of the terms of any Lease, Contract or otherwise, including any express continuous drilling obligations or similar provisions (excluding, provisions requiring production in paying quantities to hold all or any portion of any Lease and excluding any pugh clauses or depth severance provisions). As of the Execution Date, neither Seller nor any Affiliate of Seller is under any obligation to drill a well pursuant to any offset drilling obligations with respect to the Oil & Gas Assets or any obligation to pay compensatory royalties resulting from any offset drilling obligations.

Section 7.34           Casualty Losses. There have been no Casualty Losses since the Balance Sheet Date with respect to any Oil & Gas Assets with damages estimated to exceed $1,000,000 net to the interest of the Target Group. As of the Execution Date, there is no pending or, to Seller’s Knowledge, threatened, Proceeding for Casualty Losses, condemnation or taking under right of eminent domain (whether permanent, temporary, whole or partial) with respect to any Oil & Gas Asset or portion thereof.

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Section 7.35           Energy Regulatory Status.

(a)            Neither the Target Group nor HG Energy, nor, to the Companies’ Knowledge, any Third Party operator with respect to its operation of the Oil & Gas Assets, nor any of their respective Oil & Gas Assets or operations, is or has been subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) under (i) the Natural Gas Act (15 U.S.C. §§ 717 et seq), as a “natural gas company” or as a holder of any general or limited jurisdiction certificate of public convenience and necessity issued by FERC other than as a holder of a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions, (ii) the Natural Gas Policy Act of 1978 (15 U.S.C. Section 3301, et seq), (iii) the Interstate Commerce Act, or (iv) the Public Utility Holding Company Act of 2005 (42 U.S.C. §§ 16451 et seq), and the FERC’s implementing regulations under any of the foregoing. During the past three (3) years, none of the Target Group or HG Energy, nor any Third Party operator with respect to its operation of the Oil & Gas Assets have conducted their respective businesses nor operated their respective Oil & Gas Assets in such a manner as to subject themselves, or any of their respective Oil & Gas Assets or operations, to regulation by the FERC pursuant to the foregoing statutes or regulations other than with respect to any exceptions noted in the foregoing.

(b)           The Target Group has not received notice from FERC or any other Person asserting that any of the Oil & Gas Assets are, should, or will be regulated by FERC under the Natural Gas Act, Natural Gas Policy Act of 1978, the Interstate Commerce Act, or the Public Utility Holding Company Act of 2005.

Section 7.36           Ownership and Sufficiency of Assets. Except as set forth in Schedule 7.36 and for the Retained Assets, (a) no real property, right or interest material to the continued ownership and operation of the business of the Target Group or the Oil & Gas Assets, as owned and conducted prior to the Execution Date, is currently held by (or is being retained by) (i) Seller or any Affiliate of Seller (other than the Target Group), (ii) by HG Energy or any of its Affiliates or (iii) by any Quantum Affiliated Party; (b) the Oil & Gas Assets and other properties and assets (and subject to the provision of services similar to the “Services” provided under the MSA), owned or leased by the Target Group as of the Execution Date constitute and include all of the rights, assets, equipment, Contracts, data and records and other properties used or held for use by the Target Group in connection with the ownership and use of the Oil & Gas Assets and the production and marketing of Hydrocarbons therefrom and constitute all such rights, assets and properties necessary for the continued conduct of the Target Group’s business after the Closing, in substantially the same manner as currently conducted, ordinary wear and tear excepted.

Section 7.37           Unrelated Activities. No member of the Target Group has engaged in any material respect any business other than the ownership, development, operation, maintenance, expansion, construction, commissioning and decommissioning of, and acquisition of, oil and gas properties and related assets, gathering systems, pipelines and treatment and processing facilities, marketing of Hydrocarbons therefrom.

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Section 7.38           Loans and Guarantees. Schedule 7.38 sets forth the Target Group’s Indebtedness for Borrowed Money as of the Execution Date and upon the Closing, no member of the Target Group will have any Specified Indebtedness.

Section 7.39           Intellectual Property. To the Knowledge of Seller, except for the Retained Assets, (a) each member of the Target Group owns, or has valid licenses or other rights to use, all material Intellectual Property currently owned by the Target Group, subject to any limitations contained in the agreements governing the use of the same, free and clear of all Liens (other than Permitted Encumbrances), (b) neither Seller nor the applicable member of the Target Group has received written notice challenging the use thereof, (c) neither Seller nor the applicable member of the Target Group has received written notice that they are materially infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, nor is any third party infringing on any Intellectual Property owned by such member of the Target Group and (d) the applicable member of the Target Group has not received any written notice of any material default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which such member of the Target Group is a party or by which it is bound.

Section 7.40           Target Group Hedges.

(a)            Schedule 7.40 sets forth a true and complete list of all Target Group Hedges outstanding as of the Execution Date, the material terms thereof (including the type of transaction, term, effective date, termination date, notional amounts), and the counterparties thereto. Except as set forth on Schedule 7.40, no member of the Target Group or Seller or its Affiliates has, as of the Execution Date, entered into or is subject to any Target Group Hedges. Seller has made available to Buyer a true, correct, and complete copy of all Hedge Contracts evidencing the Target Group Hedges prior to the Execution Date.

(b)           Each member of the Target Group has complied in all material respects with all of its respective obligations under the Target Group Hedges, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, designations of early termination, or defaults or allegations or assertions thereof by any party thereunder.

Article VIII
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Each Buyer severally, but not joint and severally, hereby represents and warrants to Seller and the Companies as of the Execution Date and as of the Closing Date:

Section 8.1             Organization. AR is a corporation duly organized, validly existing, and in good standing (or equivalent) under the Laws of Delaware and has the requisite corporate power to carry on its business as now being conducted. Buyer has all requisite power and authority to own, lease and operate its properties, rights or assets, carry on its businesses as now being conducted, and to carry out the transactions contemplated by this Agreement. AM is a limited partnership duly formed, validly existing, and in good standing (or equivalent) under the Laws of Delaware and has the requisite power to carry on its business as now being conducted. Buyer has all requisite power and authority to own, lease and operate its properties, rights or assets, carry on its businesses as now being conducted, and to carry out the transactions contemplated by this Agreement.

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Section 8.2             Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party or will be and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Buyer.

Section 8.3             Enforceability. This Agreement and each Related Agreement to which Buyer is or will be a party has been duly and validly executed and delivered by Buyer and, assuming that this Agreement and each Related Agreement has been duly and validly executed and delivered by the other parties hereto and thereto, constitutes a legal, valid and binding agreement of Buyer, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity and (c) the power of a court to deny enforcement of remedies generally based upon public policy.

Section 8.4             No Violation or Breach. Assuming receipt of all applicable consents required in connection with the consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement nor the Related Agreements to which Buyer is or will be a party nor the consummation of the transactions and performance of the terms and conditions hereof and thereof by Buyer will (a) result in a violation or breach of any provision of the Governing Documents of Buyer or any resolution adopted by Buyer’s board of directors, managers or officers, (b) contravene, violate or conflict with, or permit the cancellation, termination, acceleration or modification of any terms by a Third Party of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, result in the termination or acceleration of the maturity of, or result in the loss of a material benefit or increase in any fee, liability, obligation under, any Contract under which Buyer may be subject, (c) contravene, violate or conflict with any Law or give any Governmental Authority or other Person the right to challenge this transactions contemplated hereby or thereby under any Contract or agreement or any Law or Order applicable to Buyer or the assets of Buyer, (d) result in or require the creation or imposition of any Lien upon or with respect to any property or assets of Buyer, except for Permitted Encumbrances or (e) require any filing with, notification of or consent, approval or authorization of any Governmental Authority, other than those that have been or will be made prior to Closing.

Section 8.5             Consents. Except for any filings required under the HSR Act, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer (or any Related Agreement to which Buyer is or will be a party) or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby.

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Section 8.6             Litigation. Neither Buyer nor any of its respective assets are subject to any pending or, to Buyer’s Knowledge, threatened Proceeding at Law or in equity or any order, injunction, judgment or decree of a Governmental Authority which could reasonably be expected to have the effect of restricting, making illegal or otherwise prohibiting (a) Buyer’s ability to perform its obligations under this Agreement or the Related Agreements or (b) the consummation of the transactions contemplated by this Agreement and the Related Agreements.

Section 8.7             Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates and Buyer and its Affiliates (a) are and will be able to pay their debts as they mature and (b) are and will be Solvent.

Section 8.8             Brokerage Arrangements. Buyer and its Affiliates have not entered into (directly or indirectly) any Contract with any Person that would require the payment by Seller, the Target Group or any of their respective Affiliates of a commission, brokerage, “finder’s fee” or other similar fee in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

Section 8.9             Securities Matters. Buyer acknowledges and represents and warrants that, (a) it is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and (b) it is acquiring the Target Interests for its own account, for investment purposes only and not in connection with a distribution or resale thereof in violation of federal or state Securities Laws and the rules and regulations thereunder. Buyer acknowledges and understands that (i) the acquisition of the Target Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Target Interests will, upon its sale by Buyer, be characterized as “restricted securities” under state and federal Securities Laws. Buyer agrees that the Target Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal Securities Laws.

Section 8.10           Funds; Buyer Financing.

(a)            AR and AM each has, or will have on the Closing Date, sources of immediately available funds sufficient to pay the Closing Purchase Price (except for the Deposit) and all of Buyer’s and its Affiliates’ (not including any member of the Target Group) fees and expenses associated with the transactions (including the Financing) contemplated in this Agreement (collectively, the “Funding Requirements”). Buyer acknowledges and agrees that the obligations of Buyer under this Agreement and the Related Agreements are not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangement or obtaining any financing or the availability, grant, provision or extension of any financing (in each case, including the Financing and any Alternative Financing) to Buyer.

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(b)           As of the Execution Date, Buyer has received and delivered to Seller executed debt commitment letters, dated as of the date hereof (including all exhibits, schedules and annexes thereto, collectively, the “Debt Commitment Letter”) and all fee letters associated therewith (as amended, supplemented, extended, replaced or otherwise modified from time to time in accordance with the terms hereof, collectively, the “Fee Letter”) (provided that provisions in the Fee Letter related solely to fees, economic terms and “market flex” provisions agreed to by the parties may be redacted (none of which redacted provisions could reasonably be expected to impose additional conditions or contingencies on the availability of the Financing at the Closing)), pursuant to which the Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to provide to Buyer the Financing to fund the Funding Requirements. Buyer has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date hereof. As of the Execution Date, the Debt Commitment Letter is a legal, valid and binding obligation of Buyer, and to the Knowledge of Buyer, each other party thereto, and is in full force and effect, enforceable against Buyer and, to the Knowledge of Buyer, the other parties thereto, in each case, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application from time to time in effect that affect creditors’ rights generally and (ii) general principles of equity, and has not been amended, modified, withdrawn, terminated or rescinded in any respect, does not contain any material misrepresentation by Buyer and, assuming the satisfaction of the conditions set forth in Section 12.1 and Section 12.2, no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Buyer, or to the Knowledge of the Buyer, any other party thereto. As of the Execution Date, no amendment or modification to, or withdrawal, termination or rescission of, the Debt Commitment Letter is currently contemplated by Buyer or any of its Affiliates or, to the Knowledge of Buyer, any Financing Source, and the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. As of the Execution Date, there are no side letters or other agreements to which Buyer is party related to the funding of the Financing other than as expressly set forth in the Debt Commitment Letter and the Fee Letter that would impose any new conditions or expand the existing conditions to the Financing Sources’ provision of the Financing at the Closing or that would otherwise materially and adversely affect or delay the availability of the Financing at the Closing. The funding of the full amount of the Financing contemplated by the Debt Commitment Letter is not subject to any conditions or other contingencies other than as set forth expressly therein.

Section 8.11           R&W Insurance Policy. On the Execution Date, Buyer has received the R&W Insurance Binder executed by the R&W Insurer, a true and correct copy of which, including all exhibits, schedules and annexes thereto, has been provided to Seller on or prior to the Execution Date.

Article IX
ADDITIONAL AGREEMENTS AND COVENANTS

Section 9.1             Interim Covenants; Site Access.

(a)            Affirmative Covenants of the Target Group. From the Execution Date until the Closing Date (or, if earlier, the date this Agreement is terminated pursuant to Section 13.1), except as otherwise contemplated or permitted by this Agreement, Seller shall, and shall cause the Target Group to:

(i)             conduct the ownership and operation of the Target Group’s business and the Oil & Gas Assets in (1) the ordinary course of business in substantially the same manner as conducted by such member of the Target Group in the twelve (12) months prior to the Execution Date, (2) as would a reasonable and prudent operator and (3) in accordance with all Laws, Contracts and Leases in all material respects;

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(ii)            notify Buyer of (A) any actions, claims, notices of violations, suits or proceedings filed or received, or, to such Seller’s Knowledge, threatened in writing against Seller or its Affiliates (other than frivolous or immaterial claims from Persons other than a Governmental Authority), that pertain to the Oil & Gas Assets or the transactions contemplated by this Agreement, or any actual or threatened Casualty Loss or (B) any material release of Hazardous Materials at, on, under, in or from any of the Oil & Gas Assets of which Seller obtains Knowledge and that would reasonably be expected to result in any obligations for notification or reporting to a Governmental Authority or require material remediation by Seller or the Target Group under any Environmental Laws;

(iii)           use commercially reasonable efforts to keep Buyer reasonably apprised of any permitting, drilling, re-drilling, completion, shut-in, curtailment or other material field operations proposed or conducted with respect to any of the Oil & Gas Assets to the extent such operations are consistent with the development plan and budget set forth on Schedule 9.1(a);

(iv)          furnish Buyer with copies of all drilling, completion and workover AFEs that the Target Group receives or delivers to any Third Parties after the Execution Date which may (depending on applicable approvals) be binding on the Oil & Gas Assets after the Effective Time, in each case, in excess of $250,000, net to the Target Group’s interest, from any Third Parties;

(v)           use commercially reasonable efforts to maintain all Leases, Surface Rights and Rights-of-Way, Material Permits and Contracts in full force and effect and in accordance with the terms of the Leases, Surface Rights and Rights-of-Way, Material Permits and the Contracts relating thereto;

(vi)          notify Buyer of any written notice of material damage to or destruction of any of the Oil & Gas Assets to which Seller obtains Knowledge; and

(vii)         maintain the books of account and records relating to the Oil & Gas Assets in the ordinary course of business, in accordance with its usual accounting practices.

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(b)           Negative Covenants of the Target Group. Without limiting the foregoing, except (1) as set forth in the ordinary course development plan and budget set forth on Schedule 9.1(a), (2) as required by (or is reasonably necessary for Seller or the Target Group not to be in violation of) any applicable Law, (3) for operations covered by AFEs described on Schedule 7.20, or (4) as expressly consented to in writing (including by email in accordance with Section 14.1) by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall not (and shall cause the Target Group to not):

(i)             (A) adjust, split, combine or reclassify any Membership Interests, Securities or other ownership interest in any member of the Target Group or amend the term of any Membership Interests or (B) issue, sell, pledge, transfer, dispose of or encumber, directly or indirectly, or authorize the issuance, sale, pledge, transfer, disposition or encumbrance of (x) any Membership Interests or other Securities or any other ownership interest in any member of the Target Group, (y) any Securities convertible into or exchangeable or exercisable for any such Membership Interests, Securities or other ownership interest or (z) any rights, commitments, warrants or options to acquire or with respect to any such Membership Interests, Securities or other ownership interest or Securities convertible or exchangeable into any such Membership Interests, Securities or other ownership interest;

(ii)            redeem or repurchase, retire, or otherwise acquire, any Target Interests or any outstanding options, warrants or rights of any kind to acquire any Target Interests, or any outstanding Securities that are convertible into or exchangeable for any Target Interests;

(iii)           adopt any amendments to the Governing Documents of the Target Group;

(iv)          (A) other than inventory and other assets acquired in the ordinary course of business (other than any Leases, Surface Rights and Right-of-Ways, Permits, Contracts and Hedge Contracts), acquire properties or assets, including stock or other equity interests of another Person, with a value in excess of $500,000, whether through asset purchase, merger, consolidation, share exchange, business combination or otherwise or (B) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or in any other manner, any business or business entity;

(v)           except as required or permitted to comply with the provisions of Section 9.1(b)(ix) or as permitted pursuant to Section 9.1(b)(xiii), hypothecate, encumber, novate, swap, trade, exchange, pledge, affirmatively relinquish, affirmatively abandon, sell, transfer or otherwise dispose of any portion of the Oil & Gas Assets, other than (A) inventory, spare parts or equipment that is no longer necessary in the operation of the Oil & Gas Assets or for which replacement equipment of equal or greater value has been obtained or (B) the sale of Hydrocarbons produced from the Oil & Gas Assets, in each case, in the ordinary course of business;

(vi)          (A) make (other than in the ordinary course of business), change or revoke any material election relating to Taxes of a member of the Target Group, (B) settle or compromise any material Tax liability of the Target Group, (C) amend or file any superseding Tax Returns, (D) change any material method of accounting for Tax purposes, (E) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any Taxes, or (F) surrender any right to a material Tax refund;

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(vii)         adopt a plan of complete or partial liquidation or dissolution or file for bankruptcy;

(viii)        change accounting methods or accounting practices, except as required by changes in GAAP or Law;

(ix)           (x) propose or agree to participate in any operation with respect to the Oil & Gas Assets anticipated to cost in excess of $500,000, net to the Target Group’s aggregate interest, without the prior written consent of Buyer or (y) not elect to non-consent to any operation proposed by a Third Party with respect to the Oil & Gas Assets anticipated to cost in excess of $500,000, net to the Target Group’s aggregate interest, in connection with the Oil & Gas Assets except as set forth in clause (B) below:

(A)         With respect to any AFE for an operation to be conducted in connection with the Oil & Gas Assets that is anticipated to cost in excess of $500,000 per operation, net to the Target Group’s aggregate interest, upon receipt of such AFE from Seller, Buyer shall review and respond, within five (5) days of its receipt thereof (unless an earlier response is required pursuant to the terms of the Contract governing such AFE and Seller includes in its written notice to Buyer such earlier response deadline, but in any event no less than two (2) Business Days), to Seller in writing with respect to whether it desires to consent or non-consent the operation covered by such AFE; provided that if Buyer does not timely respond with its election with respect to any such AFE within such period described above, then Buyer shall be deemed to have responded to approve such AFE; and

(B)          if Buyer affirmatively elects to non-consent to any such operation proposed by a Third Party that is anticipated to cost in excess of $500,000, net to the Target Group’s aggregate interest, the Target Group shall not be entitled to consent to such operation and shall timely non-consent to such operation;

(x)            enter into, execute, terminate (other than (x) settlements of Target Group Hedges in the ordinary course as provided by the express terms thereof and (y) terminations based on the expiration of the express term thereunder in the ordinary course without any affirmative action by the Target Group), novate, amend, waive, assign, dispose of, affirmatively release any material right under or extend (A) any Hedge Contract, Material Contracts or any agreement that, if entered into prior to the Execution Date, would be required to be listed on Schedule 7.13(a) (excluding, for the avoidance of doubt, any Contracts as are reasonably necessary to conduct the operations in the ordinary course development plan attached as Schedule 9.1(a) in the ordinary course of business) or (B) or any Contract or agreement that, if entered into prior to the Execution Date, would be required to be listed on Schedule 7.14(a), Schedule 7.14(b) or Schedule 7.14(c);

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(xi)           institute any Proceeding, or enter into, or offer to enter into, any compromise, release or settlement of any Proceeding pertaining to the Oil & Gas Assets or any member of the Target Group, or waive or release any right of the Target Group, for which the amount in controversy is reasonably expected to be in excess of $500,000, other than any such settlement, release or compromise that involves only a payment by the Target Group or that would not be binding on Buyer or the Oil & Gas Assets after Closing and for or which Buyer will not be responsible via Purchase Price adjustment and does not involve any admission of any material breach, violation of Law or other liability or Loss;

(xii)          cancel (unless replaced with a comparable insurance policy) or materially reduce the amount or scope of any insurance policies in effect as of the Execution Date;

(xiii)         release, relinquish or abandon any of the Oil & Gas Interests, except (A) as required by Law, Permit or any applicable Contract, or (B) for the expiration of any Lease in accordance with its terms;

(xiv)         voluntarily resign as the operator of any Oil & Gas Assets;

(xv)          hire, agree to hire or make an offer of employment to any employee that provides services to any member of the Target Group or enter into any collective bargaining agreement applicable to any employee of any member of the Target Group or otherwise recognize any union as the bargaining representative of any such employee with respect to their employment with the Target Group;

(xvi)         adopt any plan of merger, consolidation or reorganization, convert to another form of entity, or change its jurisdiction of organization, name or principal office;

(xvii)        incur, assume or guaranty any Indebtedness for Borrowed Money, except for new borrowings or draws under the Existing Credit Facilities as are reasonably necessary (in Seller’s and the Target Group’s reasonable judgment) for the ownership, operation, management and use of the Oil & Gas Assets, in an amount up to $20,000,000 per month (in the aggregate), provided that such borrowings or draws are used entirely in connection with ordinary course development plan and budget set forth on Schedule 9.1(a) or in response to any emergency with respect to human life or safety or the environment; or

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(xviii)       agree, whether in writing or otherwise, to do any of the foregoing;

provided that notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (I) give Buyer, directly or indirectly, the right to control or direct in any manner the operations of the Target Group prior to the consummation of the Closing; (II) prohibit or restrict any member of the Target Group from making cash distributions to Seller of or with respect to Retained Assets (or otherwise, provided such distributions shall constitute Leakage); or (III) prohibit or restrict any member of the Target Group from entering into joint operating agreements in the ordinary course of business so long as such joint operating agreements are consistent in all material respects with Target Group’s customary form joint operating agreement. Buyer acknowledges that the Target Group owns undivided interests in certain of the Oil & Gas Assets, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the Third Party operators) who are not Seller, an Affiliate of Seller or the Target Group shall not constitute a breach of the provisions of this Section 9.1(a), and no action required pursuant to a vote of Working Interest owners shall constitute a breach of the provisions of this Section 9.1(a) so long as the Target Group, or Seller or any of its Affiliates as applicable, voted its interest in such a manner that complies with the provisions of this Section 9.1(a). Notwithstanding the foregoing provisions of this Section 9.1(a), in the event of an emergency creating imminent risk of loss, damage or injury to any person, property or the environment, Seller may take (and may cause any member of the Target Group to take) such action as reasonably necessary to eliminate such immediate threat and shall notify Buyer of such action promptly thereafter. In no event will Seller, HG Energy or the Target Group be deemed to be in breach of Section 9.1(a)(i) resulting from any damage or liabilities resulting from their (or their Affiliates’) conduct of physical operations on the Oil & Gas Assets to the extent such operations are expressly permitted, required or approved by Buyer pursuant to Section 9.1(a) or Section 9.1(b) or in its capacity as the “operator” of any of the Oil & Gas Assets, in each case, except to the extent resulting from Seller’s, HG Energy’s or the Target Group’s gross negligence or willful misconduct. Any matter expressly approved by Buyer pursuant to Section 9.1(a) or Section 9.1(b) that would otherwise constitute a breach of one of Seller’s or the Companies’ representations and warranties in Article VI or Article VII shall be deemed to be an exclusion from all representations and warranties for which it is relevant solely for the purposes of Section 12.2(a).

(c)            Access to Information. From the Execution Date until the earlier of (x) the date this Agreement is terminated pursuant to Section 13.1 and (y) the Closing Date, subject to the limitations in Section 9.1(d), and Section 14.11, Seller shall grant to Buyer and its authorized representatives (including the Financing Sources) reasonable access, during normal business hours and upon reasonable advance notice, to senior management, the properties, contracts and the books and records and other documents and data of the Target Group to the extent (and only to the extent) relating to the ownership, operation or transition of the Target Group’s business to Buyer; provided that (i) such access does not unreasonably interfere with the normal operations of the Target Group or of Seller, (ii) all requests for access shall be directed to one or more of: Jared Hall (at [ *********** ]), Eric Grayson (at [ *********** ]), Ryan Robinson (at [ *********** ]) or Matt Lupardus (at [ *********** ]), or such other Person as Seller may designate in writing (including email) from time to time, (iii) except to the extent set forth in Section 4.2, such access shall not entitle Buyer to conduct any environmental assessment, including any monitoring, testing or sampling or any Phase I Environmental Site Assessments, and (iv) nothing herein shall require Seller or the Target Group to provide access to, or to disclose any information to, Buyer or any other Person if such access or disclosure (A) would breach any obligations to any Third Party or obligation of confidentiality binding on Seller, the Target Group or the Oil & Gas Assets; provided that Seller shall use commercially reasonable efforts to obtain waivers thereof (but Seller shall not be required to incur any cost, expense or liability in connection with such commercially reasonable efforts), (B) would be in violation of applicable Laws or regulations of any Governmental Authority or the provision of any Contract, provided that Seller shall use commercially reasonable efforts to obtain waivers of any such Contract (but Seller shall not be required to incur any cost, expense or liability in connection with such commercially reasonable efforts) or (C) that would result in the waiver of attorney-client privilege or attorney work product. Buyer acknowledges that, pursuant to its right of access to the personnel, the properties and the books and records of the Target Group (including in connection with Buyer’s Independent Title Review and Buyer’s Independent Environmental Review), Buyer will become privy to confidential and other information of Seller and the Target Group and that such confidential information shall be held confidential by Buyer and Buyer’s representatives in accordance with the terms of the Confidentiality Agreement. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement and the confidentiality restriction in Section 4.2, shall terminate (except as to the Retained Assets). Notwithstanding the foregoing, except as expressly provided in this Agreement of in the Related Agreements and except in the event of Seller’s Fraud, neither the Target Group nor Seller makes any representation or warranty as to the accuracy of any information (if any) that it may provide or disclose to Buyer, and none of Buyer, nor any of its Affiliates or their respective direct or indirect equityholders or representatives, may rely on the accuracy of any such information, in each case, other than the express representations and warranties of Seller and the Companies set forth in Article VI and Article VII hereof, as qualified by the Schedules thereto.

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(d)           Access Indemnity. Buyer shall indemnify, defend, hold harmless and forever release each of Seller and its Affiliates, and all of their respective direct and indirect equityholders, partners, members, directors, officers, managers, employees, contractors, agents and representatives, from and against any Losses arising out of or in connection with any site visits, access to or inspections of Seller’s or the Target Group’s assets, records or properties or any other diligence activity by or on behalf of Buyer or its Affiliates or their respective officers, employees, agents and representatives (including pursuant to Buyer’s Independent Title Review or Independent Environmental Review), EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF OR BY ANY OF Seller, the target group, or their respective Affiliates, or any of it or their respective DIRECT AND INDIRECT equityholders, partners, members, directors, officers, managers, employees, CONTRACTORS, agents OR representatives, EXCEPTING (A) LIABILITIES TO THE EXTENT RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY of Seller, the target group, or their respective Affiliates, or any of itS or their respective DIRECT AND INDIRECT equityholders, partners, members, directors, officers, managers, employees, CONTRACTORS, agents OR representatives, AND (B) LIABILITY ARISING FROM ENVIRONMENTAL CONDITIONS TO THE EXTENT THAT SUCH ENVIRONMENTAL CONDITIONS WERE EXISTING PRIOR TO SUCH INSPECTIONS AND ARE MERELY DISCOVERED BY BUYER OR ANY BUYER’S REPRESENTATIVE DURING SUCH DUE DILIGENCE INVESTIGATION AND NOT EXACERBATED BY SUCH DUE DILIGENCE INVESTIGATION.

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(e)            Communications. Prior to the Closing, Buyer shall not (and Buyer shall cause its respective Affiliates not to) contact contractual counterparties, customers or potential customers of any Target Group regarding this Agreement or the transactions contemplated hereby, any right of access to the Oil & Gas Assets permitted hereunder, or the business of a Target Group (but excluding, for the avoidance of doubt, any contacts or communications in connection with the operation of Buyer’s business in the ordinary course) without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, (i) that Seller may withhold consent to any such communications that, upon advice from outside antitrust counsel, Seller believe in good faith would violate applicable Antitrust Laws and (ii) such contact or communication shall solely pertain to post-Closing transition and administration of contractual or vendor relationships after Closing, and (iii) in no event shall Buyer or any of its Affiliates or representatives have the right to direct or suggest any such vendor or counterparty as to operations or contractual matters with respect to the Target Group related to periods prior to the Closing.

(f)            Consents and Waivers.

(i)             With respect to each Consent or Preferential Right set forth in Schedule 7.6, if any, Seller shall, within ten (10) Business Days of the Execution Date, send to the holder of each such Consent or Preferential Right a notice in material compliance with the contractual provisions applicable to such Consent or Preferential Right seeking such holder’s consent to the transactions contemplated hereby or waiver of the applicable Preferential Right. If Buyer or Seller discovers any Consent or Preferential Right following the Execution Date that is not set forth in Schedule 7.6, Seller, within five (5) Business Days of the date Seller becomes aware of such Consent or Preferential Right, shall send to the holder of each such Consent or Preferential Right a notice in material compliance with the contractual provisions applicable to such Consent. Seller shall provide Buyer with (A) a copy of each notice and all other materials delivered to any such holder pursuant to this Section 9.1(e) promptly after sending the same to such holder and (B) copies of any written responses received from any such holder promptly after receiving the same.

(ii)            After the Execution Date and prior to the Closing, Seller shall use commercially reasonable efforts, but excluding (A) making any expenditures or payments or (B) granting any accommodation (financial or otherwise) to any Third Party, to obtain written waivers of all Preferential Rights and all Consents, in form and substance reasonably satisfactory to Buyer, from any party to a Contract with a member of the Target Group to the extent that such waivers of the Preferential Rights or Consent is required to be obtained in connection with the execution, delivery and performance of this Agreement and the Related Agreement, and the transactions contemplated herein or therein. Buyer shall cooperate with Seller in seeking to obtain such Consents and waivers of Preferential Rights (but, without limitation of and except as provided in Section 9.9, Section 9.12 and Section 9.13, neither Party shall be required to make any payments to, or undertake any obligations for the benefit of, the holders of any Consents or Preferential Rights). Subject to and without limitation of Section 9.1(f)(iii), in the event Seller is unable to obtain all such Consents or waivers of Preferential Rights after using such commercially reasonable efforts, such failure to satisfy shall not constitute a breach of this Agreement.

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(iii)         If a Required Consent is not obtained prior to Closing, then (A) prior to Closing, the affected Oil & Gas Assets subject to such Required Consent shall be assigned from the applicable member of the Target Group to an Affiliate of Seller, and shall thereafter be Retained Assets for all purposes, (B) the Purchase Price shall be reduced by the Allocated Value of such Retained Assets, and (C) the Parties will continue to cooperate for up to six (6) months after the Closing Date to obtain such Required Consent (and, if so obtained, the Parties will promptly consummate a second closing on the applicable Retained Assets affected thereby in consideration of the Allocated Value (subject to the adjustments contemplated herein, mutatis mutandis)) for such Retained Assets.

(iv)         If any waivers of Preferential Rights are not obtained prior to Closing after using such commercially reasonable efforts, such failure to obtain any such waivers shall not constitute a breach of this Agreement, and regardless of whether such Preferential Right has been exercised, closed or there is no response from the holder thereof, each Party shall agree to comply with, and cause the Target Group to comply with, the terms of such Preferential Right, as applicable, and any proceeds obtained from any Third Party as a result of the Preferential Rights shall be for the benefit of the Target Group.

(v)          Buyer may, subject to Seller’s agreement, elect for the Parties to cooperate with each other to agree upon documents to be delivered at Closing that are designed to give to Buyer the benefit of the Oil & Gas Asset (or portion thereof) so excluded pursuant to Section 9.1(f)(iii) with Buyer agreeing to be responsible for all of the Losses associated therewith (including by way of Seller holding title to such Oil & Gas Asset in trust for Buyer or as otherwise mutually agreed) until the applicable Required Consent is obtained.

Section 9.2            Further Assurances. Upon the request of a Party, at any time on or after the Closing, the Party or Parties shall (and shall cause its Affiliates to) (a) furnish upon request to each other such further information; (b) promptly execute, acknowledge and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction, or authorization and other documents as the requesting Party may reasonably request in order or to otherwise effectuate the purposes of this Agreement or the Related Agreements; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 9.3            Publicity. In furtherance of the confidentiality restrictions set forth in Section 4.2 and Section 9.1(c), prior to the Closing and after any termination of this Agreement, as applicable, Buyer shall hold, and shall cause its Affiliates and its and their respective representatives to hold, in confidence, all confidential documents and information concerning Seller and the Target Group furnished to Buyer, its Affiliates or their respective representatives in connection with this Agreement and the transactions contemplated hereby (including the identities of Seller and the Target Group) in the manner specified in the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement or this Section 9.3, without the prior written consent of the other Party, no Party shall issue any press release or make any announcement to the general public pertaining to this Agreement or the transactions contemplated hereby or otherwise disclose the existence of this Agreement and the transactions contemplated hereby and thereby to any Third Party, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement or make such disclosure shall consult in good faith with the other Party before issuing any such press releases or making any such public announcements or disclosures, (b) in connection with the procurement of any necessary consents, preferential rights, approvals, approvals required by HSR, payoff letters and similar documentation in connection with the transactions contemplated by this Agreement, (c) that each Party may disclose the terms of this Agreement to their respective accountants, legal counsel and other representatives as necessary in connection with the ordinary conduct of their respective businesses, and (d) as necessary for Buyer to secure Financing and the R&W Insurance Policy; provided that such persons agree to keep the terms of this Agreement confidential on terms substantially similar to the Confidentiality Agreement. Notwithstanding the foregoing, (i) to the extent applicable, Seller, its direct and indirect equityholders and their respective Affiliates may disclose to their direct and indirect limited partners and members such information as is customarily provided to current or prospective limited partners in private equity funds or other similar financial investment funds and (ii) nothing contained in this Section 9.3 will restrict Seller from disclosing this Agreement or any information related to the transaction covered hereby to Quantum Capital Group, in each case, provided that such persons agree to keep the terms of this Agreement confidential on terms substantially similar to the Confidentiality Agreement.

Section 9.4            Fees and Expenses. Each Party (and with respect to the Target Group, Seller) shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiations and execution of this Agreement and the Related Agreements, the performance of such Party’s (and with respect to the Target Group’s, Seller’s) obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereunder; provided that Buyer shall pay and be fully responsible for (a) all filing fees (if any) under any Laws applicable to Buyer, (b) all fees, costs and expenses (if any) incurred in respect of the financing by Buyer and its Affiliates of the transactions contemplated by this Agreement and the Related Agreements, (c) all fees, costs and expenses of the Tail Policy, (d) fifty percent (50%) of the fees and costs of the Escrow Account, (e) any filing fees with respect to any filings required under the HSR Act in connection with this Agreement, (f) the R&W Insurance Policy (including any applicable premiums, fees, deductible or other associated costs), and (g) all fees, costs and expenses contemplated by Section 9.9.

Section 9.5            Directors and Officers

(a)           Buyer acknowledges that (i) each person that prior to the Closing served as a director, officer, manager, employee, agent, trustee, partnership representative or fiduciary of any member of the Target Group or who, at the request of a member of the Target Group, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such person’s heirs, executors or administrators, the “Target Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent and only to the extent provided in the Governing Documents of the Target Group in effect as of the Execution Date (“D&O Provisions”), (ii) such D&O Provisions are rights of contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the Target Indemnified Persons’ rights, or either of the Company’s obligations, as applicable, with respect to claims arising from facts or events that occurred on or before the Closing.

(b)          At or prior to the Closing Date, Seller shall cause the Companies to purchase (at Buyer’s sole cost and expense) and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by each Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (ii) “run off” coverage as provided by each Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Execution Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under each Company’s existing policies (collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy shall be settled without the prior written consent of Seller, except where such settlement (A) involves only the payment of money by Buyer or its Affiliates (and no non-monetary commitments by Seller, HG Energy, their respective Affiliates or any Target Indemnified Person), (B) does not include any admission of guilt or culpability and (C) does not adversely affect Seller, HG Energy, their respective Affiliates or any Target Indemnified Person.

(c)           If Buyer or a member of the Target Group or any of their respective successor or assigns (i) consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each case, to the extent not assumed by operation of law, proper provision shall be made so that the successors and assigns of Buyer or a member of the Target Group, as the case may be, shall assume the obligations set forth in this Section 9.5.

(d)           The provisions of this Section 9.5 shall survive the Closing and each Target Indemnified Person is expressly intended as a third-party beneficiary of this Section 9.5.

Section 9.6            Records. As soon as reasonably practicable after Closing, but in any event no later than thirty (30) days following the Closing Date, Seller shall deliver originals of all books and records of the Target Group or relating to the Oil & Gas Assets (which may be delivered in electronic format, if originals are maintained in such format by Seller) to Buyer (FOB Seller’s office). With respect to any original records delivered to Buyer, Seller shall be entitled to retain copies of such records at Seller’s own cost and expense; provided, however, that for a period of five (5) years following the Closing Date, Seller shall be able to obtain access to such records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such originals, at its own cost and expense, as may be reasonable or necessary for Tax purposes or in connection with any Proceeding or threatened Proceeding against Seller or its Affiliate. Seller shall keep all information contained in such records confidential on terms consistent with the Confidentiality Agreement, as if Seller were “Undersigned” thereunder, mutatis mutandis.

Section 9.7            Insurance. Seller shall maintain (or cause to be maintained) in force during the period from the Execution Date until the Closing, all of Seller’s, the Target Group’s or their Affiliates’ current insurance policies pertaining to the Target Group or the Oil & Gas Assets in the amounts and with the minimum coverages currently maintained by Seller, the Target Group or such Affiliate as of the Execution Date. Buyer shall be solely responsible from and after Closing for providing insurance to the Target Group and its business for events or occurrences occurring after the Closing. Buyer acknowledges that all insurance arrangements maintained by Seller and its Affiliates for the benefit of the Target Group, will be terminated as of the Closing and no further business interruption, property or Losses shall be covered under any such insurance arrangements; provided that Seller shall use commercially reasonable efforts to maintain coverage for occurrences or claims made on or prior to Closing for the Target Group (provided that Seller may not fail to maintain such coverages solely as a result of pricing without first consulting Buyer).

Section 9.8            R&W Insurance Policy. The Parties acknowledge and agree that, as of or prior to the Execution Date, Buyer has procured the R&W Insurance Binder in connection with the R&W Insurance Policy. Following the Execution Date, Buyer shall use commercially reasonable efforts to satisfy the conditions set forth in the R&W Insurance Binder to cause the R&W Insurance Policy to be issued on the terms and in the form attached hereto as Exhibit E as soon as reasonably practicable following the Closing, including payment of all costs of such R&W Insurance Policy. Buyer will ensure that the terms of the R&W Insurance Policy provide at all times that: (a) the R&W Insurer irrevocably and unconditionally waives and otherwise shall not pursue, directly or indirectly, any claim or other right against Seller, HG Energy, its and their Affiliates, and its and their respective representatives (individually, a “Seller Related Party” and collectively, the “Seller Related Parties”) by way of subrogation, claim for contribution, indemnification, assignment, or otherwise except, in each case, against a Seller Related Party in the event of Fraud by such Seller Related Party (provided that the Fraud of one Person shall not be imputed to any other Person, except that Seller shall be liable for the Fraud of each of the Seller Related Parties); (b) the Seller Related Parties are express Third Party beneficiaries of such waiver of subrogation provisions any other provisions of the R&W Insurance Policy affecting such waiver of subrogation provisions, and (c) the R&W Insurance Policy may not be amended, restated, modified, waived or otherwise revised in any manner adverse to any Seller Related Party without Seller’s prior written consent. Buyer shall provide Seller with a true and complete copy of the final and issued R&W Insurance Policy as soon as reasonably practicable following the Closing. The Parties acknowledge and agree that any failure by Buyer to obtain or maintain the R&W Insurance Policy in accordance with this Section 9.8 shall not in any manner increase any liability of Seller or any of its Affiliates or representatives under this Agreement, including if (x) the R&W Insurance Policy is disputed, invalidated or deemed ineffective, in whole or in part, or (y) the coverage provided under the R&W Insurance Policy is denied, disputed, exhausted or otherwise made unavailable to Buyer or its Affiliates, in whole or in part except, in each case, in the event of Seller’s or its Affiliates’ Fraud. The cost of the R&W Insurance Policy and any fees, costs, premiums, underwriting fees, Taxes, commissions, deductibles and other costs and expenses associated therewith shall be borne solely by Buyer.

Section 9.9            Credit Support.

(a)          The Parties agree and acknowledge that the Credit Support listed on Schedule 9.9(a) provided by Seller or any of its Affiliates in support of obligations of the Target Group shall be returned to Seller or its Affiliate, as applicable, and Seller or such Affiliate shall be released of all obligations thereunder. On or before the Closing Date, Buyer (with reasonable cooperation from Seller or its applicable Affiliate) shall obtain, and deliver to Seller evidence of, all necessary replacement Credit Support (including the full release of Seller or its applicable Affiliate of any continuing obligations thereunder) for all Credit Support set forth on Schedule 9.9(a) that is provided to a Third Party under any existing Contract or agreement or Governmental Authority in support of the obligations of the Target Group, with such release and replacement in the form and substance satisfactory to such Third Party or Governmental Authority and Seller or its applicable Affiliate. To the extent any Credit Support has not been released at Closing, from and after the Closing until all of the Credit Support has been so released, Buyer shall (i) indemnify Seller and its Affiliates, other than Target Group, from and against any Losses incurred by any of them arising out of or with respect to any of the Credit Support, and (ii) cause each member of the Target Group not to amend, modify, or take any action to renew any Contract then subject to, or guaranteed or otherwise supported by, Credit Support without the consent of Seller.

(b)          The Parties acknowledge and agree that in order to obtain applicable Consents or otherwise in connection with the transactions contemplated by this Agreement, the counterparties to the Contracts specified in Schedule 9.9(b) (such Contracts, the “Specified Contracts”) may require the Buyer to post or provide Credit Support (including replacement Credit Support) in favor of the Target Group in amounts or in forms that may differ from the forms and amounts currently maintained or provided by or on behalf of the Target Group, and otherwise demonstrate its financial and technical capability to perform under the Specified Contracts. Accordingly, and in furtherance (and not in limitation) of Section 9.9(a), Buyer agrees that from and after the Execution Date until the Closing, it shall (and shall cause its Affiliates to) (i) cooperate with and use commercially reasonable efforts to respond to any and all technical and financial diligence requests as are reasonably requested or required by the counterparties to the Specified Contracts and (ii) provide, or cause to be provided (effective as of and subject to the occurrence of Closing), (x) with respect to the Specified Contracts set forth on Schedule 9.9(b)-Part 1, any security, financial assurances or other Credit Support requested or required by the counterparties pursuant to such Specified Contracts, or (y) with respect to the Specified Contracts set forth on Schedule 9.9(b)-Part 2, any reasonable security, financial assurances or other Credit Support requested or required by the counterparties pursuant to such Specified Contracts, in each case of this Section 9.9(b), to the extent that any such security, financial assurances or other Credit Support are within the parameters specified in the express terms of the Specified Contracts (including pursuant to an adequate assurances provision thereof). Seller and Buyer agree to cooperate in all respects with each other in communicating with the counterparties to the Specified Contracts in connection with obtaining any Required Consents or providing any required Credit Support or replacement Credit Support contemplated in this Section 9.9(b).

Section 9.10         Affiliate Arrangements. At or prior to the Closing, Seller shall take (or cause to be taken) all actions necessary to (a) pay, settle, discharge and terminate all Affiliate Arrangements (other than those set forth on Schedule 9.10) and the MSA in a manner such that no member of the Target Group nor Buyer or any of its Affiliates has any liability or obligation with respect thereto at or following the Closing and (b) have the parties to such Affiliate Arrangements and the MSA (other than those set forth on Schedule 9.10) release and waive any and all claims that any of them may have under such arrangements as of the applicable termination date. Nothing herein will prohibit Seller from keeping the MSA in place as between Seller and its Affiliates (other than the Target Group) and HG Energy on and after Closing. At or prior to the Closing, at Buyer’s request, Seller shall deliver to Buyer written evidence reasonably satisfactory to Buyer of each such settlement and termination.

Section 9.11          Name Change. Within ten (10) Business Days of the Closing Date, Buyer shall cause the Target Group to file, all documentation reasonably necessary to change the legal name of the Companies and the Company Subsidiaries in all applicable jurisdictions to remove “HG” and “HG Energy” and any variants thereof (including any words, graphics, or designs that are confusingly similar thereto) (collectively, the “HG Marks”) from their legal names, and no later than sixty (60) days after Closing, remove, strike over or otherwise obliterate all materials, including, without limitations, any business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials referencing such legal names or any HG Mark by the Target Group prior to Closing in each case, at Buyer’s sole cost and expense. From and after Closing, (a) none of Buyer, any Company or the Company Subsidiaries shall object to the formation by Seller or its Affiliates of any entity using any HG Mark; and (b) each of Buyer, each member of the Target Group shall provide such consents as may be reasonably requested in connection with (i) the formation of such new entity or (ii) any registration or filing with a Governmental Authority related to any HG Mark at Seller’s sole cost and expense. For the avoidance of doubt, from and after the Closing, subject to the terms of this Section 9.11, Buyer and its Affiliates (including after the Closing, the Target Group) shall have no right to use any HG Mark.

Section 9.12          Regulatory Approvals.

(a)           Each Party and each Party’s respective Affiliates shall prepare and submit, or cause to be prepared and submitted, to the applicable Governmental Authority, as soon as is practical following the Execution Date (but no later than January 2, 2026), all necessary filings in connection with the transactions contemplated by this Agreement that may be required for obtaining the Required Governmental Approvals or any other Governmental Approvals required under applicable Laws prior to the Closing Date, other than filings required under the HSR Act. Each Party and each Party’s respective Affiliates shall prepare and submit, or cause to be prepared and submitted the required filings under the HSR Act as soon as practicable, but no later than January 2, 2026. The Parties shall request or cause to be requested expedited treatment of any such filings (including early termination of any applicable waiting periods under the HSR Act), promptly make any appropriate or necessary subsequent or supplemental filings and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate.

(b)           Buyer shall not take, and shall cause its Affiliates not to take, any action that could reasonably be expected to materially delay or impair the approval of any Governmental Authority with respect to any of the aforementioned filings. Notwithstanding any other provision of this Agreement, Buyer shall, and shall cause its Affiliates to, promptly take in order to consummate the transactions contemplated by this Agreement and the Related Agreements as soon as reasonably practicable, use commercially reasonable efforts to take any and all actions necessary to secure the expiration or termination of any applicable waiting period in connection with a Governmental Approval (including in connection with the expiration or termination of any applicable waiting period under the HSR Act) and to avoid or resolve any action or proceeding by any Governmental Authority (including in connection with antitrust laws) so as to consummate the transactions contemplated by this Agreement in the most expeditious manner possible (and in any event no later than the Outside Date), including (i) resolving any objections asserted to the transactions contemplated by this Agreement by any Governmental Authority; (ii) preventing the entry of any orders of the applicable Governmental Authority having jurisdiction, and to have vacated, lifted, reversed or overturned any order, that would prevent, prohibit, restrict, or delay the consummation of the transactions contemplated by this Agreement; (iii) litigating, challenging or taking any other action with respect to any Proceeding in connection with the transactions contemplated by this Agreement; (iv) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority; (v) divesting, holding separate or taking any other action with respect to the businesses, assets, or properties of Buyer, its Affiliates or the Target Group (or agreeing to do any of the foregoing); and (vi) terminating, modifying, or extending any existing relationships or contractual rights or obligations of Buyer, its Affiliates or the Target Group (each of (i) – (vi) a “Remedy Action”); provided, further that any such Remedy Action may be conditioned upon the consummation of the Closing. For avoidance of doubt, commercially reasonable efforts shall include any Remedy Action unless such Remedy Action individually or in the aggregate would reasonably be expected have a material adverse effect on (1) the Target Group, taken as a whole; (2) Buyer and its Affiliates, taken as a whole, but deemed for this purpose to be the same size as the Target Group, taken as a whole; or (3) the Target Group and Buyer and its Affiliates, taken as a whole, but deemed for this purpose to be the same size as the Target Group. Buyer shall make the final determination of the strategy to be pursued for obtaining, and lead the effort to obtain, all necessary Governmental Approvals.

(c)           Subject to applicable confidentiality restrictions or restrictions required by applicable Laws, each Party will notify the other Party promptly upon the receipt by such Party or its Affiliates of (i) any material comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 9.12 or the transactions contemplated by this Agreement and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any applicable Laws or answers to any material questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 9.12, each Party shall promptly inform the other Party of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors), upon reasonable request and subject to appropriate confidentiality protections, copies of all material correspondence between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 9.12 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable and subject to appropriate confidentiality protections, all material discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of both Buyer and Seller. Subject to applicable Laws and to the extent reasonably practicable, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any Party.

(d)           For the avoidance of doubt, for purposes of this Section 9.12, Seller’s Affiliates shall include the Quantum Affiliated Parties.

Section 9.13          Target Group Hedges.

(a)           If the Closing occurs, and subject to the remaining provisions of this Section 9.13, the Parties intend that, as between Seller and Buyer, (i) Seller and its Affiliates shall be responsible for, and entitled to, all economics and rights of ownership, including all realized Hedge Gains and realized Hedge Losses, attributable to the Target Group Hedges for any calendar month ending prior to the Effective Time (i.e., through December 2025), which shall be Retained Assets for all purposes of this Agreement; and (ii) Buyer and its Affiliates (including, following Closing, the Target Group), shall be responsible for, and entitled to all economics and rights of ownership, including all realized Hedge Gains and realized Hedge Losses, attributable to the Target Group Hedges for any calendar month beginning with (and including) January 2026, which shall be Oil & Gas Assets.

(b)           In furtherance of Section 9.13(a), no later than at Closing, Buyer shall execute and deliver, or cause its applicable Affiliates to execute and deliver to each Target Group Hedge Counterparty any such documentation as is reasonably requested or required from such Target Group Hedge Counterparty to either (i) cause such Target Group Hedges to remain in place with the applicable Target Group Hedge Counterparty, without such Target Group Hedge Counterparty having a right to terminate the applicable Target Group Hedges as a result of the consummation of the Closing or the transactions contemplated by this Agreement; or (ii) cause such Target Group Hedge to be novated to Buyer, an Affiliate of Buyer, and/or a designated by Buyer at the Closing pursuant to a Novation Agreement effective as of the Closing. Buyer shall bear one hundred percent (100%) of all novation fees or other out of pocket costs, fees and expenses payable to any Target Group Hedge Counterparty in connection with any such Novation Agreements.

(c)           Seller shall (and, prior to the Closing, shall cause the Target Group to) cooperate in a timely and reasonable manner with the execution, delivery and performance of any such Novation Agreement and other related agreements or documentation described in Section 9.13(b) and take such further action as is reasonably requested or required by Buyer including, upon Seller’s receipt of Buyer’s prior written request and consent, (i) executing and delivering an amendment to any Target Group Hedge (which shall be effective and conditioned on the occurrence of Closing); and (ii) making introductions of Buyer to the Target Group Hedge Counterparties and existing lenders and facilitating relevant coordination between Buyer and such Target Group Hedge Counterparties and existing lenders.

(d)           If on the Closing Date (or such later date as may be agreed by the Parties), with respect to any Target Group Hedge, the applicable Target Group Hedge Counterparty thereto has not indicated in writing that it has finalized and is prepared to execute and deliver a Novation Agreement or such other agreements and documents as may be required in accordance with Section 9.13(b) on or promptly following the Closing Date (any such Target Group Hedge, an “Subject Hedge Contract”), then (A) Seller shall be permitted to (or to cause the applicable member of the Target Group to) terminate and liquidate any such Subject Hedge Contract at or prior to Closing, (B) from and after Closing, and separate and apart from Buyer’s obligation to pay the Purchase Price to Seller, Buyer shall be responsible for, fund and pay each applicable Target Group Hedge Counterparty to each such Subject Hedge Contract any and all Hedge Losses, fees, penalties, payments and expenses owed to each such Target Group Hedge Counterparty as a result of Closing the transactions contemplated by this Agreement (including any and all Hedge Losses, fees, penalties, payments and expenses owed in connection with or upon termination or liquidation of any such Subject Hedge Contract), and (C) Buyer (and not Seller) shall be entitled to all Hedge Gains received by or payable to Seller or the applicable member of the Target Group, in each case, in connection with or upon termination or liquidation of such Subject Hedge Contracts (excluding, for avoidance of doubt, any realized Hedge Gains attributable to such Subject Hedge Contracts that are settled in any calendar month ending prior to the Effective Time); provided that, Seller will consider in good faith any reasonable request of Buyer not to terminate and liquidate any Subject Hedge Contract at or prior to Closing if (and only to the extent) the applicable Target Group Hedge Counterparty has (i) agreed in writing that it is ready, willing and able to provide or (ii) confirmed in writing it has authorized the applicable agent under a financing to provide, in each case, all releases and other similar documentation of Liens and encumbrances securing such Target Group Hedges, in each case, that Seller is required to deliver at Closing.

(e)            Notwithstanding anything in this Agreement to the contrary, except to the extent that any such failure is caused by a willful and intentional breach by Seller of this Section 9.13, in no event will any failure by Seller to comply with this Section 9.13 be used by Buyer as a basis to (i) terminate this Agreement, (ii) assert the failure of any of Buyer’s conditions to Closing to be satisfied, (iii) assert that Seller is not entitled to terminate this Agreement or (iv) assert any claim for damages under this Agreement.

Section 9.14           [RESERVED].

Section 9.15           Buyer Financing.

(a)            From the Execution Date until the Closing Date (or, if earlier, the date this Agreement is terminated pursuant to Section 13.1), Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as reasonably practicable, all things necessary to consummate the Financing to fund the Funding Requirements on the Closing Date. In furtherance of and not in limitation of the foregoing, Buyer shall use commercially reasonable efforts to: (i) satisfy, or cause to be satisfied, on a timely basis (or obtain the waiver of) all conditions to Buyer obtaining the Financing set forth in the Debt Commitment Letter that are to be satisfied by Buyer (including the payment of any fees required as a condition to the Financing) on or prior to the Closing Date; (ii)  negotiate and enter into definitive agreements with respect to the Financing on the terms (unless otherwise acceptable to Buyer) and conditions no less favorable to Buyer and its Affiliates than those contemplated by the Debt Commitment Letter (including any related “market flex” provisions) or on other terms (not related to conditionality) that are reasonably acceptable to the Financing Sources, so that the agreements are in effect no later than the Closing Date; (iii) maintain in effect the Debt Commitment Letter through the consummation of the Closing (or, if earlier, the date this Agreement is terminated pursuant to Section 13.1), subject to any amendments, modifications, consents or waivers thereto or replacements thereof permitted by this Agreement; and (iv) in the event that all conditions precedent to the funding of the Financing in the Debt Commitment Letter have been satisfied or waived (or upon funding will be satisfied), consummate the Financing at or prior to the time the Closing is required to occur pursuant to Section 2.6 (to the extent necessary to fund the Closing Payment, Payoff Amount and other amounts due by Buyer at the Closing).

(b)           Buyer shall promptly notify Seller in writing (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a material breach or default) by any party to the Debt Commitment Letter or other Debt Document of which Buyer becomes aware, (B) if and when Buyer becomes aware that any portion of the Financing contemplated by the Debt Commitment Letter may not be available for the Funding Requirements in an amount sufficient to consummate the Closing on the Closing Date, and (C) of the receipt of any written notice or other written communication from any Financing Source with respect to any actual or potential material breach, default, termination or repudiation by any party to the Debt Commitment Letter or material dispute or disagreement between or among any parties to the Debt Commitment Letter or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or Debt Documents); provided that, with respect to foregoing clauses (A) through (C), in no event shall Buyer be under any obligation to deliver or disclose any information that would reasonably be expected to waive the protection of attorney-client privilege or similar legal privilege or breach any duty of confidentiality. Without limiting the foregoing, Buyer shall upon reasonable request keep Seller informed on a reasonably current basis in reasonable detail of material developments concerning the Financing. If any material portion of the Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (after taking into account “market flex” terms), Buyer shall use commercially reasonable efforts to arrange and obtain alternative financing for any such unavailable portion from the same or alternative sources (“Alternative Financing”), in an amount that is sufficient, when taken together the available portion of the Financing and other sources of funds available to Buyer and its Affiliates, to consummate the transactions contemplated by this Agreement and to pay the Funding Requirements and the provisions of this Section 9.15 shall be applicable to the Alternative Financing, and, for the purposes of Section 9.16 and this Section 9.15, all references to the Financing shall be deemed to include such Alternative Financing and all references to the Debt Commitment Letter or other Debt Documents shall include the applicable corresponding documents for the Alternative Financing; provided, that in no event will Buyer be required to (x) agree to any terms that are, in the sole discretion of Buyer, materially less favorable (taken as a whole) to Buyer and its Affiliates than those set forth in the Debt Commitment Letter in effect on the date hereof or (y) pay any fees, original issue discount, interest or other economics, as applicable, or agree to any prepayment premium or call protection, in each case, in excess of those contemplated by the Debt Commitment Letter. Buyer shall promptly provide a true, correct and complete copy of each Alternative Financing commitment letter and any related fee letter(s) to Seller (provided that the provisions of such fee letter(s) related solely to fees, economic terms and “market flex” provisions agreed to by the parties may be redacted (none of which redacted provisions could reasonably be expected to impose additional conditions or contingencies on the availability of the Financing at the Closing)) not permit, without the prior written consent of Seller, any material amendment or modification to be made to, or any termination, rescission or withdrawal of, or any material waiver of any provision or remedy under, the Debt Commitment Letter (including the Fee Letter), in each case, that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the cash proceeds of the Financing thereunder (including by changing the amount of fees to be paid or original issue discount thereof (except as set forth in any “market flex” provisions in the Fee Letter)) available to be funded on the Closing Date to an amount less than the amount required for Buyer to consummate the transactions contemplated hereby at the Closing or (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Financing in a manner that would reasonably be expected to (i) materially delay or prevent the Closing Date or make the funding of the Financing materially less likely to occur or (ii) adversely impact the ability of Buyer to enforce its rights against any other party to the Debt Commitment Letter or the ability of Buyer to consummate the transactions contemplated hereby at the Closing; provided, that notwithstanding anything to the contrary herein, no consent from Seller or any other party hereto shall be required for (1) any amendment, restatement, amendment and restatement, replacement, supplement, or other modification of, or waiver or consent under the Debt Commitment Letter that is limited to adding lenders, lead arrangers, bookrunners, syndication agents, or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement (including in replacement of a Financing Source thereunder) or (2) implementation or exercise of any economic “market flex” provision.

Section 9.16          Financing Cooperation.

(a)           Prior to Closing, Seller shall, and shall cause the Target Group to, and shall use commercially reasonable efforts to cause its and their respective directors, officers, accountants, consultants, legal counsel, advisors, agents and other representatives to, at Buyer’s sole cost and expense and at AR’s or Antero Midstream’s reasonable request, cooperate in good faith with AR or Antero Midstream, as applicable, in connection with the Financing. Such cooperation shall include (without limitation) the following (i) providing the Financing Information as promptly as reasonably practicable, and thereafter to provide any further Financing Information and any readily available information with respect to the Target Group reasonably necessary for AR or Antero Midstream to prepare customary pro forma balance sheets and financial projections, in each case, promptly upon the reasonable request of AR or Antero Midstream, as applicable; (ii) reasonable participation in, and assistance with, customary marketing and syndication efforts related to the Financing and participation by appropriate members of senior management of the Target Group in a reasonable number of meetings, presentations, roadshows, due diligence sessions and drafting and negotiation sessions with the Financing Sources (including such meetings and presentations in connection with obtaining ratings in connection with the Financing), in each case, by conference calls and shall be at reasonable times with reasonable advance notice; (iii) providing reasonable assistance with the preparation of customary materials for rating agency presentations, customary offering documents, confidential information memoranda (including a version that does not include material non-public information), private placement memoranda, high-yield offering prospectuses, lender presentations, bank information memoranda and other customary marketing and syndication materials necessary or appropriate in connection with any Financing; (iv) providing reasonable cooperation with AR or Antero Midstream and the Financing Sources’ due diligence efforts; (v) directing, and taking all commercially reasonably requested actions to permit (including delivering customary authorization and representation letters) the present and former, as applicable, independent accountants and independent reserve engineers for Seller and the Target Group to provide reasonable assistance to AR or Antero Midstream in connection with any Financing consistent with their customary practice (including providing accountants’ and reserve engineer’s comfort letters and consents from such independent accountants or independent reserve engineers in connection with the Financing and participating in customary due diligence calls in connection therewith); (vi) following AR’s or Antero Midstream’s reasonable written request at least nine (9) Business Days prior to the Closing Date, providing to AR, Antero Midstream and the Financing Sources at least three (3) Business Days prior to the Closing Date all documentation and other information regarding Seller or the Target Group that is required by regulatory authorities under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in connection with the Financing; and (vii) taking all actions reasonably desirable to permit the discharge in full as of the Closing of all Specified Indebtedness, including obtaining customary payoff letters, lien terminations, releases of guaranties and other instruments of discharge to evidence that all such Indebtedness for Borrowed Money shall have been paid in full, all commitments to lend terminated and all liens securing such Indebtedness for Borrowed Money encumbering any of the Target Group’s assets shall have been released, together with duly executed recordable releases and terminations with respect to any and all such liens. Notwithstanding any other provision set forth herein, the Seller and the Target Group agree that Buyer and its applicable Affiliates may share the information provided under this paragraph with the Financing Sources and potential Financing Sources in connection with any marketing efforts in connection with the Financing, so long as all such parties are party to or otherwise subject to confidentiality obligations substantially comparable to such obligations set forth in the Confidentiality Agreement or otherwise reasonably satisfactory to the Seller (it being understood for the avoidance of doubt that the reasonable and customary processes of sharing a customary offering memorandum with potential investors for a Rule 144A and/or Regulation S offering of debt securities shall be deemed to be reasonably satisfactory).

(b)           Notwithstanding anything in this Agreement to the contrary: (i) nothing herein shall require cooperation or other actions or efforts on the part of Seller or the Target Group, or any of their respective representatives in connection with the Financing to the extent it would interfere unreasonably in any material respect with the operations of the Target Group; (ii) none of Seller or the Target Group, or any of their respective representatives, will be required to pay any commitment or other similar fee, to incur any other liability or to enter into any contract in connection with the Financing; (iii) none of Seller or the Target Group, or their respective representatives, shall be required to consent to the pre-filing of UCC-1 financing statements or any other grant of any Lien or other encumbrances that will be effective prior to the Closing; (iv) nothing herein shall require the (A) pre-Closing governing body of Seller or any member of the Target Group to adopt resolutions approving the Financing or otherwise approve or (B) any officer or other member of such governing body to execute, in each case, the agreements, documents or instruments in connection with the Financing, in each case for this clause (iv), that is not contingent on the Closing or that would be effective prior to the Closing; (v) Seller shall not be required to provide any Excluded Information and (vi) Seller shall not be required to (A) make any representation or warranty in connection with the Financing (except any customary representation and authorization letters and customary management representation letters required by Buyer’s independent auditors in connection with delivery of “comfort” letters), (B) take any actions that would breach any contract, (C) take any action that may result in a loss of attorney-client privilege, or (D) provide (or cause legal counsel to provide) any legal opinions.

(c)           Buyer shall indemnify and hold harmless Seller, the Target Group and each of their respective Affiliates and representatives from and against any and all Losses suffered or incurred by any of them in connection with any of their cooperation or assistance with respect to the Financing or the provision of any Financing Information and other information utilized in connection therewith or otherwise arising from the Financing; provided, however, that the foregoing obligations shall not apply to any Losses incurred as a result of the gross negligence, bad faith or willful misconduct of Seller, the Target Group or any of their Affiliates or their respective representatives.

(d)           Notwithstanding anything to the contrary in this Agreement, Seller and the Target Group shall be deemed not to have breached any of its obligations under this Section 9.16 unless (i) Seller or a member of the Target Group committed a willful and material breach of this Section 9.16; (ii) Buyer provided written notice to Seller of such willful and material breach; (iii) such willful and material breach has not been cured within five (5) Business Days after such notice; and (iv) such willful and material breach has been the proximate cause of the Financing not to be obtained on the Closing Date.

Section 9.17          Financial Information. From and after the Execution Date until the date that is twelve (12) months after the Closing Date (the “Records Period”), in the event AR or Antero Midstream is required (including, for the avoidance of doubt, in the Current Reports on Form 8-K to be filed in connection with the Closing and in any registration statement or proxy statement) to separately include financial information or, as applicable, oil and gas reserves information, including pro forma financial statements and SMOG Information, associated with the Target Group in documents filed with the SEC pursuant to the Securities Act or the Exchange Act, or as customarily included in offering documentation for private or public offerings of debt or equity securities, Seller agrees to use commercially reasonable efforts to make available to AR or Antero Midstream and their respective Affiliates and their representatives any and all books, records, information and documents to the extent that such are attributable to the Target Group and in Seller’s or its Affiliates’ possession or control and to which Seller and its Affiliates’ personnel have reasonable access, in each case, as reasonably required by AR or Antero Midstream, their respective Affiliates and their representatives in order to prepare such financial information or oil and gas reserves information, including pro forma financial statements and SMOG Information, in connection with such filings or offerings, provided that such activities do not unreasonably interfere with the affairs of Seller and its Affiliates and that AR or Antero Midstream, as applicable, shall be solely responsible for any costs or expenses associated therewith, including, for the avoidance of doubt, any such costs and expenses associated with the storage and maintenance of records for the foregoing purposes. During the Records Period, if Closing has not occurred prior to January 1, 2026, if requested by AR or Antero Midstream, the Seller shall provide to (i) AR, no later than February 20, 2026, audited financial statements of the HG Energy II Production Holdings, LLC and its consolidated subsidiaries as of and for the years ended December 31, 2025 and 2024, including SMOG Information and (ii) Antero Midstream, no later than February 20, 2026, audited financial statements of the HG Energy II Midstream Holdings, LLC and its consolidated subsidiaries as of and for the years ended December 31, 2025 and 2024. During the Records Period, upon AR’s or Antero Midstream’s reasonable request for the same, Seller shall instruct its accountants, reserve engineers, counsel, agents and other third parties to (a) reasonably cooperate with AR or Antero Midstream and their respective representatives in connection with the provision of information necessary for the preparation by AR or Antero Midstream of any such financial or oil and gas reserves information that is required to be included in any filing or offering documentation by AR or Antero Midstream or their respective Affiliates, and (b) provide customary consents and comfort letters as AR or Antero Midstream may reasonably request in connection with such filing or offering documentation; provided, in each case, that Buyer shall be solely responsible for any costs or expenses associated therewith. Buyer shall indemnify and hold harmless Seller, the Target Group and their respective Affiliates, from and against any and all Losses suffered or incurred by them in connection with the obligations of Seller and its respective Affiliates under this Section 9.17, other than suffered or incurred as a result of the gross negligence, bad faith or willful misconduct of Seller, the Target Group or any of their Affiliates or their respective representatives. Notwithstanding anything to the contrary contained in this Agreement, none of Seller’s, the Target Group’s or any of their Affiliates’ performance under this Section 9.17 shall be taken into account with respect to whether any condition to Closing set forth in Article XII shall have been satisfied.

Article X
SURVIVAL; EXCLUSIVE REMEDY; RELEASE

Section 10.1           Survival. Except in the case of Fraud, the survival periods for the various representations, warranties, covenants and agreements contained in this Agreement shall be as follows: (a) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto by any Person shall terminate effective as of the Closing and shall not survive the Closing for any purposes, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, except in the case of Fraud, and (b) the covenants and other agreements of the Parties set forth in this Agreement to be performed on or before Closing shall expire at Closing. The covenants and other agreements of the Parties set forth in this Agreement to be performed after Closing shall survive until such covenants and other agreements of such party have been fully performed, except in the case of Fraud. From and after the Closing, Buyer shall, absent Fraud, look solely to the R&W Insurance Policy, and shall not seek recovery or indemnification from Seller, the Target Group or any of their respective Affiliates or direct or indirect equityholders, with respect to any claims, matters or causes of action arising out of or related to any breach of, or inaccuracy in, any representation or warranty of Seller or the Companies in this Agreement or any Related Agreement. In the case of Fraud, only the Person who committed such Fraud shall be liable for such Fraud (and no other Persons shall have any liability with respect to such Fraud) and Buyer shall not pursue any remedy or exercise any rights against any other Person with respect to such Fraud, provided that Seller shall be liable for the Fraud of any Seller Related Parties. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall release or relieve any Person or any of its Affiliates for Fraud or any Losses or other relief resulting therefrom. This Section 10.1 does not limit, and shall not be construed as limiting, Buyer’s rights under the R&W Insurance Policy in accordance with the terms set forth therein.

Section 10.2           Exclusive Remedy.

(a)            Notwithstanding anything in this Agreement to the contrary, (i) for any and all Losses arising out of any breaches of the representations and warranties of Seller or the Companies or any breaches of the covenants of Seller or the Companies that do not require performance following the Closing, in each case made in this Agreement or any Related Agreement, Buyer shall be entitled to recovery solely and exclusively from the R&W Insurance Policy and not from Seller except in the case of Fraud, (ii) in no event shall Seller or the Companies be liable for any indemnification or other payment to Buyer under or in connection with this Agreement, other than pursuant to the express terms of the Escrow Agreement and any Shortfall Amount pursuant to Section 2.7(e), in the case of Fraud or with respect to the performance of post-Closing covenants or except as expressly provided in any Related Agreement, and (iii) in no event shall Buyer have any right to seek indemnification, payment or any other recourse of any type, under or in connection with, this Agreement from (x) Seller or the Companies, other than pursuant to the express terms of the Escrow Agreement or Section 2.7(e), in the case of Fraud or with respect to the performance of post-Closing covenants or except as expressly provided in any Related Agreement, by applicable Law or the applicable Governing Documents, or (y) from any Person (including any past, present or future director, officer, employee, manager, member, partner, direct or indirect equityholder, Affiliate, agent, attorney or other representative of any of the Companies or Seller) that is not expressly named as Party to this Agreement, except in the case of Fraud or as expressly provided in any Related Agreement, by applicable Law or the applicable Governing Documents.

(b)           From and after the Closing, except in the case of Fraud or with respect to the performance of post-Closing covenants or except as expressly provided in any Related Agreement the rights provided under the R&W Insurance Policy contemplated by Section 9.8 shall be the sole and exclusive remedy of Buyer with respect to any and all claims arising out of or relating to Buyer’s investigation of the Target Group, the Target Interests, this Agreement, the Related Agreements, the negotiation, execution and delivery of this Agreement or any Related Agreement (except to the extent otherwise expressly set forth herein or therein) or the performance by the Parties of its or their terms, and no other remedy shall be had pursuant to any contract, misrepresentation, strict liability or tort theory or otherwise by Buyer and its officers, directors, managers, partners, direct or indirect equityholders, employees, agents, Affiliates, representatives, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under Law (including claims under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq, and any other Environmental Laws). In addition to the foregoing, Buyer shall not be entitled to (i) a rescission of this Agreement or any Related Agreement for any reason or (ii) any further indemnification rights or claims of any nature whatsoever (except for claims of Fraud), in each case, all of which are hereby expressly waived by Buyer to the fullest extent permitted under Law (except to the extent otherwise expressly set forth herein or therein).

Section 10.3          Release.

(a)           Effective as of immediately prior to the Closing, Seller, its Affiliates, and their respective successors and assigns hereby fully and unconditionally releases, acquits and forever discharges the members of the Target Group and each of their respective current and former officers, directors, employees, partners, managers, members, advisors, successors and assigns from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, and their respective successors and assigns, whether known or unknown, whether in Law or equity, of any kind, Seller now has or has ever had against the members of the Target Group, arising out of or relating to Seller’s ownership of the Target Interests or the ownership or operation of the Oil & Gas Assets by the Companies or the Company Subsidiaries, or any actions taken or failed to be taken by the Companies, the Company Subsidiaries and each of their respective current and former officers, directors, employees, partners, managers, members, advisors, successors and assigns occurring or arising on or prior to the date of this Agreement. The foregoing notwithstanding, the release and discharge provided for herein shall not (i) release the members of the Target Group of their respective obligations or liabilities following Closing, if any, pursuant to this Agreement or the Related Agreements, (ii) release the members of the Target Group of any indemnification and/or exculpation obligations of such Person to Seller as a manager of such Person, in Seller’s capacity as such, pursuant to such Person’s Governing Documents or applicable Law, (iii) be deemed to constitute a waiver of the availability of insurance to cover claims, or (iv) release any claims for Fraud.

(b)           Effective as of immediately prior to the Closing, Buyer and each Company, for itself and on behalf of the Company Subsidiaries and each of Buyer’s and their respective equityholders, successors and assigns, hereby fully and unconditionally releases, acquits and forever discharges (i) Seller, HG Energy, each of their Affiliates, and their respective successors and assigns and (ii) all current and former directors, managers, officers, partners, members, advisors, agents and successors and assigns of Seller, HG Energy, each of their Affiliates, each Company and the Company Subsidiaries from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in Law or equity, of any kind, which such Company now has or has ever had against such Persons, arising out of or relating to (A) in respect of Seller, Seller’s ownership of the Target Interests, and (B) in respect of such directors, managers, officers and agents, for acts and omissions on behalf of such Company and its respective Subsidiaries or the relationship with such Company and its respective Subsidiaries, in each case, other than with respect to their respective obligations and liabilities, if any, under this Agreement or the Related Agreements or for claims of Fraud or under the R&W Insurance Policy or pursuant to such Person’s Governing Documents.

(c)           Notwithstanding anything in this Agreement to the contrary (including Section 10.2, this Section 10.3, Section 14.10, and Section 14.11) nothing in this Agreement shall release or relieve any Person or any of its Affiliates from any Losses or other relief resulting, from Fraud.

Article XI
TAX MATTERS

Section 11.1          Proration of Taxes.

(a)           Solely for purposes of determining the Purchase Price pursuant to Section 2.3, Section 2.5, and Section 2.7 and the allocation of tax refunds pursuant to Section 11.5, (i) Seller shall be allocated all Taxes of the Target Group for any Pre-Effective Time Tax Period and the portion of any Straddle Period ending immediately prior to the Effective Time and (ii) (A) AR shall be allocated all Taxes of HG II Production and its Subsidiaries for any Post-Effective Time Tax Period and the portion of any Straddle Period beginning at the Effective Time and (B) AM shall be allocated all Taxes of HG II Midstream Holdings and its Subsidiaries for any Post-Effective Time Tax Period and the portion of any Straddle Period beginning at the Effective Time.

(b)          For purposes of determining the Tax allocations described in Section 11.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes that are ad valorem, property or similar Asset Taxes imposed on a periodic basis) shall be allocated to the period (or portion of any Straddle Period) in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes that are ad valorem, property or similar Asset Taxes imposed on a periodic basis or that are described in clause (iii)) shall be allocated to the period (or portion of any Straddle Period) in which the transaction giving rise to such Asset Taxes occurred, (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis (including, for the avoidance of doubt, any West Virginia Oil & Gas Property Taxes and Pennsylvania Unconventional Gas Well Fees) pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on and after the date on which the Effective Time occurs, on the other hand, and (iv) any other Taxes imposed on HG II Production and its Subsidiaries or HG II Midstream Holdings and its Subsidiaries, in each case, shall be allocated using a “closing of the books” methodology as of the Effective Time. For purposes of clause (iii) of the preceding sentence, with respect to West Virginia Oil & Gas Property Taxes, the period for such Asset Taxes shall be the “property tax year” as defined in West Virginia Code Section 11-3-1(f)(3), notwithstanding the July 1st assessment date (as a result, (x) the amount of West Virginia Oil & Gas Property Taxes assessed or assessable on July 1, 2024 (for the 2025 calendar year) shall be allocated entirely to Seller, and (y) the amount of such West Virginia Oil & Gas Property Taxes assessed or assessable on July 1, 2025 (for the 2026 calendar year) shall be allocated entirely to AR with respect to any Oil & Gas Assets owned by HG II Production and its Subsidiaries and AM with respect to any Oil & Gas Assets owned by HG II Midstream Holdings and its Subsidiaries).

(c)         To the extent the actual amount of Asset Taxes is not known at the time an adjustment is to be made with respect to the Purchase Price pursuant to Section 2.3, Section 2.5 or Section 2.7, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment.

For the avoidance of doubt, this Section 11.1 is not intended to allocate any Flow-Through Income Taxes of Seller to Buyer.

Section 11.2          Tax Returns. After the Closing, subject to the terms of any Transition Services Agreement required to be filed and/or paid by Third Party operators and excluding any Tax Returns and Asset Taxes, Buyer shall, or shall cause the applicable member of the Target Group to, (i) prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by, or with respect to, the Target Group or the Oil & Gas Assets for any Pre-Effective Time Tax Period or Straddle Period, in each case, that are required to be filed after the Closing Date and prior to the determination of the Final Purchase Price (“Pre-Effective Time Tax Return”) and (ii) timely pay all Taxes due after the Closing Date with respect to such Pre-Effective Time Tax Return. Any such Pre-Effective Time Tax Return prepared and filed or caused to be prepared and filed by or on behalf of the Target Group shall be prepared in accordance with past practice (to the extent permitted by applicable Law) and shall be timely filed with the appropriate Taxing Authority, and any such Taxes attributable to a Pre-Effective Time Tax Period shall be taken into account in determining the Final Purchase Price pursuant to Section 2.7. Buyer shall provide Seller with a copy of any such Pre-Effective Time Tax Return at least thirty (30) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Tax period, if such Tax Return is required to be filed less than thirty (30) days after the close of such Tax period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return. Nothing in this Section 11.2 shall be interpreted as altering the manner in which Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyer of its obligations under this Section 11.2, which shall be borne by Buyer).

Section 11.3          Transfer Taxes. Each of AR and AM shall be solely responsible for the timely payment of, and shall bear, all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes and fees, if any, resulting from the acquisition of the Target Interests of HG II Production and HG II Midstream Holdings, respectively, pursuant to Section 2.1 (collectively, “Transfer Taxes”). Each of AR and AM shall, or shall cause HG II Production and HG II Midstream Holdings and their respective Subsidiaries to, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes as required by applicable Law.

Section 11.4          Cooperation. Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Target Group, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. In the event of any conflict between Section 9.6 and this Section 11.4, this Section 11.4 shall control with respect to Tax matters.

Section 11.5          Tax Refunds. Seller shall be entitled to (i) any and all refunds of Taxes set forth on Schedule 1.1(d) and (ii) any other Taxes allocated to Seller pursuant to Section 11.1 that are received prior to the time at which the Final Purchase Price is finally determined pursuant to Section 2.7, and Buyer shall be entitled to any and all refunds of Taxes allocated to Buyer pursuant to Section 11.1. If a Party or its Affiliate receives a refund of Taxes to which the other Party is entitled pursuant to this Section 11.5, such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses incurred by such recipient Party in procuring such refund. With respect to each claim for refunds of Taxes set forth on Schedule 1.1(d) (each, a “Scheduled Refund Claim”), Seller or its Affiliates, including any Third Party service providers, contractors, or consultants engaged by Seller, its Affiliates or the Companies in connection with any Scheduled Refund Claim (the “Refund Service Providers”), may pursue each Scheduled Refund Claim and Seller shall be solely responsible for paying (or timely reimbursing Buyer or its Affiliates for) any fees, costs and expenses (including fees, costs and expenses of the Refund Service Providers) incurred in connection with pursuing the Scheduled Refund Claims; provided, that, (x) Seller shall (1) keep Buyer reasonably informed of the progress of each Scheduled Refund Claim, (2) permit Buyer (or Buyer’s counsel) to participate, at Buyer’s sole cost and expense, in each Scheduled Refund Claim, including in meetings with the applicable Taxing Authority, and (3) not settle, compromise and/or concede any portion of any Scheduled Refund Claim without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) and (y) if Seller does not diligently pursue a Scheduled Refund Claim, then Buyer may settle or compromise such Scheduled Refund Claim in its sole discretion. The Parties shall use commercially reasonable efforts to cooperate in obtaining refunds of Taxes pursuant to this Section 11.5 or to obtain credits or offsets to any Taxes.

Section 11.6          Like-Kind Exchange. Buyer and Seller agree that Buyer may elect to treat part or all of its acquisition the Oil & Gas Assets (via its acquisition of the Target Interests) as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”); provided, that, the Closing shall not be delayed by reason of the Exchange. Seller agrees to use commercially reasonable efforts to cooperate with Buyer in the completion of such an Exchange, including an Exchange subject to the procedures outlined in Treasury Regulations Section 1.1031(k)-1 and/or IRS Revenue Procedure 2000-37. Buyer shall have the right at any time prior to or at Closing to assign all or a part of its rights under this Agreement with respect to such Oil & Gas Assets/Target Interests to a qualified intermediary (as that term is defined in Treasury Regulations Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in IRS Revenue Procedure 2000-37) to effect an Exchange. Each Party acknowledges and agrees that neither an assignment of Buyer’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of its liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange. In the event Buyer elects to treat its acquisition of the Oil & Gas Assets (via its acquisition of the Target Interests) as an Exchange, Buyer shall be obligated to pay any additional documented Third Party costs and expenses incurred by Seller hereunder as a result of such election, and in consideration for the cooperation of Seller, Buyer agrees to indemnify and hold Seller harmless from and against any and all liabilities, including Taxes, arising out of, based upon, attributable to or resulting from such election or transactions or actions taken in connection with such election that would not have been incurred by Seller but for Buyer’s Exchange election. For the avoidance of doubt, this Section 11.6 shall apply equally to each of AR and AM.

Article XII
CONDITIONS TO CLOSING

Section 12.1          Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)          There shall not be any applicable Proceeding by a Governmental Authority or Law in effect or Order in effect by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby;

(b)          All of the Required Governmental Approvals shall have been obtained, made or given, and shall be in full force and effect or shall have occurred, and any applicable waiting period (and any extension thereof) under the HSR Act or agreement between Seller and the Buyer, on the one hand, and a Governmental Authority that enforces the HSR Act, on the other hand, not to close, shall have expired or been terminated; and

(c)          The sum of (i) all Title Defect Amounts that exceed the Title Threshold Amount (after applying any applicable Title Benefit Amounts to offset such Title Defect Amounts), plus (ii) the sum of all Environmental Defect Amounts that exceed the Environmental Threshold Amount, in each case, as finally determined pursuant to Article III or Article IV, as applicable, plus (iii) the amount of all Casualty Losses occurring between the Execution Date and Closing as provided in Article V (unless such Casualty Losses are waived by Buyer), plus (iv) the aggregate Allocated Values of any Oil & Gas Assets that becomes a Retained Assets due to an unobtained Required Consent or unobtained waiver of a Preferential Right as of Closing, in each case, pursuant to Section 9.1(e), shall be less than ten percent (10.0%) of the Base Purchase Price; provided, that if either Party notifies the other Party of its intention to terminate this Agreement in accordance with Section 13.1(c) for failure of the conditions set forth in this Section 12.1(c), such other Party may, prior to giving effect to such termination, elect by written notice (an “Arbitration Notice”) to submit all unresolved disputes with respect to any Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects or Environmental Defect Amounts to expert arbitration in accordance with Section 3.1(h) and/or Section 4.5, as applicable; provided, further, that, in lieu of the timing provided in Section 3.1(h) and/or Section 4.5, as applicable, the Parties shall select a Title Arbitrator or Environmental Arbitrator, as applicable, within five (5) Business Days of the delivery of the Arbitration Notice, each Party shall submit such Party’s position to the Title Arbitrator or Environmental Arbitrator, as applicable, within ten (10) Business Days of the delivery of an Arbitration Notice and each Party shall instruct the Title Arbitrator or Environmental Arbitrator, as applicable, to deliver a determination of (A) the Environmental Defect Amount(s) attributable to all disputed Environmental Defects, (B) the Title Defect Amount(s) attributable to all disputed Title Defects and/or (C) the Title Benefit Amount(s) attributable to all disputed Title Benefits, as applicable, within twenty (20) days of the delivery of the Arbitration Notice. For the avoidance of doubt, (1) if a Party elects to initiate arbitration in accordance with this Section 12.1(c), neither Party may terminate this Agreement pursuant to Section 13.1(c) for failure of the conditions in this Section 12.1(c) until final resolution of such arbitration, (2) a Party’s initiation of arbitration in accordance with this Section 12.1(c), shall not prevent Buyer, prior to giving effect to Section 13.1(c), from electing to waive any asserted Title Defect or Environmental Defect, as applicable, and (3) nothing herein shall prevent Buyer from electing to waive or withdraw any asserted Title Defect or Environmental Defect at any time prior to termination of this Agreement.

Section 12.2          Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

(a)           Representations and Warranties. The (i) Seller Fundamental Representations and Warranties shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties refer to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties set forth in Section 6.4 shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties refer to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), and (iii) representations and warranties in Article VI and Article VII other than the Seller Fundamental Representations and Warranties and the representations and warranties set forth in Section 6.4, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other similar words of import) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties refer to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, with respect to this clause (iii), to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Performance and Obligations of Seller. Seller and the Companies shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by such Party at or prior to Closing.

(c)           Closing Deliveries. Seller and the Companies, as applicable, shall have delivered (or be ready, willing and able to deliver) all documents, instruments and certificates required to be delivered at the Closing by Seller and the Companies, as applicable, pursuant to Section 2.11(a).

Section 12.3          Conditions to Obligations of Seller and the Companies. The obligation of Seller and the Companies to consummate the transactions to be performed by Seller and the Companies in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of Buyer set forth in Article VIII (in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein), other than the Buyer Fundamental Representations and Warranties, shall be true and correct in the aggregate as of the Closing Date in all material respects (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date in all material respects) and (ii) Buyer Fundamental Representations and Warranties (in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date in all respects).

(b)          Performance and Obligations of Buyer. Buyer shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer at or prior to Closing.

(c)          Closing Deliveries. Buyer shall have delivered (or be ready, willing and able to deliver) all documents, instruments and certificates required to be delivered at Closing by Buyer pursuant to Section 2.11(b).

Section 12.4          Frustration of Closing Conditions. None of Seller, the Companies nor Buyer may rely on the failure of any condition set forth in Section 12.1, Section 12.2 or Section 12.3, as the case may be, if such failure was solely caused by such Party’s failure to comply with any provision of this Agreement.

Article XIII
TERMINATION

Section 13.1          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Buyer and Seller;

(b)           by either Seller or Buyer by written notice to the other, if any final and non-appealable order, decree, ruling or other similar action issued by a Governmental Authority of competent jurisdiction is in effect permanently restraining, enjoining, preventing or otherwise prohibiting the consummation of the transactions contemplated hereby;

(c)           by either Seller or Buyer by written notice to the other, if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 13.1(c) shall not be available to Buyer or Seller, if such Party is then in material breach of its representations or warranties, covenants or agreements under this Agreement;

(d)           by Seller by written notice to Buyer, if Buyer breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Seller’s or the Companies’ obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.3 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Buyer by Seller, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such Notice; provided, however, that the right to terminate this Agreement under this Section 13.1(d) shall not be available to Seller if Seller or any Company is then in material breach of any of its representations or warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.2 not capable of being satisfied;

(e)           by Buyer by written notice to Seller, if Seller or the Companies breach any of their respective representations or warranties contained in this Agreement or Seller or the Companies breaches or fails to perform any of their respective covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.2 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Seller by Buyer, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such Notice; provided, however, that the right to terminate this Agreement under this Section 13.1(e) shall not be available to Buyer if Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to Seller’s or any Company’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.3 not capable of being satisfied;

(f)           by Seller by written notice to Buyer, if (i) all of the conditions to Closing set forth in Section 12.1 and Section 12.2 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at Closing and could have been satisfied or would have been waived assuming Closing would occur), (ii) Seller has notified Buyer that Seller and the Companies are ready, willing and able to consummate the transactions contemplated by this Agreement and the Related Agreements, (iii) neither Seller nor any Company is then in material breach of any of its representations or warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to the Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.2 not capable of being satisfied and (iv) Buyer fails to complete the Closing within two (2) Business Days after the delivery of such notification by Seller;

(g)           by Buyer by written notice to Seller, if (i) all of the conditions to Closing set forth in Section 12.1 and Section 12.3 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at Closing and could have been satisfied or would have been waived assuming Closing would occur), (ii) Buyer has notified Seller that Buyer is ready, willing and able to consummate the transactions contemplated by this Agreement and the Related Agreements, (iii) Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to Seller’s or the Company’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.3 not capable of being satisfied and (iv) Seller and the Target Group fail to complete the Closing within two (2) Business Days after the delivery of such notification by Buyer; and

(h)           by Seller by written notice to Buyer, if either AR or AM fails to fund its Pro Rata Share of the Deposit in accordance with Section 2.4.

Section 13.2          Effect of Termination.

(a)           In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall immediately become null and void, without any liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (i) the Confidentiality Agreement and the agreements contained in Article I, Section 9.1(c), Section 9.1(d), Section 9.3, Section 9.4, Section 10.2, this Article XIII and Article XIV of this Agreement survive any termination of this Agreement and remain in full force and effect, provided that the Confidentiality Agreement shall expire according to the express terms thereof, and (ii) no such termination shall impair or restrict the right of any Party hereto to compel specific performance or to receive a the distribution of the Deposit pursuant to Section 13.3 (as applicable).

Section 13.3          Distribution of the Deposit upon Termination.

(a)           If (i) Seller has the right to terminate this Agreement pursuant to Section 13.1(d) or Section 13.1(f) or (ii) if Seller has the right to terminate this Agreement pursuant to Section 13.1(c), and at such time Seller could have terminated this Agreement pursuant to Section 13.1(d) (without regard to any cure periods contemplated therein) or Section 13.1(f), then, in each case, Seller shall have the right, as its sole and exclusive remedy against Buyer, to either (A) seek to enforce specific performance by each of AR and AM of this Agreement (in which event, if specific performance is granted with respect to either AR and/or AM, such Party’s Pro Rata Portion of the Deposit will be applied as a credit against their Closing Purchase Price at Closing as set forth in Section 2.11(b)(iii), as applicable), or (B) if Seller does not seek to enforce specific performance (or if Seller does not successfully obtain specific performance against either or both of AR and AM), then Seller shall be entitled to terminate this Agreement with respect to the obligations of each such Party with respect to whom specific performance is not sought or is not granted, as applicable, and receive and retain such Party’s Pro Rata Portion of the Deposit as liquidated damages, free of any claims by such Party or any other Person with respect thereto. The Parties agree that (x) Seller’s actual damages in the event of termination would be difficult to ascertain, (y) the Deposit constitutes the Parties’ good-faith estimate of the actual damages reasonably expected to result from such termination of this Agreement and (z) the liquidated damages are not a penalty. If Seller elects to terminate this Agreement pursuant to this Section 13.3(a) and receive the Deposit as liquidated damages, then within two (2) Business Days of Seller’s election, Buyer and Seller shall execute and deliver (or cause to be delivered) a joint written instruction to the Escrow Agent, instructing the Escrow Agent to distribute the full amount of the Deposit to the account designated by Seller.

(b)          If (i) Buyer has the right to terminate this Agreement pursuant to Section 13.1(e) or Section 13.1(g) or (ii) if Buyer has the right to terminate this Agreement pursuant to Section 13.1(c), and at such time Buyer could have terminated this Agreement pursuant to Section 13.1(e) or Section 13.1(g), then, in each such case, Buyer shall have the right, at its sole discretion and as the sole and exclusive remedy against Seller and the Target Group, to either (A) seek to enforce specific performance by Seller of this Agreement (in which event the Deposit will be applied as a credit against the Closing Purchase Price at Closing as set forth in Section 2.11(b)(iii)), or (B) if Buyer does not seek to enforce specific performance (or if Buyer does not successfully obtain specific performance), then Buyer shall be entitled to (1) terminate this Agreement, (2) receive the entirety of the Deposit pursuant to Section 13.3(c) (to be paid to AR and AM in their Pro Rata Share), and (3) each of AR and AM shall be entitled to seek to recover their actual damages and out-of-pocket expenses incurred and paid connection with this Agreement in an amount up to, but not to exceed, $25,000,000 in the aggregate. If Buyer elects to terminate this Agreement pursuant to this Section 13.3(b) and seek a return of the Deposit, then within two (2) Business Days of Buyer’s election, Buyer and Seller shall execute and deliver (or cause to be delivered) a joint written instruction to the Escrow Agent, instructing the Escrow Agent to distribute the full amount of the Deposit to Buyer. For the avoidance of doubt, under no circumstances shall Buyer be permitted or entitled to receive both a grant of specific performance and a return of the Deposit in connection with the termination of this Agreement.

(c)           If this Agreement is terminated and Seller is not entitled to the Deposit pursuant to Section 13.3(a), then within two (2) Business Days of such termination, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent, instructing the Escrow Agent to distribute the full amount of the Deposit to Buyer (to be paid to AR and AM based on their Pro Rata Share).

(d)           If this Agreement is terminated by Seller or Buyer as provided in this Section 13.3, then, subject to the foregoing provisions of this Section 13.3, following such termination, Seller shall be free to enjoy immediately all rights of ownership of the Target Interests and to sell, transfer, encumber or otherwise dispose of the Target Interests or the Oil & Gas Assets to any Person without any restriction under this Agreement, provided, for the avoidance of doubt, that in the event that Buyer seeks to enforce specific performance in accordance with Section 13.3(b) above, Seller shall not be entitled to such action and will remain subject to its covenants under this Agreement, including Section 9.1, until such claim for specific performance is finally resolved.

Article XIV
OTHER PROVISIONS

Section 14.1          Notices.

(a)           In addition to permitted notice procedures for Title Defect Notices, Title Benefit Notices and Environmental Defect Notices set forth in Article III and Article IV above, any notice, request, instruction, correspondence, or other document to be given hereunder by any Party to the other Parties (herein collectively called “Notice”) shall be in writing and delivered by courier or certified mail, in each case requiring acknowledgement of receipt, or in person or electronic mail as follows:

If to Seller, addressed to:

HG Energy II LLC
5620 Dupont Road
Parkersburg, West Virginia 26101
Attention:          Jared Hall
Email:                 [ *********** ]

and with a copy (which shall not constitute Notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700
Houston, TX 77002
Attention:         David M. Castro Jr., P.C.
                             Lindsey M. Jaquillard

  Jonathan Strom
Email:                david.castro@kirkland.com
                             lindsey.jaquillard@kirkland.com

  Jonathan.strom@kirkland.com

If to Buyer, addressed to:

Antero Resources Corporation
1615 Wynkoop Street
Denver, CO 80202
Attention:         Yvette K. Schultz; Spencer Booth
Email:                generalcounsel@anteroresources.com

  [ *********** ]

and with a copy (which shall not constitute Notice) to:

Vinson & Elkins LLP

845 Texas Ave. Suite 4700
Houston, Texas 77002
Attention:         Chris Bennett; Scott Rubinsky
Email:                cbennett@velaw.com

  srubinsky@velaw.com

(b)          Notice given by personal delivery or courier service shall be effective upon actual receipt during normal business hours on a Business Day (or at the beginning of the next Business Day after receipt if not received during the normal business hours on a Business Day). Notice given by electronic mail shall be effective upon delivery (without notice of failed delivery to the required Party) if delivered during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after delivery if not delivered during the recipient’s normal business hours. Notice given by certified mail, return receipt requested, shall be effective three (3) Business Days after mailing. Notice sent by overnight courier shall be effective one (1) day after sending. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 14.2           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)           Governing Law. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, INCLUDING STATUTES OF LIMITATIONS, WITHOUT REGARD TO ANY BORROWING STATUTE THAT WOULD RESULT IN THE APPLICATION OF THE STATUTE OF LIMITATIONS OF ANY OTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED TO THE EXTENT MANDATORILY REQUIRED.

(b)           Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS (INCLUDING THE ELEVENTH DIVISION OF THE TEXAS BUSINESS COURT) AND FEDERAL COURTS SITTING in houston, texas, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (II) WAIVES ANY OBJECTION OR CHALLENGE THAT IT MAY HAVE TO THE PERSONAL JURISDICTION OF SUCH COURTS, AND (III) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES HERETO SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY HERETO REFUSES TO ACCEPT SERVICE, EACH PARTY HERETO AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)           Waiver of Jury Trial. Each Party HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DEBT DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 14.2(c).

Section 14.3          Entire Agreement; Amendments and Waivers. This Agreement, the Confidentiality Agreement and the Related Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Annexes, Schedules and the Exhibits referred to herein are attached hereto are made a part of this Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.4          Conflicting Provisions. This Agreement and the Related Agreements, read as a whole, set forth the Parties’ rights, responsibilities, and liabilities with respect to the transactions contemplated by this Agreement and the Related Agreements. In this Agreement and the Related Agreements, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Related Agreements, this Agreement shall control.

Section 14.5          Binding Effect, Assignment and Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but, except as provided in Section 11.6, neither this Agreement nor any of the rights, benefits, or obligations hereunder shall be assigned or transferred, by operation of Law, or otherwise, by any Party hereto without the prior written consent of the other Party; provided, that in the event of Fraud, Buyer may assign the R&W Insurance Policy to the R&W Insurer or an agent of the R&W Insurer. Except as set forth Section 9.5 and Section 14.10, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their successors and assigns, any rights, benefits or obligations hereunder; provided; however, that only a Party will have the right to enforce the provisions of this Agreement on its own behalf (but no Party will have any obligation to do so); provided, further, that notwithstanding anything in this Agreement to the contrary, each of the Seller and each Company on behalf of itself, the Target Group and each of its controlled Affiliates hereby agrees that each Financing Source is an express third party beneficiary of, and may enforce, Section 13.3, Section 14.3, this Section 14.5, Section 14.15 and/or Section 14.16 (and such provisions shall not be amended in any way adverse to any such Financing Source without its prior written consent) (such consent not to be unreasonably withheld, conditioned or delayed).

Section 14.6          Severability. If any provision (or any part of a provision) of the Agreement is rendered or declared invalid, illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions in good faith (that come closest to expressing the intention of the invalid, illegal or unenforceable provision) for those rendered or declared invalid, illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 14.7          Interpretation. Neither this Agreement nor any of the Related Agreements shall be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Related Agreement, or any provision hereof or thereof, or who supplied the form of this Agreement or any of the Related Agreements. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 14.8          Headings. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 14.9          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of a Party to this Agreement or other documents executed in connection herewith that are sent to the other Parties by facsimile transmission or electronic mail (including by email, PDF, Docusign or other similar electronic transmission) shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory Party.

Section 14.10        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Related Agreements or any document, agreement, or instrument delivered contemporaneously herewith, without limiting any rights of Buyer under the R&W Insurance Policy and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder, under any Related Agreements or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, attorney, financing source, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future direct or indirect equityholder, general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, attorney, financing source, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any Related Agreement or under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Party Affiliate is expressly intended as a third-party beneficiary of this Section 14.10.

Section 14.11        Disclaimer of Warranties and Representations.

(a)           Buyer acknowledges and agrees that it is sophisticated in the evaluation and purchase of, and investment (directly or indirectly) in, the industry in which the Target Group operates, oil and gas properties and related facilities, and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Related Agreements and is able to bear the substantial economic risk of such investment for an indefinite period of time. In making its decision to enter into this Agreement, the Related Agreements and to consummate the transactions contemplated herein and therein, Buyer, except to the extent of the express representations and warranties set forth in Article VI and Article VII hereof and subject to and without limitation of any of Buyer’s rights under the R&W Insurance Policy or for Fraud, (i) has relied and shall rely solely on its own independent investigation and evaluation of the Target Group and the Oil & Gas Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and the Related Agreement and not on any comments, statements, projections or other materials made or given by any employees, officers, managers, representatives, consultants or advisors engaged by Seller, the Target Group or any of their respective Affiliates and (ii) has satisfied or shall satisfy itself through its own due diligence as to the title, environmental and physical condition of and contractual arrangements and other matters affecting the Target Group (including the Oil & Gas Assets). Buyer may be in possession of certain projections and other forecasts regarding the Target Group, including projected financial statements, cash flow items and other data of the Target Group and certain business plan information of the Target Group. Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans, that Buyer is not relying on such projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and Buyer shall not have any claim against any Person with respect thereto. Accordingly, Buyer acknowledges that neither Seller, the Target Group, nor any of their Affiliates nor any of their respective employees, officers, managers, representatives, consultants or advisors has made any representation or warranty with respect to such projections and other forecasts and plans. Buyer acknowledges and represents, warrants and agrees that it has not relied upon the accuracy or completeness of any express or implied representation, warranty, statement or information of any nature (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability or fitness for a particular purpose) made or provided by or on behalf of Seller or the Target Group in connection with this Agreement and the transactions contemplated hereby, except for the representations and warranties in Article VI and Article VII and subject to and without limitation of any of Buyer’s rights under the R&W Insurance Policy or for Fraud, and waives any right Buyer or any of its Affiliates may have against Seller, the Target Group or any of their respective Affiliates or any of their respective representatives, consultants, advisors, employees, officers or managers with respect to any inaccuracy in any such representation, warranty, statement or information, or with respect to any omission or concealment, on the part of Seller, the Target Group or any of their respective representative, consultant, advisor, employee, officer or manager thereof, of any potentially material information in connection with this Agreement and the transactions contemplated hereby.

(b)         EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VI AND ARTICLE VII and subject to and without limitation of any of Buyer’s rights under the R&W Insurance Policy OR FOR FRAUD: (I) BUYER ACKNOWLEDGES NEITHER SELLER NOR THE COMPANIES NOR THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES HAS MADE, AND SELLER AND EACH COMPANY HEREBY EXPRESSLY DISCLAIMS AND NEGATES (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES), AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE WITH RESPECT TO THE OIL & GAS ASSETS AND OTHER PROPERTIES OF THE TARGET GROUP OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATED AGREEMENTS, AND (II) SELLER AND EACH COMPANY EXPRESSLY DISCLAIMS (ON ITS BEHALF AND ON BEHALF OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES), AND BUYER HEREBY EXPRESSLY WAIVES, ANY AND ALL LIABILITY AND RESPONSIBILITY OF ANY SUCH PERSON FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION WITH RESPECT TO THE OIL & GAS ASSETS AND OTHER PROPERTIES OF THE TARGET GROUP OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RELATED AGREEMENTS, MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PERSON).

(c)         EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VI AND ARTICLE VII and subject to and without limitation of any of Buyer’s rights under the R&W Insurance Policy OR FOR FRAUD, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER AND EACH COMPANY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, AS TO ANY OF THE FOLLOWING: (I) THE ACCURACY, COMPLETENESS OR MATERIALITY OF RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER OR ANY THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES in connection with this Agreement and the transactions contemplated hereby; (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE OIL & GAS ASSETS; (III) ANY ESTIMATES OF THE VALUE OF, OR FUTURE REVENUES GENERATED BY, THE OIL & GAS ASSETS; (IV) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY, VOLUME OR RECOVERABILITY OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE OIL & GAS ASSETS OR THE TARGET GROUP’S INTEREST THEREIN; (V) TITLE TO ANY OF THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE TARGET GROUP; (VI) MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, MARKETABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE TARGET GROUP; (VII) ANY RIGHTS OF BUYER OR ANY OF ITS AFFILIATES UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (VIII) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS WITH RESPECT TO THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE TARGET GROUP, WHETHER KNOWN OR UNKNOWN; (IX) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW WITH RESPECT TO THE PROPERTIES OR TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATED AGREEMENTS; AND (X) THE ENVIRONMENTAL OR OTHER CONDITION OF THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE TARGET GROUP, INCLUDING ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF Hazardous MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. IT IS THE EXPRESS INTENTION OF THE PARTIES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANIES IN ARTICLE VI AND ARTICLE VII and subject to and without limitation of any of Buyer’s rights under the R&W Insurance Policy OR FOR FRAUD, THE OIL & GAS ASSETS AND OTHER PROPERTIES OF THE TARGET GROUP ARE BEING ACCEPTED BY BUYER, “AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER HAS MADE OR WILL MAKE SUCH INSPECTIONS OF SUCH ASSETS AND THE PROPERTIES AS BUYER DEEMS APPROPRIATE.

(d)          subject to and without limitation of any of Buyer’s rights under the R&W Insurance Policy OR FOR FRAUD, BUYER ACKNOWLEDGES THAT THE OIL & GAS ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL & GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS, NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”) OR OTHER HAZARDOUS MATERIALS. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE TARGET GROUP OR INCLUDED IN SUCH ASSETS OR PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS MATERIALS. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS MATERIALS MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING AIR, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS MATERIALS FROM THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE TARGET GROUP.

(e)           With respect to the Oil & Gas Assets currently operated by the Target Group (or by HG Energy on behalf of the Target Group), neither Seller nor the Target Group make any representation, warranty, or covenant herein that Buyer or its Affiliates will (either directly or indirectly through ownership of the Target Group) become or remain the operator of any or all of such Oil & Gas Assets, but Seller shall use commercially reasonable efforts to support Buyer’s efforts to assume operatorship thereof. Buyer acknowledges that operations and operatorship after Closing will be governed by the applicable operating agreements or other related agreements affecting such Oil & Gas Assets.

(f)           THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Section 14.11 ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW.

(g)          NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.11 SHALL PROHIBIT BUYER FROM MAKING A CLAIM AGAINST THE R&W INSURANCE POLICY FOR AN ALLEGED BREACH OF ANY REPRESENTATION AND WARRANTY SET FORTH IN THIS AGREEMENT OR A CLAIM AGAINST SELLER OR ITS AFFILIATES FOR FRAUD.

Section 14.12        Conflicts and Privilege. The Parties agree that, as to all communications among Kirkland & Ellis LLP (“Kirkland”), on the one hand, and Seller, the Target Group and their respective direct and indirect equityholders and Affiliates that relate to the negotiation of this Agreement or any Related Agreement or any of the transactions contemplated hereby or thereby, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer or the Target Group from and after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Target Group and a Third Party other than another Party or their equityholders or Affiliates after the Closing with respect to this Agreement, the Related Agreements or the transactions contemplated herein or therein, the Target Group may assert the attorney-client privilege to prevent disclosure to such Third Party of any confidential communications with Kirkland.

Section 14.13        Schedules. Any fact or item disclosed in any Schedule shall be deemed disclosed in each other Schedule to which such fact or item may apply so long as it is reasonably apparent that such disclosure is applicable to such other Schedule(s). The headings contained in each Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in a Schedule or this Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any fact or item disclosed in the Schedules shall by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. Any item of information, matter or document disclosed or referenced in, or attached to, the Schedules shall not constitute, or be interpreted to expand the scope of the Parties’ respective representations and warranties, covenants, conditions or agreements contained in this Agreement. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for informational purposes. No disclosure on a Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Schedules, Seller expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 14.14        Time Is of the Essence. Time is of the essence in this Agreement.

Section 14.15        Specific Performance. The Parties acknowledge and agree that irreparable damage would occur, for which no adequate remedy at Law would exist and for which monetary damages would be inadequate, in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that, unless and until (subject to the provisions of this Agreement which expressly survive termination hereof) Buyer or Seller has terminated this Agreement in accordance with Section 13.1, Buyer, on one hand, and Seller and the Companies, on the other hand, shall be entitled to seek any injunctive or equitable relief, including but not limited to, specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (but excluding the obligation to consummate this Agreement unless expressly provided for in Article XIII) in addition to any other remedy to which such Party is entitled at Law or in equity. Each of the Parties hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief (including, if applicable, any rights of specific performance provided for in Article XIII). The Parties acknowledge and agree that if Buyer or Seller exercises its right to terminate this Agreement pursuant to Section 13.3, then such Person shall not thereafter have the right to specific performance pursuant to this Section 14.15 or otherwise (other than to enforce the performance of such other Party’s obligations under this Agreement that expressly continue following termination of this Agreement, including the distribution of the Deposit pursuant to Section 13.3).

Section 14.16        Financing Provisions.

(a)           Notwithstanding anything in this Agreement to the contrary, the Seller and each Company, on behalf of itself, the Target Group and each of their respective Affiliates and their respective permitted successors and assigns hereby: (i) agrees that any Proceeding, whether in Law or in equity, whether in contract or in tort or otherwise, involving any Financing Source, arising out of or relating to, this Agreement or any of the Debt Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (ii) agrees that any such Proceeding shall be governed by the Laws of the State of New York (without giving effect to any conflict of laws principles that would result in the application of the Laws of another state), (provided, that (i) the interpretation of the definition of Material Adverse Effect and whether or not a Material Adverse Effect has occurred and (ii) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof, the Borrower (as defined in the Debt Commitment Letter) (or its applicable affiliates) has the right to terminate its obligation to consummate the Acquisition (as defined in the Debt Commitment Letter) (or otherwise does not have an obligation to close) under the this Agreement as a result of a failure of such representations in this Agreement to be accurate without liability to any of them, in each case, shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas)), (iii) agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, any such Financing, any such Debt Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iv) agrees that service of process upon the Seller and any member of the Target Group or their respective Affiliates and their respective permitted successors and assigns in any such Proceeding or proceeding shall be effective if notice is given in accordance with Section 14.1, (v) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (vi) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against any such Financing Sources in any way arising out of or relating to, this Agreement, any such Financing, any such Debt Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vii) agrees that no Financing Source will to the fullest extent permitted by applicable Law have any liability to the Seller, any Company or any other member of the Target Group or any of their respective Affiliates or representatives (in each case, other than Buyer and its subsidiaries) relating to or arising out of this Agreement, any such Financing, any such Debt Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in Law or in equity, whether in contract or in tort or otherwise, (viii) waives any and all rights or claims against the Financing Sources in connection with this Agreement, the Financing or any Debt Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or equity, contract, tort or otherwise, (ix) agrees no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature, and (x) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Financing Source in connection with this Agreement, the Financing or any Debt Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder. Notwithstanding the foregoing, (A) nothing in this Section 14.16(a) shall in any way limit or modify the rights and obligations of Buyer under this Agreement or any Financing Source’s obligations to Buyer or its affiliates or the rights of the Buyer and its Affiliates against any such Financing Source with regard to any financing contemplated hereby following the Closing Date and (B) the Buyer agrees and confirms that its obligations under this Agreement are in no way subject to or conditioned upon obtaining any Financing.

[Signature pages to follow]

Each of the Parties has executed this Agreement as of the date first written above.

SELLER:

HG ENERGY II LLC

By:	/s/ Jared C. Hall
Name: Jared C. Hall
Title: Chief Executive Officer

COMPANIES:

HG ENERGY II PRODUCTION HOLDINGS, LLC

By:	HG Energy II LLC, its sole member

By:	/s/Jared C. Hall
Name: Jared C. Hall
Title: Chief Executive Officer

HG ENERGY II MIDSTREAM HOLDINGS, LLC

By:	HG Energy II LLC, its sole member

By:	/s/ Jared C. Hall
Name: Jared C. Hall
Title: Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement

BUYER:

ANTERO RESOURCES CORPORATION

By:	/s/ Brendan Krueger
Name: Brendan Krueger
Title: Chief Financial Officer and Treasurer

ANTERO MIDSTREAM PARTNERS LP

By: Antero Midstream Partners GP LLC, its general partner

By:	/s/ Justin Agnew
Name: Justin Agnew
Title: Chief Financial Officer and Vice President – Finance

Signature Page to Membership Interest Purchase Agreement